As filed with the Securities and Exchange Commission on March 6, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VERIDIAN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7373	54-1387657
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

1200 South Hayes Street, Suite 1100

Arlington, Virginia 22202
(703) 575-3100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David H. Langstaff

President and Chief Executive Officer
Veridian Corporation
1200 South Hayes Street, Suite 1100
Arlington, Virginia 22202
(703) 575-3100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James V. Baird Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P. 600 Travis Street, Suite 4200 Houston, Texas 77002 Telephone: (713) 220-4200 Fax: (713) 220-4285	William J. Whelan, III Cravath, Swaine & Moore Worldwide Plaza, 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1000 Fax: (212) 474-3700

     Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed maximum
Title of each class of	aggregate offering	Amount of
Securities to be registered	price(1)	registration fee

Common Stock, $0.0001 par value	$175,000,000	$16,100

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 6, 2002

                                Shares

Veridian Corporation

Common Stock

         Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $          and $          per share. We will apply to list our common stock on The New York Stock Exchange under the symbol “VNX”.

      The underwriters have an option to purchase a maximum of            additional shares to cover over-allotments of shares.

      Investing in our common stock involves risks. See “Risk Factors” on page 7.

Underwriting
	Price to	Discounts and	Proceeds to
	Public	Commissions	Veridian

Per Share	$	$	$
Total	$	$	$

      Delivery of the shares of common stock will be made on or about                     , 2002.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

Wachovia Securities

CIBC World Markets

SG Cowen

The date of this prospectus is                     , 2002.

[INSIDE FRONT COVER ART]

DESCRIPTION OF INSIDE FRONT COVER: Description to come

DESCRIPTION OF INSIDE GATEFOLD: The inside gatefold consists of a collage of our systems, solutions and services. The top of the inside gatefold has text stating “Information-Based Systems, Integrated Solutions and Services For Mission-Critical National Security Programs.” Just below this text, in the top left of the gatefold is a box that depicts the Veridian logo, acting as a shield, between two blank computer screens. The computer screen to the left of the logo is emitting waves towards the shield, while the computer screen to the right is emitting light rays containing binary data. The background depicts a circuit chip. The title to the box, “Network Security and Enterprise Protection,” is positioned to the left of the box. In the top right of the gatefold is a box that depicts the inside of a control room. The caption of the box, “Network and Enterprise Management,” is positioned to the right of the box.

Just below the two aforementioned boxes, in the left center of the gatefold is a box that depicts a satellite pointed towards the sky in the left side of the box and a soldier sitting at a computer, typing on a keyboard in the right side of the box. The caption of the box, “Intelligence, Surveillance and Reconnaissance,” is positioned to the right of the box. In the right center of the gatefold is a box that depicts a headshot of a soldier wearing a gas mask who is talking on the phone. A test tube filled with chemicals is superimposed over the soldier’s hand on the right side of the box. The caption of the box, “Chemical, Biological and Nuclear Detection,” is positioned to the left of the box.

Just below the two aforementioned boxes, in the bottom right of the gatefold is a box in the shape of a computer screen with radar and a computer icon on the screen. Two fighter jets are superimposed over the left side of the computer screen. The caption of the box, “Systems Engineering Services,” is positioned to the right of the box. In the bottom left of the gatefold is a box that depicts a computer screen window projecting a graph and data. The caption of the box, “Knowledge Discovery and Decisions Support,” is positioned to the left of the box.

The background of the gatefold is white. The text, “Veridian specializes in mission-critical national security programs for the intelligence community, Department of Defense, law enforcement and other government agencies. Our offerings include the design, development, deployment, operation and protection of vital networks, databases and other information and intelligence systems,” appears in the bottom left hand corner of the gatefold. The green and tan Veridian logo is positioned in the bottom right hand corner of the gatefold.

PROSPECTUS SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED FINANCIAL DATA (Dollars in thousands, except per share data)
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
Amended and Restated Credit Agreement
Amended and Restated Credit Agreement
Reaffirmation of Documents
Pledge Agreement
Security Agreement
Guarantor Pledge Agreement
Form of Guarantor Security Agreement
Collateral Assignment of Representations,
Collateral Assignment of Indemnification
Form of Patent Security Agreement
Form of Trademark Security Agreement
Employment Agreement of David Langstaff
Employment Agreement of Jerald S. Howe,Jr.
Employment Agreement of Dr.Robert M. Farrell
Employment Agreement of James P. Allen
Employment Agreement of Ronald C. Jones
Calspan SRL Corp. 1995 Stock Incentive Plan
Veda International,Inc. Stock Option Plan
Veridian Corp. 1998 Stock Incentive Plan
Veridian Corporation 2000 Stock Incentive Plan
List of Subsidiaries of Veridian Corporation
Consent of KPMG LLP
Consent of PricewaterhouseCoopers LLP
Consent of Block,Plant,Eisner,Fiorito,Belah-Berger
Power of Attorney for Michael A. Bell
Power of Attorney for Dr. Joel S. Birnbaum
Power of Attorney for James J. Kozlowski
Power of Attorney for Lynn Amato Madonna
Power of Attorney for Dr. Sally K. Ride
Power of Attorney for Charles J. Simons

      You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

      Until                     , 2002 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read carefully this summary together with the more detailed information, including the information presented under the heading “Risk Factors” and our consolidated financial statements and the related notes, appearing elsewhere in this prospectus before making your investment decision.

      Unless the context otherwise requires, all references to “Veridian,” “we,” “our” and “us” refer to Veridian Corporation and its subsidiaries, and all references to work, such as “contracts,” “systems,” “solutions,” and “services,” with or for the U.S. government or its agencies include our work both as a prime contractor working directly with the U.S. government or its agencies and as a subcontractor working for such a prime contractor.

Who We Are

      Veridian is a leading provider of information-based systems, integrated solutions and services to the U.S. government. We specialize in mission-critical national security programs, primarily for the intelligence community, the Department of Defense, law enforcement and other U.S. government agencies. Our offerings include the design, development, deployment, operation and protection of vital networks, databases and other information and intelligence systems. We are at the forefront of U.S. government-funded research, development and application of advanced information and sophisticated sensor technologies for emerging defense and intelligence initiatives. During our 50 years of experience, we have developed long-standing customer relationships, proprietary technologies and intellectual property and have acquired extensive security clearances and domain expertise in understanding our governmental customers’ operations and missions. For the year ended December 31, 2001, we had revenues of $690 million and EBITDA, as adjusted, of $56.4 million. As of December 31, 2001, we had funded and unfunded backlog of $1.3 billion.

      In the late 1990s, we pursued a focused strategic acquisition strategy to broaden and strengthen our capabilities. The successful integration of our heritage companies has allowed us to compete effectively for progressively larger and more complex contracts. We now offer the following distinctive set of core capabilities:

•	Network Security and Enterprise Protection. Intrusion prevention, detection and response; threat and risk assessment; information operations; computer forensics and emergency response; multi-level secure communications; security policy and administration.

•	Intelligence, Surveillance and Reconnaissance (ISR). Remote sensing technology and systems; sensor processing and exploitation; data collection management; modeling and simulation.

•	Knowledge Discovery and Decision Support. Data mining and event correlation; data warehousing; multi-source data fusion.

•	Chemical, Biological and Nuclear Detection. Detection technology research; monitoring systems; incident response systems.

•	Network and Enterprise Management. Network design, implementation and operation; training and simulation systems; development and management of network and enterprise operations centers; information systems integration.

•	Systems Engineering Services. Spacecraft and aircraft research, development, testing and evaluation; systems life cycle support; modeling and simulation for systems acquisition support; intelligent transportation systems.

      Given the critical and classified nature of many of our services and our sophisticated technical capabilities, we are called upon to support our customers in the intelligence community and the Department of Defense as they respond to crisis situations around the world. Our solutions enable our customers to manage risk by identifying a wide variety of conventional and nonconventional threats, including nuclear, biological, chemical, cyber aggression and terrorism, quantifying exposure to these threats and implementing prudent physical and cyber countermeasures.

      We serve as the prime contractor on the majority of our over 1,300 contracts. Our customer engagements are often long-term and involve follow-on contracts, in part because of their complex and classified nature. Our customers include:

•	Department of Defense (approximately 45% of our 2001 revenues), including all of the U.S. military services, the Defense Advanced Research Projects Agency and the Ballistic Missile Defense Organization;

•	U.S. intelligence agencies (approximately 43% of our 2001 revenues), including the National Reconnaissance Office, the National Imaging and Mapping Agency, the National Security Agency and other intelligence agencies; and

•	civil, state and local government agencies and commercial customers (approximately 12% of our 2001 revenues), including the Department of Justice, the Federal Bureau of Investigation, the Drug Enforcement Administration and the Department of Transportation.

Our Market Opportunity

      We derive our revenues predominantly from contracts with U.S. government agencies focused on national security. As a result, funding for our programs is generally linked to trends in U.S. government spending in the areas of defense and intelligence. With an increased focus on national security, we believe the following trends and developments will drive the growth in our industry.

•	Increase in Overall Defense Spending. The U.S. defense appropriations for fiscal 2002, including supplemental spending for national and homeland defense, reflect a 10% increase over fiscal 2001. For the upcoming fiscal 2003, the Bush Administration has requested an increase in defense appropriations of 14% over fiscal 2002.

•	Emphasis on Protecting and Enhancing Information Systems and ISR Capabilities. The Department of Defense is placing a greater emphasis on information superiority and information infrastructure protection, defined as the ability to collect, process, assimilate and protect information while denying an adversary’s capabilities to do the same. The Bush administration’s recently published Quadrennial Defense Review, which outlines the priorities and direction of the Department of Defense, calls for increasing investment in the protection and enhancement of information systems, ISR and nonconventional threat detection.

•	Increase in Intelligence Spending. While the intelligence community budgets are classified, we believe that an emphasis on national security will lead to significant additional funding for the intelligence community to enhance information assurance and protection, network security and ISR capabilities.

•	Decisive Reaction to Recent Attacks. The terrorist attacks on September 11, 2001 have generated strong Congressional and public support for increased defense and intelligence spending to defeat nonconventional threats.

•	Increase in Overall U.S. Government Information Technology Spending. The U.S. government has consistently increased spending on information technology since 1980 and is the largest purchaser of these services and products. This trend is expected to continue over the next five years as U.S. government information technology spending is projected to increase from $42.7 billion in 2001 to $61.4 billion in 2006.

Our Business Strengths and Competitive Advantages

      We believe that we are well positioned to capitalize on these market opportunities and to address the mission-critical information requirements of our customers as a result of our:

•	Strong Set of Core Capabilities. Our distinctive capabilities position us to capitalize on the increasing demand for vital defense information services. We integrate our technical areas of expertise into comprehensive solutions that support our customers’ growing needs in mission-critical initiatives such as securing information networks, processing intelligence on adversaries, sharing knowledge among agencies, responding to disasters and defending against weapons of mass destruction;

•	Highly Skilled Employee Base with High-Level Security Clearances. We work with customers in highly classified environments and at front-line deployments due in large part to the advanced degrees and security clearances of our employee base. Approximately 20% of our 5,200 employees have advanced degrees, with 90% holding U.S. government security clearances, including over 50% with higher-level security clearances;

•	Proprietary Technology and Intellectual Property. We possess significant trade secrets and know-how relating to technologies, processes and methods. Our innovations in sensor, image processing and information security technologies have resulted in a number of patents in these technology areas;

•	Strong Customer Relationships and Heritage of Trust. We have more than 50 years of experience supporting priority national programs and protecting critical national security infrastructures. We have a reputation for integrity and responsibility and are committed to providing outstanding customer service; and

•	Disciplined Growth-Oriented Management Team. Our team has a successful track record in identifying key growth opportunities, developing integrated solutions that address market demand and in acquiring and integrating strategic assets and capabilities that build and sustain our competitive advantage.

Our Business Strategy

      We intend to increase our revenues, profitability and stockholder value by strengthening our position as a leading provider of information-based systems, integrated solutions and services for mission-critical national security programs. Our key strategies for achieving this objective are to:

•	Focus on Growth Segments. We intend to expand our position in rapidly growing U.S. government segments, such as critical infrastructure protection, ISR and other intelligence support, and to accelerate the application of our technology to service the growing need for homeland defense and counter-terrorism initiatives;

•	Pursue Larger Contracts. We intend to leverage our strong set of complementary capabilities to win larger and more complex contracts to deliver end-to-end information solutions;

•	Maintain Technical Leadership. We intend to retain and attract highly skilled employees and to focus our research and development efforts to maintain our proprietary leading-edge technical position in high-value areas such as network security, knowledge discovery and decision support and ISR; and

•	Pursue Strategic Acquisitions. We intend to pursue selected strategic acquisitions to enhance and to expand our core capabilities and to broaden our customer base.

      Veridian Corporation, a Delaware corporation, was incorporated in 1986 and serves as a holding company for its subsidiaries. The oldest business conducted by Veridian traces its heritage to 1948. Our principal executive offices are located at 1200 South Hayes Street, Suite 1100, Arlington, VA 22202, and our telephone number is (703) 575-3100.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We expect to use the net proceeds of this offering to redeem our currently outstanding Series A redeemable preferred stock and our outstanding 14.50% senior subordinated notes, to pay certain fees to Monitor Clipper Partners, Inc. pursuant to the Class A common stock purchase agreement and for general corporate purposes. Please read “Use of Proceeds” on page 21.

Risk Factors	Please read “Risk Factors” beginning on page 7 for a discussion of material risks that prospective purchasers of our common stock should consider.

Proposed New York Stock Exchange symbol	“VNX”

      The number of shares of common stock outstanding after the offering is based upon the number of shares outstanding as of December 31, 2001, and:

•	includes shares that will be issued upon the conversion of all outstanding Class A common stock upon the closing of this offering, assuming an initial public offering price of $ per share;

•	includes shares that are issuable pursuant to warrants having an exercise price of $0.0001 per share, assuming an initial public offering price of $ per share;

•	excludes 408,312 shares of common stock reserved for future issuance under our 2000 Stock Incentive Plan; and

•	excludes 2,117,863 shares of common stock issuable upon exercise of outstanding stock options. Of the total, options for 472,980 shares of Class B common stock were granted on February 12, 2002 at an exercise price equal to the initial public offering price, if the initial public offering is consummated prior to June 30, 2002. At an initial public offering price of $ per share (the high end of the price range shown on the cover of this prospectus), the weighted average exercise price per share for all options would be $ . At an initial public offering price of $ per share (the low end of that range), the weighted average exercise price per share for all options would be $ .

      In addition, except as otherwise noted, all information in this prospectus assumes:

•	no exercise of the underwriters’ over-allotment option; and

•	the reclassification of our Class B common stock as common stock upon the closing of this offering.

Summary Financial Data

(Dollars in thousands)

      The summary financial data presented below for each of the years in the three-year period ended December 31, 2001 are derived from our audited consolidated financial statements. You should read the information set forth below in conjunction with our consolidated financial statements, the notes to our consolidated financial statements, “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,

	2001	2000	1999

Consolidated Statements of Operations Data:
Revenues	$690,225	$632,270	$399,814
Costs and expenses:
Direct costs	446,719	415,927	275,777
Indirect costs, selling, general and administrative expenses	187,090	164,801	94,435
Depreciation expense	10,606	9,947	6,232
Amortization expense	11,760	12,579	6,217
Acquisition, integration and related expenses	2,067	4,637	6,271

Total costs and expenses	658,242	607,891	388,932

Income from operations	$31,983	$24,379	$10,882

Other Financial Data:
Capital expenditures	$13,892	$11,929	$6,515
EBITDA, as adjusted (1)	56,416	51,542	29,602
EBITDA, as adjusted, as a percentage of revenues	8.2%	8.2%	7.4%

(1)	EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted, represents income from operations after adding back depreciation, amortization and acquisition, integration and related expenses. Management believes that the expenses relating to prior acquisitions will not continue beyond 2001. EBITDA, as adjusted, is presented because EBITDA is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. However, EBITDA, as adjusted, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Our method of computation may or may not be comparable to other similarly titled measures used by other companies.

	As of December 31, 2001

	Actual	Pro Forma (1)

Consolidated Balance Sheet Data:
Working capital	$117,911
Property, plant and equipment, net	48,423
Goodwill	207,855
Total assets	485,375
Long-term debt, less current installments	244,646
Series A redeemable preferred stock	46,816
Class A common stock	108,183
Common stockholders’ equity (deficit)	(21,959)

(1)	Pro forma to include:

•	the conversion of our Class A common stock to Class B common stock in connection with this offering;

•	the reclassification of our Class B common stock as common stock;

•	the sale of shares of common stock by us in this offering at an initial public offering price of $ per share and the application of the net proceeds from the offering to redeem our Series A redeemable preferred stock and 14.50% senior subordinated notes;

•	the extraordinary loss for early extinguishment of subordinated debt, estimated at $8.2 million; and

•	shares of our common stock issuable pursuant to warrants.

RISK FACTORS

      Investing in our common stock involves risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Additional risks and uncertainties not currently known to us, or risks that we currently deem immaterial, may impair our business operations. Any of the risk factors described below could significantly and adversely affect our business, prospects, financial condition and results of operations. As a result, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Industry

We depend on contracts with the U.S. government for substantially all of our revenues and the loss or impairment of this relationship could adversely affect our business.

      Our revenues would decline substantially if the U.S. government, or a significant U.S. government department or agency, ceases to use, or uses less of, our services. For the year ended December 31, 2001, we derived approximately 92% of our revenues from contracts with U.S. government agencies. We expect that U.S. government contracts will continue to be the primary source of our revenues for the foreseeable future. Many of our U.S. government customers are under stringent budgetary constraints. The factors that could cause us to lose all or a substantial portion of these contracts and would materially harm our business, prospects, financial condition and results of operations include:

•	budget constraints affecting U.S. government spending generally, or specific departments or agencies (such as the intelligence agencies and the Department of Defense), and changes in fiscal policies or available funding;

•	changes in U.S. government programs or requirements;

•	curtailment of the U.S. government’s use of technology services providers;

•	the adoption of new laws or regulations pertaining to U.S. government procurement;

•	U.S. government appropriations delays or shutdowns;

•	suspension or prohibition from contracting with the U.S. government or any significant agency in the intelligence or defense community; and

•	impairment of our reputation or relationships with the U.S. government or any significant agency in the intelligence or defense community.

      These or other factors described separately below could cause U.S. government agencies to decrease the amount of business they do with us, to exercise their rights to terminate contracts or not to exercise options to renew contracts, any of which could have a material adverse effect on our business, prospects, financial condition and results of operations. In particular, the factors affecting our reputation or relationship with our customers could have a material adverse effect on our business, prospects, financial conditions and results of operations.

U.S. government spending priorities may change in a manner adverse to our business.

      Our business depends upon continued U.S. government expenditures on intelligence and defense programs. A significant decline in overall spending or the loss of or substantial decline in spending on a large program in which we participate could materially adversely affect our business. The U.S. intelligence and defense budgets generally, and spending in specific agencies with which we work, such as intelligence agencies and the Department of Defense, have declined from time to time for extended periods since the mid-1980s, resulting in program delays, program cancellations and a slowing of new program starts. Although spending on intelligence and defense-related programs by the U.S. government has recently increased, particularly since the terrorist attacks on September 11, 2001, future levels of expenditures and authorizations for those programs may decrease, remain constant or shift to programs in areas where we do not currently provide services. Moreover, even though our contract periods of performance for a program may exceed one year, Congress must usually approve funds for a given program each fiscal year and may significantly reduce funding of a program in a particular year. Significant reductions in these appropriations by Congress or the award level of new defense contracts may affect our ability to complete contracts, obtain new work and grow our business. A significant decline in intelligence or defense expenditures, or a shift of expenditures to programs in areas where we do not currently provide services, could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our contracts with the U.S. government may be terminated or adversely modified prior to completion, which could adversely affect our business.

      U.S. government contracts generally contain provisions and are subject to laws and regulations that give the U.S. government rights and remedies not typically found in commercial contracts, including providing the U.S. government with the ability to unilaterally:

•	terminate our existing contracts;

•	reduce the value of our existing contracts;

•	modify some of the terms and conditions in our existing contracts;

•	suspend or permanently prohibit us from doing business with the U.S. government or with any specific government agency;

•	control and potentially prohibit the export of our products;

•	cancel existing multi-year contracts and related orders if the necessary funds for contract performance for any subsequent year are not appropriated by Congress;

•	decline to exercise an option to extend an existing multi-year contract; and

•	claim rights in technologies and systems invented, developed or produced by us.

      The U.S. government may terminate a contract with us either for its own convenience (for instance, due to a change in the customer agency’s perceived needs or its desire to consolidate work under another contractual vehicle) or if we default by failing to perform the contract. If the U.S. government terminates a contract with us for convenience, we generally may recover only our incurred or committed costs, settlement expenses and profit on the work completed, prior to termination. If the U.S. government terminates a contract with us for default, we are denied any recovery, and instead may be liable for excess costs incurred by the U.S. government in procuring undelivered items from an alternative source. We may in the future receive show-cause or cure notices under contracts that, if not addressed to the U.S. government’s satisfaction, could give the government the right to terminate those contracts for default or to cease procuring our services under those contracts in the future.

      In addition, our U.S. government contracts typically have terms of one or more base years and one or more option years. Many of the option periods cover more than half of the contract’s potential term. U.S. government agencies generally have the right not to exercise these option periods. A decision not to exercise option periods or to terminate our existing contracts would reduce the profitability of these contracts to us and could have a material adverse effect on our business, prospects, financial condition and results of operations.

Failure to retain existing contracts or win new contracts under the U.S. government’s competitive bidding process may adversely affect our revenues.

      We obtain most of our U.S. government contracts through a competitive bidding process, and substantially all of the business that we expect to seek in the foreseeable future likely will be subject to a competitive bidding process. Competitive bidding presents a number of risks, including:

•	the frequent need to compete against companies or teams of companies with more financial and marketing resources and more experience than we have in bidding on and performing major contracts;

•	the need to compete against companies or teams of companies that may be long-term, entrenched incumbents for a particular contract we are competing for and which have, as a result, greater domain expertise and better customer relations;

•	the need to compete on occasion to retain existing contracts that have in the past been awarded to us on a sole-source basis;

•	the frequent need to bid on programs in advance of the completion of their design, which may result in unforeseen technological difficulties, cost overruns or both;

•	the substantial cost and managerial time and effort, including design, development and marketing activities, necessary to prepare bids and proposals for contracts that may not be awarded to us;

•	the need to accurately estimate the resources and cost structure that will be required to service any fixed-price contract that we are awarded; and

•	the expense and delay that may arise if our competitors protest or challenge new contract awards made to us pursuant to competitive bidding or subsequent contract modifications, and the risk that any of these protests or challenges could result in the resubmission of bids on modified specifications, or in termination, reduction or modification of the awarded contract.

      We may not be afforded the opportunity in the future to bid on contracts that are held by other companies and are scheduled to expire if the U.S. government determines to extend the existing contract. If we are unable to win particular contracts that are awarded through the competitive bidding process, we may not be able to operate in the market for services that are provided under those contracts for a number of years. If we are unable to consistently retain existing contracts or win new contract awards over any extended period, our business, prospects, financial condition and results of operations will be adversely affected.

U.S. government customers spend their procurement budgets through multiple award contracts and our failure to compete for post-award orders under these contracts could adversely affect our business.

      Budgetary pressures and reforms in the procurement process have caused many of our U.S. government customers to increasingly purchase goods and services through indefinite delivery, indefinite quantity, or IDIQ, contracts, General Services Administration, or GSA, schedule contracts and other similar multiple-award and/or government-wide acquisition contract vehicles. These contract vehicles guarantee only very small amounts of work and have resulted in increased competition and pricing pressure requiring that we make sustained post-award efforts to realize revenues under the relevant contract. We may not continue to successfully sell our services or otherwise increase our revenues under these contract vehicles. Our failure to compete effectively in this procurement environment could have a material adverse effect on our business, prospects, financial condition and results of operations.

U.S. government audits of our U.S. government contracts may result in a material change in our earnings and may result in civil or criminal liability that could harm our reputation.

      As a U.S. government contractor, we are subject to audits and investigations of our U.S. government contracts by the Defense Contract Audit Agency, or DCAA, and other U.S. government agencies. Under applicable laws, investigations can be initiated by whistleblowers and supported by the U.S. government. Audit and investigative agencies review our performance on our contracts, pricing and billing practices, cost structure and compliance with applicable laws, regulations and standards. Like most large U.S. government contractors, our contracts are audited and reviewed on a continual basis. Although audits have been completed on our contracts through 1998, audits for certain contracts performed after 1998 remain ongoing and, for much of our work in recent years, audits have not yet commenced. In addition, non-audit reviews by the U.S. government may still be conducted on all of our U.S. government contracts.

      Based on the results of its audits, including audits of any of the companies we have acquired, the U.S. government may adjust our contract costs and fees, including allocated indirect costs. Costs that are disallowed will not be reimbursed, and such costs that have already been reimbursed must be refunded. Some of our acquired companies did not always implement internal controls as rigorous as our own, which may increase the likelihood that an audit of their performance of U.S. government contracts could cause a charge to our earnings or reduction in our cash position. Adjustments resulting from U.S. government audits and reviews could have a material adverse effect on our business, prospects, financial condition and results of operations.

      In addition, if an audit or investigation finds that some of our costs have been improperly charged to our U.S. government contracts, including most financing costs, mergers and acquisition costs, amortization of goodwill and other intangible assets, portions of our research and development and intellectual property costs and some marketing expenses, these costs will not be reimbursed and revenues we have already received may need to be refunded. On occasion in the past, we have been subject to U.S. government investigations. If a U.S. government audit or investigation results in allegations of improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of our existing contracts, forfeitures of previous payments, suspension of ongoing payments, fines and suspension or prohibition from doing business with the U.S. government. Our reputation could suffer serious harm if allegations of impropriety were made against us. Any U.S. government allegation or determination of impropriety or illegality could have a material adverse effect on our business, prospects, financial condition and results of operations.

We may be liable for civil or criminal penalties under a variety of complex procurement laws and regulations, and changes in governmental regulations could adversely affect our business and financial position.

      We must comply with and are affected by laws and regulations relating to the formation, administration and performance of U.S. government contracts. Among the most significant regulations are:

•	the Federal Acquisition Regulations and all department and agency supplements, which comprehensively regulate the formation, administration and performance of U.S. government contracts;

•	the Truth in Negotiations Act, and implementing regulations, which require certification and disclosure of all cost and pricing data in connection with contract negotiations;

•	most favored customer and related price reduction regulations governing GSA schedule contracts, which require contractors to provide their best pricing to U.S. government customers or to provide retroactive price reductions;

•	the Cost Principles and Cost Accounting Standards, which impose accounting rules that define allowable and unallowable costs and otherwise govern our right to reimbursement under certain cost-based U.S. government contracts; and

•	laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of certain products and technical data.

      These laws and regulations affect how we do business with our customers, and in some instances, impose added costs on our business. The U.S. government may reform its procurement practices or adopt new contracting rules and regulations, including cost accounting standards and practices regarding competitive bidding, that could be costly to satisfy or that could impair our ability to obtain new contracts. Any changes in applicable rules and regulations could adversely affect our business, prospects, financial condition and results of operations affected by the changed rules and regulations.

Our failure to obtain and maintain the necessary security clearances could result in the loss of U.S. government contracts and reduce our revenues.

      Many of our U.S. government contracts require our employees to maintain various levels of security clearances, and we are required to maintain certain facility security clearances complying with the Department of Defense and other agency requirements. Obtaining and maintaining security clearances for employees involves a lengthy process, and it is difficult to identify, recruit and retain employees who already hold security clearances. If our employees are unable to obtain or retain security clearances or if our employees who hold security clearances terminate employment with us, the customer whose work requires cleared employees could terminate our contract or decide not to renew it upon its expiration. In addition, we expect that many of the contracts on which we will bid will require us to demonstrate our ability to obtain facility security clearances and perform work with employees who hold specified types of security clearances. To the extent we are unable to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we may not be able to bid on or win new contracts, or effectively re-bid on expiring contracts, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

Security breaches in classified U.S. government systems could result in the loss of customers and damage our reputation.

      We must continue to maintain the trust of our customers in managing and protecting information involved in intelligence, defense, national security and other classified U.S. government functions. A security breach in any of our programs could cause serious harm to our business, damage our reputation and prevent us from being eligible for future work on critical classified programs for U.S. government customers. Losses that we could incur from any security breach could exceed the policy limits of our general liability insurance which would have an adverse effect on our business, prospects, financial condition and results of operations.

Risks Relating to Our Business

Service and technology failures in the systems we provide to our customers could expose us to liability and have an adverse effect on our revenues.

      Our services are often critical to our customers’ systems, operations and security, including those of the U.S. government. We have experienced in the past, and may in the future experience, some systems and service failures, schedule or delivery delays and other problems in connection with our work. For instance, on occasion, we have experienced difficulties and delays in software development for some of our contracts. If our information solutions, services, products or other applications have significant defects or errors, are subject to delivery delays or fail to meet our customers’ expectations, we may:

•	lose revenues due to adverse customer reaction;

•	be required to provide additional costly remediation services to a customer at no charge, or have contracts terminated for default;

•	receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain customers; and

•	suffer claims for substantial damages against us, regardless of our responsibility for the failure.

      While many of our contracts with the U.S. government limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our customers, these contractual provisions may not protect us from liability for damages if we are sued. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could seriously harm our business, prospects, financial condition and results of operations. Even if not successful, large claims against us could result in significant legal and other costs and may be a distraction to our senior management.

Our success depends on key members of our senior management, the loss of whom could disrupt our customer relationships and our business operations.

      We believe our continued success depends in large part on the sustained contributions of our chief executive officer, president, vice chairman and director, David H. Langstaff, and our senior management team. We rely on our executive officers and senior management to identify and pursue new business opportunities and identify key growth opportunities. In addition, the relationships and reputation that members of our management team have established and maintained with agencies in the intelligence and defense communities contribute to our ability to maintain positive customer relations and to identify new business opportunities. The loss of services of Mr. Langstaff or one or more senior management members could significantly impair our ability to identify and secure new contracts and otherwise disrupt our operations. We do not maintain key person life insurance on any of our senior management members. We have entered into employment agreements with some of our executive officers that contain non-compete and confidentiality covenants. Despite these agreements, we may not be able to retain these officers and may not be able to enforce the non-compete and confidentiality covenants in their employment agreements.

We depend on technical personnel and may be unable to retain those personnel or recruit additional qualified technical personnel to support our growth strategy.

      Our business is labor intensive and we believe that our continued success and our ability to grow our business depends in large part on our ability to recruit and retain the technical personnel necessary to serve our customers effectively. Competition for skilled personnel is intense and is likely to remain so for the foreseeable future. Technology service companies often experience high attrition among their skilled employees. Excessive attrition among our technical personnel could interfere with our ability to perform our contractual obligations, reduce our ability to efficiently satisfy our customers’ needs and constrain our future growth. In addition, we must often comply with provisions in U.S. government contracts that require employment of persons with specified levels of education, work experience and security clearances. We will be required to increase our number of employees in order to implement our growth strategy and our failure to recruit and retain qualified personnel could adversely affect our business. The loss of a significant number of our existing key technical personnel or the inability to attract and retain key technical personnel in the future could have a material adverse effect on our business, prospects, financial condition and results of operations.

Amounts authorized under our existing U.S. government contracts and included in our backlog may not result in actual revenues or translate into profits.

      The contract values specified under our U.S. government contracts are not necessarily indicative of the revenues that we will actually realize under those contracts. Our backlog may not result in actual revenues in any particular period or at all. In addition, any contracts included in our backlog that generate revenues may not be profitable. Our backlog consists of “funded” backlog, which is based upon amounts actually appropriated by a customer for payment of goods and services, and “unfunded” backlog, which is based upon management’s estimate of the future potential of our existing contracts to generate revenues for us. These estimates are based on our experience under existing contracts and similar contracts, and we believe the estimates to be reasonable. However, our backlog may not ultimately be recognized as revenues. If any amount of our backlog is not recognized as revenues or Congress fails to fully fund any of our existing contracts, our business, prospects, financial condition and results of operations would be adversely effected.

Our quarterly results of operations may vary widely.

      Our quarterly revenues and results of operations may fluctuate significantly in the future. A number of factors cause our revenues, cash flow and results of operations to vary from quarter to quarter, including:

•	fluctuations in revenues earned on fixed-price and cost-plus contracts;

•	commencement, completion or termination of contracts during any particular quarter;

•	variable purchasing patterns under U.S. government GSA schedule contracts, blanket purchase agreements and IDIQ contracts;

•	changes in presidential administrations and senior U.S. government officials that affect U.S. government procurement;

•	changes in policy, budgetary or fiscal appropriations measures that adversely affect U.S. government contracts in general; and

•	acquisitions of other technology service providers.

      Changes in the volume of services provided under existing contracts and the number of contracts commenced, completed or terminated during any quarter may cause significant variations in our cash flow from operations because a relatively large amount of our expenses are fixed. We may incur significant or unanticipated expenses when contracts expire or are terminated or are not renewed. In addition, payments due to us from U.S. government agencies may be delayed due to billing cycles or as a result of the failure to obtain Congressional and administrative approval of governmental budgets in a timely manner.

We may lose money on our contracts if we miscalculate the resources necessary to complete them.

      Our products and services are sold through fixed-price, time-and-materials and cost-plus contracts. For the year ended December 31, 2001, we derived 12% of our revenues from fixed-price contracts, 33% from time-and-materials contracts and 55% from cost-plus contracts.

      In a fixed-price contract, we must fully absorb cost overruns. Unlike time-and-materials and cost-plus contracts, for which we are reimbursed based on our actual expenditures of resources, fixed-price contracts require us to price our contracts by predicting our expenditures in advance. If we miscalculate the resources necessary to complete fixed-price contracts, our results of operations could be seriously harmed because we will not be compensated for the additional costs. The risk that we may miscalculate the resources we need is greater because we work with complex technologies in compressed time periods.

      In a time-and-materials contract, we provide services at fixed hourly labor rates. If we miscalculate the costs of salaries, employee benefits and other indirect expenses, we must absorb the excess costs. If we significantly miscalculate these costs, our results of operations could be seriously harmed.

      In a cost-plus contract, we are allowed to recover our approved costs plus a fee. The total price on a cost-plus contract is based primarily on allowable costs incurred, but generally is subject to a maximum contract funding limit. U.S. government regulations require us to notify our customers of any cost overruns or underruns on a cost-plus contract. If we incur unallowable costs or costs in excess of the funding limitation specified in the contract, we may not be able to recover these cost overruns and our results of operations could be seriously harmed.

Unforeseen events may adversely affect our estimates of contract costs, revenues and profits.

      Our fixed-price and cost-plus contracts are accounted for using the percentage-of-completion method whereby revenues are recognized as work progresses towards completion. Unforeseen events may alter the estimates of final costs, revenues and profit associated with a particular contract. Revenue recognition and profitability may be adversely effected to the extent cost estimates or incentive or award fee estimates are revised, costs are overrun, delivery or completion schedules are delayed or progress under a contract is otherwise impeded. Anticipated losses on contracts are charged to earnings as soon as these losses can be estimated. Changes in estimated profits on contracts are recorded during the period in which the change in estimate occurs. These unforeseen losses or changes could adversely affect our business, prospects, financial condition and results of operations.

Accounting system upgrades and conversions may delay billing and collections of our accounts receivable.

      We are currently making, and may be required to make in the future, changes to our accounting system to upgrade to new technologies and as a result of our efforts to integrate acquired businesses. These accounting system conversions may cause delays in billing and collection of accounts receivable under our over 1,300 contracts, thus increasing our level of debt and associated interest expense, which could have a material adverse effect on our financial condition or results of operations.

We may be unable to successfully identify, execute or effectively integrate future acquisitions, which may harm our results of operations.

      One of our key operating strategies is to selectively pursue acquisitions. While we do not currently have any commitments, agreements or understandings to acquire any specific businesses or other material operations, we have made a number of acquisitions in the past and will continually evaluate other acquisitions for the future. Although we regularly engage in discussions with and submit proposals to acquisition candidates, suitable acquisitions may not be available in the future on terms reasonable to us. If we do identify an appropriate acquisition candidate, we may be unable to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations may require a disproportionate amount of management’s attention and our resources. Even if we complete additional acquisitions, continued acquisition financing may not be available or available on reasonable terms, any new businesses may not generate revenues comparable to our existing businesses, the anticipated cost efficiencies or synergies may not be realized and these businesses may not be integrated successfully or operated profitably. In addition, we may be required to enter into novation agreements with the U.S. government in order to succeed to the acquired business’ U.S. government contracts. Novation can be a lengthy process that often occurs after the consummation of an acquisition. Accordingly, our failure to obtain any required novation could have a material adverse effect on the value to us of an acquired business.

      We conduct due diligence in connection with each of our acquisitions. In connection with any acquisition made by us, there may be liabilities that we fail to discover or that we inadequately assess in our due diligence efforts. In particular, to the extent that prior owners of any acquired businesses or properties failed to comply with or otherwise violated applicable laws or regulations, including health, safety and environmental laws, or failed to fulfill their contractual obligations to the U.S. government or other customers, we, as the successor owner, may be financially responsible for these violations and failures, may suffer reputational harm or otherwise be adversely affected. The discovery of any material liabilities associated with our acquisitions could harm our results of operations.

      In addition, acquisitions of businesses may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. Our credit facility contains covenants restricting, among other things, acquisitions and capital expenditures and limits the incurrence of additional indebtedness. These covenants may further limit our ability to complete additional acquisitions.

Our level of indebtedness may adversely affect our financial and operating activity.

      As of December 31, 2001, we had approximately $254 million of gross indebtedness outstanding under our credit facility and other long-term debt obligations. Assuming we had completed this offering as of December 31, 2001 and applied the net proceeds to the repayment of outstanding indebtedness, we would

have had $           million of indebtedness outstanding. In the future we may incur additional indebtedness, subject to the limitations that we expect to be imposed on us by our current or new credit facility.

      Our level of indebtedness has important consequences to you and your investment in our common stock. For example, our level of indebtedness may:

•	require us to use a substantial portion of our operational cash flow to pay interest and principal on our debt, which would reduce the availability of that cash flow for other purposes such as capital expenditures, research and development and other investments;

•	limit our ability to obtain additional financing for acquisitions, investments, working capital and other expenditures, which may limit our ability to carry out our business strategy;

•	result in higher interest expenses if interest rates increase on our floating rate borrowings;

•	heighten our vulnerability to downturns in our business or in the general economy and restrict us from making acquisitions, introducing new technology and products or exploiting business opportunities; or

•	subject us to covenants that limit our ability to borrow additional funds, dispose of assets or pay cash dividends or that require us to maintain or meet specified financial ratios or tests, with any failure by us to comply with those covenants potentially resulting in an event of default on that debt and a foreclosure on the assets securing that debt including all of the equity interests of our subsidiaries that are held directly or indirectly by us, which would have a material adverse effect on our business, prospects, financial position and results of operations.

Our failure to remain competitive with our numerous competitors, many of which have substantially greater resources, could harm our ability to retain existing customers and obtain future business.

      We operate in highly competitive markets and generally encounter intense competition to win U.S. government contracts. Although we have developed a strong position in U.S. government information systems markets, numerous competitors are attracted by the size and growth potential within this industry. We compete directly with a number of companies for contracts with intelligence and defense agencies. In addition, although the downsizing of the intelligence and defense industry in the early 1990’s has resulted in a reduction in the number of competitors, the consolidation has also strengthened the capabilities of some of the remaining competitors and continued consolidation in the industry may further strengthen our competitors.

      Overall, we compete with numerous companies, ranging from small specialized firms to large diversified firms, many of which have substantially greater financial, technical, marketing, manufacturing and distribution resources than we do and could potentially provide a more complete range of solutions to U.S. government customers. Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, price and the availability of key professional personnel. In some cases of contract re-competitions where we have not been the incumbent contractor, we compete against one or more incumbent contractors, who may have superior domain expertise and the advantage of knowing the customer’s requirements through their own past performance experience. More broadly, our ability to successfully compete for almost all contracts depends on:

•	the effectiveness of the research and development that we conduct;

•	our ability to offer better program performance than our competitors at a lower cost;

•	our ability to retain and attract highly skilled and experienced technical and program management personnel; and

•	the readiness of our facilities, equipment and personnel to undertake the programs for which we compete.

      If we are unable to successfully compete against our competitors, our business, prospects, financial condition and results of operations may be adversely affected. Moreover, the U.S. government may open to competition programs for which we are currently the sole suppliers. In addition, our competitors also have established or may establish relationships among themselves or with third parties to increase their ability to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge. The proliferation of new competitors for contracts with the U.S. government could adversely affect our ability to retain our existing customers and obtain new customers.

Our inability to maintain strong relationships with other contractors could result in a decline in our revenues.

      A part of our growth strategy involves competing for bids in particular programs with other contractors who we subcontract to or joint venture with in other programs and the loss or impairment of our relationship with those contractors could adversely affect our business. For the year ended December 31, 2001, we derived 26% of our revenues from other contractors in which we acted as a subcontractor to them. We expect to continue to depend on relationships with other contractors for a portion of our revenues in the foreseeable future. Our business, prospects, financial condition and results of operations could be adversely affected if other contractors eliminate or reduce their subcontracts or joint venture relationships with us, either because they choose to establish relationships with our competitors or because they offer services that compete with our business, or if the U.S. government terminates or reduces these other contractors’ programs or does not award them new contracts.

Failure to perform by one of our subcontractors could materially and adversely affect our prime contract performance and our ability to obtain future business.

      Our performance of U.S. government contracts frequently involves the issuance of subcontracts to other companies, upon which we rely to perform all or a portion of the work we are obligated to deliver to our customers. A failure by one or more of our subcontractors to satisfactorily deliver on a timely basis the agreed-upon supplies or perform the agreed-upon services may materially and adversely affect our ability to perform our obligations as a prime contractor. Any subcontractor performance deficiencies could result in the U.S. government terminating our contract for default, which, in turn, could expose us to liability for excess costs of reprocurement by the U.S. government and have a material adverse effect on our ability to compete for future contracts and task orders.

Failure to obtain future U.S. government research funds and to keep pace with technological advances may adversely affect our business.

      Our businesses and contracts require us to keep pace with rapid advancements in technology. To succeed in the future we will need to design, develop, test, market and support new products and enhancements on a timely and cost-effective basis. Historically, our technology has been developed through research and development incurred in connection with U.S. government contracts, a substantial portion of which was effectively funded by our customers, as well as through acquisitions and from internally funded research and development. We may not be able to maintain the same level of funding for research and development incurred in connection with U.S. government contracts in the future. In addition, when we work on these contracts, we seek to protect our proprietary technologies by taking steps to maintain ownership of intellectual property and data rights for our “core” technologies, source codes and other developments to the extent permitted by applicable rules and regulations. The U.S. government may constrain the use of intellectual property and data developed through our U.S. government contracts. Failure to sustain the level of research and development necessary to stay current on recent technological developments or constraint of the use of intellectual property and data rights under U.S. government contracts could adversely affect our business, prospects, financial condition and results of operations.

Third parties may claim we are infringing on their intellectual property, and we could face significant infringement claims or licensing expenses which could harm our reputation and business.

      We have received, and may in the future receive, communications from third parties claiming that one or more of our products infringe upon the intellectual property rights of that third party. If an employee or a third party were to make a valid claim, we would likely need to obtain a license from the third party on commercial terms, which would likely increase our costs. If licenses are not available at a reasonable price, we could be precluded from using technology necessary for our operations or to remain competitive. Litigation, which could result in substantial cost to us and a diversion of our resources, could be necessary to enforce patents or other of our intellectual property rights or to defend us against claimed infringement of the intellectual property rights of others.

      Infringement cases could be brought against us from time to time. It is not possible to predict the outcomes of any of these lawsuits. The failure to obtain necessary licenses or an adverse outcome in any pending or future litigation relating to patent infringement or other intellectual property matters could have a material adverse effect on our business, prospects, financial condition and results of operations.

Our failure to adequately protect our confidential information and proprietary rights may harm our competitive position.

      Our intellectual property is very important in the operation of our business. Although we intend to protect our intellectual property rights vigorously, we may not be successful in doing so. Our employees develop some of the software and other forms of intellectual property that we use to provide information-based solutions to our customers and they may assert intellectual property rights against us. In many instances where the U.S. government has provided funding of our development of intellectual property, the U.S. government retains a royalty-free right to use the property in any manner it deems appropriate, including providing it to our competitors in connection with their performance of other U.S. government contracts.

      In addition to patents and licenses, we also rely upon a combination of trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality and non-solicitation agreements with our customers, potential customers, employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not be adequate to compensate us for the damages incurred. We generally control and limit access to, and the distribution of, our technical documentation and other proprietary information. However, those efforts may be ineffective, or other parties may independently develop our know-how or otherwise obtain access to our technology. If third parties infringe, misappropriate or independently develop our trade secrets, proprietary know-how or technological innovation, our competitive position could be materially harmed.

Environmental, health and safety laws and regulations may subject us to significant liabilities.

      Some of our operations are subject to U.S. federal, state and local environmental, health and safety laws and regulations, as well as requirements contained in our contracts with the U.S. government, relating to worker health and safety and the discharge, handling, disposal and remediation of hazardous materials. One of our facilities is involved in the testing of chemical agents and military ordnances for the U.S. government. These activities involve potential hazards, such as explosions and releases of toxic chemicals, that could expose us to liabilities for injuries to third parties or damages to the environment. These costs could be material to our business. We currently do not maintain insurance for environmental liabilities.

The terrorist attacks of September 11, 2001 and any future terrorist attacks in the United States could have an adverse effect on our business.

      On September 11, 2001, terrorist attacks were carried out in New York City, Washington, D.C. and Pennsylvania. The impact which these terrorist attacks, or future events arising as a result of these terrorist attacks, including without limitation, military actions in the United States or abroad, future terrorist activities or threats of such activities, biological, chemical or nuclear weapons attacks, political unrest and instability throughout the world, and riots and protests, have on our intelligence and defense customers, the U.S. economy, the global economy and the global financial markets, and our facilities, business operations and employees cannot presently be determined with any predictability. The current uncertain social, political and economic environment could adversely affect our business in numerous ways and we may be unable to foresee events that could have an adverse effect on our business or your investment.

The carrying value of our assets could be subject to impairment write-downs.

      In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets which establishes a new standard of accounting for goodwill acquired in business combinations, effective January 1, 2002. SFAS 142 continues to require recognition of goodwill as an asset, but does not permit amortization of this goodwill as is currently required. SFAS 142 could make our acquisition-related charges less predictable in any given reporting period. Pursuant to the new statement, goodwill will be separately tested at least once per year for impairment using a fair-value based approach when an event occurs indicating the potential for impairment. If the carrying value of our goodwill, which amounts to approximately $208 million at December 31, 2001, exceeds the fair value, we would be required to report goodwill impairment charges as an operating expense in the income statement. The change from an amortization approach to an impairment approach applies to previously recorded goodwill, as well as goodwill arising from acquisitions completed after the application of the new standard.

      Effective January 1, 2002, our goodwill amortization charges will cease. However, it is possible that in the future we may incur larger impairment charges related to the goodwill already recorded or arising out of future acquisitions. This policy may subject our future earnings to significant volatility, particularly on a period-to-period basis. Accordingly, the impairment of our goodwill or other intangible assets could adversely affect our results of operations.

We may need to raise additional capital on terms unfavorable to our stockholders.

      Based on our current level of operations, we believe that our cash flow from operations, together with amounts we are able to borrow under our credit facility, will be adequate to meet our anticipated operating, capital expenditure and debt service requirements for the foreseeable future. We do not have complete control over our future performance because it is subject to economic, political, financial, competitive, regulatory and other factors affecting the U.S. government contracting industry. It is possible that our business may not generate sufficient cash flow from operations, and we may not otherwise have the capital resources, to allow us to make necessary capital expenditures. If this occurs, we may have to sell assets, restructure our debt or obtain additional equity capital, which could be on terms dilutive to our stockholders. We may not be able to take any of the foregoing actions and we may not be able to do so on terms favorable to us or you.

Risks Related to This Offering

If a market does not develop for our stock, you may not be able to sell your shares of common stock at an attractive price or at all.

      Prior to this offering, you could not buy or sell our common stock publicly. We intend to file an application for the listing of our common stock on The New York Stock Exchange. The trading price of our common stock is likely to be volatile. The stock market has experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies. An active public market for our common stock may not develop or continue after the offering. If a market does not develop or continue, you may not be able to sell your common stock at or above our initial public offering price or at all. The initial public offering price of our common stock will be determined through negotiations between the representatives of the underwriters and us and may not be indicative of the price that will prevail in the open market. Trading prices for the common stock will be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors’ perceptions of us and general economic, industry and market conditions. Future sales of shares by existing stockholders could affect our stock price.

Shares held by our existing stockholders are restricted from immediate resale, but may be sold into the market in the near future. This selling of stock could cause the market price of our common stock to drop significantly.

      If our existing stockholders sell substantial amounts of our common stock in the public market following the offering or if there is a perception that they may do so, the market price of our common stock could decline. Based on shares outstanding as of February 28, 2002, upon completion of the offering we will have                     outstanding shares of common stock. Of these shares,                      shares of common stock will be freely tradable. In conjunction with this offering, our officers, directors and holders of substantially all of our equity securities will enter into the lock-up agreements described in “Underwriting.” After these lock-up agreements expire, an additional                      shares will be eligible for sale in the public market, subject to volume limits and manner of sale requirements. In addition, subject to the expiration of lock-up agreements, the shares subject to outstanding options and the 408,312 shares reserved for future issuance under our 2000 Stock Incentive Plan will become available for sale immediately upon the exercise of those options.

      After this offering, the holders of approximately            shares of our common stock (including shares issuable upon the exercise of outstanding warrants and options) will have rights, subject to some conditions and the expiration of lock-up agreements, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline.

You will incur immediate and substantial dilution.

      The initial public offering price is expected to be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in the offering will incur immediate and substantial dilution in the amount of $          per share, based on an assumed initial public offering price of $          per share. In addition, we have issued options to acquire common stock at prices below the initial public offering price. To the extent these outstanding options are exercised, there will be further dilution to investors in this offering.

Anti-takeover provisions in our certificate of incorporation, our bylaws and Delaware law could prohibit a change of control that our stockholders may favor and which could negatively affect our stock price.

      Provisions in our certificate of incorporation and our bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Our second amended and restated certificate of incorporation and bylaws:

•	authorize the issuance of blank check preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	classify the board of directors into staggered, three-year terms, which may lengthen the time required to gain control of our board of directors;

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

•	require super-majority voting to effect amendments to provisions of our bylaws concerning the number of directors;

•	limit who may call special meetings;

•	prohibit stockholder action by written consent, requiring all actions to be taken at a meeting of the stockholders;

•	establish advance notice requirements for nominating candidates for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholders’ meetings; and

•	require that vacancies on the board of directors, including newly-created directorships, be filled only by a majority vote of directors then in office.

      In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. In particular, these include, among other things, statements relating to:

•	backlog;

•	our expectations regarding the U.S. government’s increased spending and shifting priorities of such spending;

•	our financial condition and liquidity; and

•	future cash flows and earnings.

      These forward-looking statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those anticipated as of the date of this prospectus. The risks and uncertainties include the risks described in “Risk Factors.”

      The forward-looking statements included in this prospectus are only made as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

USE OF PROCEEDS

      We estimate that the proceeds we will receive from the sale of common stock in this offering after deducting underwriting discounts and commissions and estimated offering expenses will be approximately $           million. If the underwriters’ over-allotment option is exercised in full, we estimate our net proceeds will be approximately $          .

      We intend to use the net proceeds from this offering as follows:

•	$ million to redeem our senior redeemable exchangeable preferred stock, Series A, which we refer to as our Series A redeemable preferred stock, including an additional amount for an early redemption penalty of 12% of the original face amount plus accrued dividends. Our Series A redeemable preferred stock has a dividend rate of 15.25% and must be redeemed by us, if still outstanding, on October 15, 2010;

•	$ million to redeem our outstanding 14.50% senior subordinated notes due July 31, 2008, including an additional amount for an early extinguishment penalty of 6% of the face amount and accrued interest from December 31, 2001 to the date of repayment;

•	$1.6 million to Monitor Clipper Partners, Inc., as required by the terms of the original stock purchase agreement for the purchase of Class A common stock; and

•	$ million for general corporate purposes.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Our existing credit facility restricts our ability to issue cash dividends under certain circumstances. Any future dividends declared would be at the discretion of our board of directors and would depend on our financial condition, results of operations, capital requirements, contractual obligations, the terms of our credit facility and other financing agreements at the time a dividend is considered, and other relevant factors.

CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2001:

•	on an actual basis; and

•	on a pro forma basis to include:

•	the conversion of all outstanding shares of Class A common stock into shares of Class B common stock upon the closing of this offering, assuming an initial public offering price of $ per share;

•	the reclassification of our Class B common stock as common stock upon the closing of this offering;

•	the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share and after deducting underwriting discounts and commissions and estimated offering expenses;

•	shares of common stock that are issuable pursuant to warrants having an exercise price of $0.0001 per share, assuming an initial public offering price of $ per share;

•	the application by us of the proceeds from this offering to redeem our Series A redeemable preferred stock, our 14.50% senior subordinated notes due July 31, 2008 and as otherwise described under “Use of Proceeds;” and

•	the extraordinary loss for early extinguishment of subordinated debt, estimated at $8.2 million.

      The following table excludes 408,312 shares of common stock reserved for future issuance under our 2000 Stock Incentive Plan and 2,117,863 shares of common stock issuable upon exercise of outstanding stock options. Of the total, options for 472,980 shares of Class B common stock were granted on February 12, 2002 at an exercise price equal to the initial public offering price, if the initial public offering is consummated prior to June 30, 2002. At an initial public offering price of $       per share (the high end of the price range shown on the cover page of this prospectus), the weighted average exercise price per share for all options would be $          . At an initial public offering price of $          per share (the low end of that range), the weighted average exercise price per share for all options would be $          .

      You should read the following table in conjunction with the information set forth under “Use of Proceeds,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their related notes included elsewhere in this prospectus.

	As of December 31, 2001

	Actual	Pro Forma

	(In thousands, except
	share data)
Long-term debt, less current installments	$244,646
Senior redeemable exchangeable preferred stock, Series A, $0.0001 par value; 300,000 shares authorized; 53,886 issued and outstanding actual; and none issued and outstanding pro forma	46,816
Redeemable convertible Class A common stock, $0.0001 par value; 5,502,500 shares authorized; 5,502,500 issued and outstanding actual; and none issued and outstanding pro forma	108,183
Stockholders’ equity (deficit):
Class B common stock, $0.0001 par value; 24,497,500 shares authorized; 5,617,317 shares issued and outstanding actual; and none issued and outstanding pro forma	1
Common stock, $0.0001 par value; shares authorized; none issued and outstanding actual; and shares issued and outstanding pro forma(1)
Additional paid-in capital	37,784
Notes receivable	(11,675)
Accumulated deficit	(48,069)

Total stockholders’ equity (deficit)	(21,959)

Total capitalization	$377,686

(1)	The number of shares of Class B common stock issuable upon the conversion of Class A common stock will vary based on the initial public offering price of the shares in this offering, but will never be greater than 1.365188 per share of Class A common stock. For example, at an initial public offering price of $ per share (the high end of the price range shown on the cover page of this prospectus), the Class A common stock would convert into shares of Class B common stock, and at an initial public offering price of $ per share (the low end of that range), the Class A common stock would convert into shares of Class B common stock. In addition, the warrants to purchase common stock contain anti-dilution provisions to prevent dilution upon the conversion of Class A common stock into Class B common stock. These provisions will result in an increase in the number of shares of common stock issuable under the warrants upon conversion of the Class A common stock. At an initial public offering price of $ per share (the high end of that range), additional shares would be issuable under the warrants and at an initial public offering price of $ per share (the low end of that range), additional shares would be issuable under the warrants.

DILUTION

      If you invest in our common stock, your investment will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by calculating our total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

      After giving effect to:

•	the conversion of all outstanding shares of Class A common stock into shares of Class B common stock upon the closing of this offering, assuming an initial public offering price of $ per share;

•	the reclassification of our Class B common stock upon the closing of this offering;

•	the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share and after deducting underwriting discounts and commissions and estimated offering expenses; and

•	shares of common stock that are issuable pursuant to warrants having an exercise price of $0.0001 per share, assuming an initial public offering price of $ per share;

our net tangible book value, which we refer to as our pro forma net tangible book value, as of December 31, 2001, would have been a deficit of $                    , or $           per share of dilution of your investment, as illustrated in the following table:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share at December 31, 2001	$
Increase per share attributable to new investors
Pro forma net tangible book value per share after this offering

Dilution per share to new investors		$

      The following table shows on a pro forma basis at December 31, 2001, the total number of shares of common stock purchased, the total consideration paid to us, and the average price per share paid by existing stockholders and by new investors in this offering. The numbers in the table below are in thousands, except percentage and per share data.

	Shares Purchased		Total Consideration
Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders(1)		%	$	%	$
New investors

Totals		100%	$	100%

(1)	Includes, assuming an initial public offering price of $ per share, (i) shares that will be issued upon the conversion of our Class A common stock upon the closing of this offering and (ii) shares of common stock that are issuable pursuant to warrants having an exercise price of $0.0001 per share.

      The discussion and tables above exclude 408,312 shares of common stock reserved for future issuance under our 2000 Stock Incentive Plan and 2,117,863 shares of common stock issuable upon exercise of outstanding stock options of the total, options for 472,980 shares of Class B common stock were granted on February 12, 2002 at an exercise price equal to the initial public offering price, if the initial public offering is consummated prior to June 30, 2002. At an initial public offering price of $          per share (the high end of the price range shown on the cover page of this prospectus), the weighted average exercise price per share for all options would be $          . At an initial public offering price of $          per share (the low end of that range), the weighted average exercise price per share for all options would be $          . To the extent any options under this plan are exercised in the future, there will be further dilution to new investors. At December 31, 2001, assuming exercise and payment of all outstanding options, our pro forma net tangible book value per share would have been a deficit of $          , representing dilution of $      per share to new investors. At December 31, 2001, assuming exercise and payment of all outstanding options, the percentage of shares purchased and total consideration paid by new investors would have been      % and      %, respectively.

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)

      The selected financial data presented below for each of the years in the five-year period ended December 31, 2001 are derived from our audited consolidated financial statements. You should read the information set forth below in conjunction with our consolidated financial statements, the notes to our consolidated financial statements, “Capitalization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,

	2001		2000	1999	1998	1997

Consolidated Statements of Operations Data:
Revenues		$690,225	$632,270	$399,814	$271,281	$197,890
Costs and expenses:
Direct costs		446,719	415,927	275,777	191,835	139,443
Indirect costs, selling, general and administrative expenses		187,090	164,801	94,435	63,432	46,339
Depreciation expense		10,606	9,947	6,232	2,764	2,406
Amortization expense		11,760	12,579	6,217	3,105	689
Acquisition, integration and related expenses		2,067	4,637	6,271	2,348	—

Total costs and expenses		658,242	607,891	388,932	263,484	188,877

Income from operations		31,983	24,379	10,882	7,797	9,013
Other (income) expense:
Interest income		(844)	(380)	(97)	(137)	(119)
Interest expense		29,076	34,658	18,541	4,694	1,863
(Gain) loss from pension plan settlement		1,119	—	(190)	(1,259)	(2,932)
Gain from sale of assets		—	(723)	—	—	(2,117)
Other expense, net		227	69	50	397	102

Other (income) expense		29,578	33,624	18,304	3,695	(3,203)

Income (loss) from continuing operations before income taxes and extraordinary items		2,405	(9,245)	(7,422)	4,102	12,216
Income tax expense		6,222	1,823	378	1,745	2,029

Income (loss) from continuing operations before extraordinary items		(3,817)	(11,068)	(7,800)	2,357	10,187
Loss from discontinued operations, net of taxes		(11,277)	(7,110)	(163)	—	—
Loss on disposal of discontinued operations, net of taxes		(6,355)	—	—	—	—

Income (loss) before extraordinary items		(21,449)	(18,178)	(7,963)	2,357	10,187
Extraordinary item — loss from early extinguishments of debt, net of taxes		—	(925)	(659)	—	—

Net income (loss)		(21,449)	(19,103)	(8,622)	2,357	10,187
Preferred stock dividends and accretion to preferred and Class A common stock redemption values		(8,208)	(6,635)	(1,880)	—	(251)

Net income (loss) attributable to common stockholders		$(29,657)	$(25,738)	$(10,502)	$2,357	$9,936

Basic earnings (loss) per share from continuing operations		$(2.14)	$(3.51)	$(1.67)	$0.38	$2.12

Diluted earnings (loss) per share from continuing operations		$(2.14)	$(3.51)	$(1.67)	$0.37	$1.90

Pro forma earnings per common share — Basic(1)	$

Pro forma earnings per common share — Diluted(1)	$

Other Financial Data:
Capital expenditures		$13,892	$11,929	$6,515	$7,237	$2,290
EBITDA, as adjusted(2)		56,416	51,542	29,602	16,014	12,108
EBITDA, as adjusted, as a percentage of revenues		8.2%	8.2%	7.4%	5.9%	6.1%

(1)	The pro forma earnings per common share gives effect to the issuance of shares of common stock on January 1, 2001 at the assumed initial offering price of $ per share, representing the number of shares whose proceeds would be necessary to redeem the Series A redeemable preferred stock, accrued dividends thereon, and the 14.50% senior subordinated notes, as well as the issuance of shares of common stock required for the conversion of Class A common stock upon the closing of this offering.

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization), as adjusted, represents income from operations after adding back depreciation, amortization and acquisition, integration and related expenses.

Management believes that the expenses relating to prior acquisitions will not continue beyond 2001. EBITDA, as adjusted, is presented because EBITDA is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance. However, EBITDA, as adjusted, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with generally accepted accounting principles in the United States, or GAAP. Our method of computation may or may not be comparable to other similarly titled measures used by other companies.

	As of December 31,

	2001	2000	1999	1998	1997

Consolidated Balance Sheet Data:
Working capital	$117,911	$98,581	$112,953	$43,747	$30,106
Property, plant and equipment, net	48,423	43,967	42,162	21,627	16,245
Goodwill	207,855	219,286	232,197	61,981	33,477
Total assets	485,375	456,194	491,561	187,657	122,355
Long-term debt, less current installments	244,646	214,407	234,500	85,689	35,750
Series A redeemable preferred stock	46,816	39,305	32,627	—	—
Class A common stock	108,183	107,486	106,811	—	—
Common stockholders’ equity (deficit)	(21,959)	8,100	20,221	41,374	40,078

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of our financial condition and results of operations should be read together with the consolidated financial statements and the notes to those statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate and that apply to an investment in our common stock, please read “Risk Factors.” This discussion addresses only our continuing operations, except in the discussion under the heading “Discontinued Operations.” For more information on our discontinued operations, please see note 16 to our consolidated financial statements.

Overview and Critical Accounting Policies

      We are a leading provider of information-based systems, integrated solutions and services to the U.S. government. We derived approximately 92% of our revenues in 2001 from contracts with U.S. government agencies. The two largest customer groups are the Department of Defense, which represents approximately 45% of our revenues for 2001, and U.S. government intelligence agencies, which represent approximately 43% of our revenues for 2001. We also provide services to U.S. government civilian agencies, state and local governments and commercial customers.

      We recognize revenues under our federal government contracts when a contract has been executed, the contract price is fixed and determinable, delivery of the services or products has occurred and collectibility of the contract price is considered probable. Our contracts with agencies of the federal government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or ratably throughout the term of the contract as the services are provided. In evaluating the probability of funding for purposes of assessing collectibility of the contract price, we consider our previous experiences with the customer, communications with the customer regarding funding status, and our knowledge of available funding for the contract or program. If funding is not assessed as probable, revenue recognition is deferred until realization is probable.

      We recognize revenue under our federal government contracts based on allowable contract costs, as mandated by the federal government’s cost accounting standards. The costs we incur under federal government contracts are subject to regulation and audit by certain agencies of the federal government. We provide an allowance for estimated contract disallowances based on the amount of probable cost disallowances. Such amounts have not historically been significant. We may be exposed to variations in profitability, including potential losses, if we encounter variances from estimated fees earned under award fee contracts and estimated costs under fixed price contracts.

      Our revenues consist primarily of payments for the work of our employees, and to a lesser extent, the pass-through of costs for materials and subcontract efforts under contracts with our customers. We enter into three types of U.S. government contracts: cost-plus, time-and-materials (including fixed-price level-of-effort contracts where we are paid fixed hourly rates to deliver certain labor hours) and fixed-price. Under cost-plus contracts, we are reimbursed for all of our allowable costs of performing the work plus a fee. On time-and-materials contracts, we are paid for labor at pre-negotiated hourly billing rates and reimbursed the actual cost of certain other expenses. We assume financial risk on time-and-materials contracts because we assume the risk of performing those contracts at negotiated hourly rates. Under fixed-price contracts, we perform specific tasks for a fixed price. Compared to cost-plus contracts, fixed-price contracts generally offer higher margin opportunities since we receive the benefit of cost savings, but involve greater financial risk because we bear the impact of cost overruns. During 2001, we derived approximately 55%, 33% and 12% of our revenues from cost-plus, time-and-materials and fixed-price contracts, respectively.

      We recognize revenues on cost-plus contracts based on reimbursable costs incurred plus estimated fees earned on these contracts. Fees include an estimate of incentive and award fees earned, even though they may be determined and awarded at a later date. Revenues on time-and-materials contracts are based on fixed billable rates for hours delivered plus reimbursable costs. Revenues on fixed-price contracts are recognized using the percentage-of-completion method based on the ratio of costs incurred to estimated total costs upon completion. Revenues under some of our long-term fixed-price contracts that require product deliveries are recognized on a percentage-of-completion basis using the units of delivery as the measurement basis for effort accomplished. Anticipated losses on contracts are charged to earnings as soon as these losses are known. Changes in estimated profits on contracts are recorded during the period in which the change in estimate occurs.

      Our direct costs include the cost of direct labor for the performance of contract services, the fringe benefits associated with that direct labor and other direct costs related to contract performance, including the cost of materials and equipment, travel and subcontract costs. Some of these other direct costs are an integral part of our contract services on which we may be able to earn a fee. Other components of direct costs may be reimbursed by our customers with only a minor handling charge added. The amount of these other direct costs can vary substantially from period to period and may reduce overall operating margins when they are not fee-bearing.

      Indirect costs, selling, general and administrative expenses are the other costs (except depreciation) of delivering our contract services. Significant elements include labor for management and administrative activities, fringe benefits on indirect labor, facility costs and incentive compensation. They also include business development, marketing, selling, bid and proposal and independent research and development costs. Most of these costs are allowable costs under the cost accounting rules for contracting with the U.S. government. As such, they may be directly reimbursed to us (in cost-plus contracts) or they may be included in cost estimates used for bidding time-and-materials and fixed-price contracts.

      Indirect costs, as a percentage of revenues, may be influenced by a number of factors including: the level of other direct costs, our ability to manage personnel levels to meet constantly shifting contract demands and shifts in the mix of labor required for our contracts. For example, an increase in labor services that are performed at our customers’ facilities may increase the relative proportion of direct costs because we do not have to incur indirect costs related to the facilities used by those employees.

      The majority of our revenues are earned under contracts with various departments and agencies, or prime contractors, of the U.S. government. Certain revenues and payments we receive are based on provisional billings and payments that are subject to adjustment under audit. U.S. government agencies and departments have the right to challenge our cost estimates and allocation methodologies with respect to government contracts. Also, contracts with such agencies are also subject to audit and possible adjustment to give effect to unallowable costs under cost-type contracts or to other regulatory requirements affecting both cost-type and fixed-price contracts.

Results of Operations

      The following table sets forth, for each period indicated, our results of operations in amounts and as a percentage of consolidated revenues.

	Year Ended December 31,

	2001		2000		1999

Consolidated Statements of Operations Data:
Revenues	$690,225	100.0%	$632,270	100.0%	$399,814	100.0%
Costs and expenses:
Direct costs	446,719	64.7	415,927	65.8	275,777	69.0
Indirect costs, selling, general and administrative expenses	187,090	27.1	164,801	26.0	94,435	23.6
Depreciation expense	10,606	1.6	9,947	1.6	6,232	1.6
Amortization expense	11,760	1.7	12,579	2.0	6,217	1.5
Acquisition, integration and related expenses	2,067	0.3	4,637	0.7	6,271	1.6

Total costs and expenses	658,242	95.4	607,891	96.1	388,932	97.3

Income from operations	31,983	4.6	24,379	3.9	10,882	2.7

Acquisitions

      In September 1999, we completed the acquisitions of Trident Data Systems, Inc., ERIM International, Inc. and the MRJ Group, Inc. All of the acquisitions were accounted for using the purchase method of accounting. Operating results of the acquired businesses are reflected in our consolidated results only after the dates of acquisition. These acquisitions accounted for most of the significant changes in our results of operations and financial condition from 1999 to 2000. Because of the effect of the acquisitions, the comparisons of results of operations from 1999 to 2000 may not be meaningful. Results of operations for the years ended December 31, 2001 and 2000 reflect the full effect of the acquired businesses.

2001 Compared to 2000

      Revenues. Revenues in 2001 of $690 million increased by 9% from revenues of $632 million in 2000. The business growth was very broad based in a number of technology and customer areas. There was no single contract or group of contracts that was responsible for the growth. The growth in demand has been particularly pronounced in the second half of 2001 where revenues have grown 14% over the second half of 2000. During 2001, we experienced reduced staff turnover and an ease in filling high technology positions due to softening in our labor markets. As a result, we were better able to meet the increased demand and increase our revenues in 2001. There was an increase in customer demand in certain segments of our business following the September 11th terrorist attacks on the United States, as our employees involved in critical national security activities were deployed to meet the heightened needs of our customers.

      Costs and expenses. Costs of operations in 2001 have generally kept pace with the increase in revenues. Indirect costs and selling, general and administrative expenses have increased at a faster rate than direct contract costs. This increase in indirect costs and selling, general and administrative expenses, from 26.0% of revenues in 2000 to 27.1% of revenues in 2001, was the result of shifts in the specific requirements of our contracts. The increase was also due to lower labor productivity in the first several months of 2001. Labor productivity has improved in the second half of 2001 as demand has increased and management has directed more labor to contracts. Amortization expense fell from $12.6 million in 2000 to $11.8 million in 2001 as a result of downward revisions in the estimate of goodwill associated with the 1999 acquisitions. These revisions were made in late 2000 and reduced amortization in 2001. Acquisition, integration and related expenses in 2001 included $1.4 million of severance and key employee retention bonuses related to the 1999 acquisitions and $0.7 million of excess facility costs associated with the consolidation of several facilities from our acquired businesses into a single new facility. The $4.6 million of such expenses in 2000 was primarily related to severance and retention bonuses. We expect these acquisition and integration expenses related to prior acquisitions to end in 2001.

      Income from operations. Income from operations rose to $32.0 million, or 4.6% of revenues, in 2001 from $24.4 million, or 3.9% of revenues, in 2000. When the effects of amortization and acquisition, integration and related expenses are eliminated, the operating margins rose in 2001 to 6.6% of revenues from 6.6% of revenues in 2000. The increase reflects cost reductions in certain areas that improved contract profitability and high levels of award fees on contracts as a result of good contract performance. Much of the indirect cost increases referred to above were absorbed by our cost-plus contracts, mitigating the effect on operating income. Also, in 2001 we recognized a gain of $0.7 million from the settlement of a contract claim for less than the amount reserved. The loss reserve was initially established in 2000.

      Income (loss) from continuing operations. Loss from continuing operations declined to $3.8 million in 2001, compared to the loss in 2000 of $11.1 million. $8.4 million of the improvement was from the increase in income from operations which was primarily related to revenue increases. Further improvement came from a reduction of interest expense from $34.7 million in 2000 to $29.1 million in 2001. Interest expense in 2000 was higher because of transaction costs associated with the senior subordinated debt that was put in place to fund the 1999 acquisitions. This debt was replaced with permanent financing in September 2000, which reduced the interest expense in 2001. These improvements to income from continuing operations were offset by a $4.4 million increase in income tax attributable to continuing operations.

2000 Compared to 1999

      Revenues. Revenues in 2000 of $632 million increased by 58% from revenues of $400 million in 1999. Substantially all of the increase came from businesses acquired in 1999. In September 1999, we acquired Trident Data Systems, ERIM International and the MRJ Group. These businesses contributed revenues for the full year in 2000, but were only reflected in 1999 revenues for the period of time following their acquisition. In addition to the growth that resulted from including a full year of operations of the acquired businesses in 2000, the underlying business also grew from expansion of contract work in areas of secure network operations and critical information infrastructure protection.

      Costs and expenses. Operating costs and expenses rose sharply in 2000 to match the revenue increase. The mix of direct and indirect operating costs shifted significantly from 1999 to 2000, primarily as a result of the change in business mix related to the acquisitions in late 1999. The businesses acquired in 1999 tend to have higher indirect and selling, general and administrative expenses as a percentage of revenues than our business base prior to the 1999 acquisitions. Amortization expense increased in 2000 due to a full-year effect of the goodwill associated with the acquisitions in late 1999. Acquisition, integration and related expenses of $4.6 million in 2000 were primarily for severance and key employee retention bonuses. The $6.3 million of expenses in 1999 included $2.2 million of severance and retention bonuses and $4.1 million of transaction costs associated with the acquisitions in 1999 which were not capitalized.

      Income from operations. Income from operations rose from $10.9 million, 2.7% of revenues, in 1999 to $24.4 million, 3.9% of revenues, in 2000. When the effects of amortization and acquisition and integration-related expenses are eliminated, the operating margins were 5.8% of revenues in 1999 and 6.6% of revenues in 2000. The increase in operating margins was due to the full-year effect of the businesses acquired in 1999 that have higher operating margins than the business base prior to the acquisitions. The new, higher-margin businesses acquired in 1999 are more focused in the higher technology segments of the market and serve the intelligence agencies which tend to provide business opportunities with higher operating margins than some of the lower-margin engineering services programs that were a more significant part of our business base before the acquisitions.

      Income (loss) from continuing operations. The loss from continuing operations increased from $7.8 million in 1999 to $11.1 million in 2000. Income from operations increased by $13.5 million from $10.9 million in 1999 to $24.4 million in 2000 as a result of the higher sales and improved operating margins in 2000. This increase was more than offset by the effect of higher interest expenses and income taxes in 2000. Interest expenses rose from $18.5 million in 1999 to $34.7 million in 2000, the result of a full-year effect of the additional debt taken on to fund the business acquisitions in September 1999. The income tax provision of $0.4 million in 1999 against a pre-tax operating loss of $7.4 million reflects the effect of $6.2 million of amortization of goodwill which is not tax deductible.

Deferred Income Taxes

      At December 31, 2001 we had $13.4 million of net current and long-term deferred tax assets. Included is $4.5 million of tax benefits associated with tax net operating loss carryforwards which expire in 2008 through 2019. We believe that it is more likely than not that these deferred tax assets will be realized based upon our projections of future taxable income. The realization of these tax benefits should be accelerated by the reduction in interest expense, and resulting increase in taxable income, that is expected to occur after proceeds from the proposed offering of stock are applied to the reduction of the 14.50% subordinated notes.

Discontinued Operations

      During 2000, we established a separate subsidiary, Veritect, to provide information and network security consulting services to the commercial market. We made investments in sales, marketing, research and development and in facilities to address the anticipated market demand for remote-managed security services. In light of current market conditions, and in order for Veritect to better penetrate commercial markets, we believe it is necessary to obtain a strategic commercial partner for this business. Therefore, on December 12, 2001, our board of directors approved a plan to sell over 80% of our interest in this business segment to an appropriate strategic partner and end our commitment to fund future operations of the business. We have reflected our estimate of the net loss on the planned sale, including the cost of operations to the expected date of sale, as a loss from discontinued operations in the year ended December 31, 2001.

Liquidity and Capital Resources

      Our primary need for capital in the past three years has been for the business acquisitions in 1999 which used $240.7 million. We funded these acquisitions through a series of equity and debt issues. They were financed through the issuance of $110 million of Class A common stock and $40 million of Series A redeemable preferred stock, with the remaining requirements covered by a bridge loan. The bridge loan was refinanced in September 2000 with the proceeds from the sale of $95 million of 14.50% senior subordinated notes due July 31, 2008 and a new senior credit agreement.

      Cash flow from operations has varied significantly from period to period. Since the acquisitions in 1999, interest expense has been the single greatest use of funds generated from operations. Cash provided by (used in) operations for the last three years was ($9.4) million, $20.5 million and ($9.1) million in 1999, 2000 and 2001, respectively. The single most significant item affecting cash flow from operations was the change in accounts receivable which decreased (increased) by ($5.1) million, $12.3 million, and ($42.6) million in 1999, 2000 and 2001, respectively. The wide swings in accounts receivable have been primarily the result of activities involving integration of acquired businesses and the associated changes in accounting and billing systems that have temporarily disrupted normal billing and collection patterns. We believe that approximately one-half of the increase in accounts receivable in 2001 of $42.6 million was the result of the increase in revenues. The remainder of the increase in receivables is from inefficiencies of certain of our accounting systems. We are implementing new systems to assist in the integration of our acquisitions in 1999 and to upgrade our systems to promote improved operating efficiencies in billing and collections. This conversion process is expected to proceed into 2002 and may continue to have a negative effect on our accounts receivable balances and cash flow.

      We also fund our expenditures for property and equipment out of our operating cash flows and our existing line of credit. In 2001, we had $13.9 million of capital expenditures compared to $11.9 million of capital expenditures in 2000. The higher rate of capital expenditures in 2001 was due to $2.7 million related to the move of several offices of the acquired companies into a new consolidated facility in 2001 and $2.1 million for new accounting systems. There are no individually large outstanding commitments for capital expenditures.

      Cash of $2.0 million, $8.1 million and $4.7 million was used to fund the discontinued operations of Veritect in 1999, 2000 and 2001, respectively. The requirement to fund the operations of Veritect will cease when we have executed our plan of disposal, which is expected to occur by approximately the middle of 2002.

      At December 31, 2001, we have total debt outstanding of $246 million net of unamortized discount, of which $95 million face amount is our 14.50% senior subordinated notes due July 31, 2008 that we expect to redeem with the proceeds of this offering. In connection with the redemption of the subordinated debt with the proceeds of this offering, we will be required to pay a prepayment penalty equal to 6% of the face amount of the debt. We will recognize an extraordinary loss on early extinguishment of the debt, estimated at $8.2 million, for the effect of the prepayment penalties and write-off of unamortized discount related to the subordinated notes. The remainder of the debt is due under the terms of our revolving credit and term loan facility. The total facility permits loans up to $199.5 million, including $110 million in term loans due in 2006 and $89.5 in revolving credit loans due in 2005. At December 31, 2001, we had $108.3 million in term loans and $50.1 million outstanding under our revolving line of credit. Interest rates on the senior credit loans are at variable rates up to 3.75% above LIBOR. The revolving credit agreement also provides for aggregate stand-by letters of credit of $20 million, which reduce available funds under the revolving credit facility when issued. The Company had approximately $1.6 million of stand-by letters of credit outstanding, and $37.4 million of borrowing capacity available, under the facility at December 31, 2001.

      As of December 31, 2001 we were in compliance with the terms of our revolving credit and term loan agreement. We believe that the terms of the agreement will provide adequate funding for future operations, but unforeseen events could result in future violations of the covenants in the credit agreement. There are no significant principal payments due under our debt agreements until 2005.

      Currently, our senior credit facility does not permit payments to redeem our Series A redeemable preferred stock and our 14.50% subordinated notes as are contemplated for the use of proceeds from this offering. We intend to modify our current credit agreement or enter into a commitment for a new, but similar, credit facility in advance of the sale of the shares in this offering. Based on our current level of operations, we believe that our cash flow from operations, together with the net proceeds from this offering and amounts we are able to borrow under our current or new credit facility, will be adequate to meet our anticipated operating, capital expenditure and debt service requirements for the foreseeable future. However, given the restrictions that we expect in the credit facility, it is not likely that we will have sufficient funds to make significant business acquisitions. Other sources of funding or capital would have to be secured to implement our future acquisition strategy.

Impact of Inflation

      The nature of our contracts with the U.S. government sharply reduces exposure to the potential negative financial effects of inflation. We are able to directly recover increased costs for those costs charged directly to, or allocated to, our cost-plus contracts, which account for approximately 55% of our business. On our other contracts, we propose fixed prices or labor rates that reflect our expectations of future cost increases.

Quantitative and Qualitative Disclosures About Market Risk

      Our principal exposure to market risk relates to changes in interest rates. At December 31, 2001, we had outstanding under our credit agreement $159 million of loans with interest rates which are tied to changes in the LIBOR or prime rate. Each 1% increase in these rates could add $1.59 million to our interest expense. In 1998, we entered into an interest rate swap agreement for $20 million at a LIBOR rate of 5.663%. This swap agreement expires in February 2003, but is cancelable at the option of the issuer.

New Accounting Pronouncements

      In July 2001, the FASB issued Statement of Financial Accounting Standards 141, Business Combinations. We were required to adopt the provisions of SFAS 141 effective June 30, 2001. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. This statement also defines criteria that must be met for intangible assets acquired in a purchase business combination to be recognized and reported apart from goodwill.

      In July 2001, the FASB also issued Statement of Financial Accounting Standards 142, Goodwill and Other Intangible Assets. We adopted SFAS 142 effective January 1, 2002. SFAS 142 established new standards for goodwill acquired in business combinations. It eliminates amortization of goodwill and intangible assets with indefinite useful lives, and instead sets forth methods to periodically evaluate the goodwill and other intangible assets for impairment. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over the respective estimated useful lives, and that these intangible assets be reviewed for impairment in accordance with the provisions of Statement of Financial Accounting Standards 144, Accounting for Impairment or Disposal of Long-Lived Assets.

      SFAS 141 will require, upon the adoption of SFAS 142, that we evaluate our existing intangible assets and goodwill acquired in purchase business combinations completed prior to June 30, 2001, and to make any necessary reclassifications to conform to the new criteria defined for the reporting of intangible assets apart from goodwill. SFAS 142 will require us to reassess the estimated useful lives and residual values of all intangible assets acquired and to make adjustments for amortization expense no later than March 31, 2002.

      As of the SFAS 142 adoption date, we had unamortized goodwill of $207.9 million and no identifiable intangible assets. Amortization expense of goodwill was $11.8 million, $12.6 million and $6.2 million for the years ended December 31, 2001, 2000 and 1999, respectively. Management is currently evaluating the impacts of SFAS 141 and SFAS 142 on our consolidated financial statements.

      SFAS 144 was issued in October 2001 and is effective for fiscal years beginning after December 15, 2001. SFAS 144 provides a single accounting model for long-lived assets to be disposed of, and replaces Statement of Financial Accounting Standard 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of. We are evaluating the impacts of SFAS 144 on our consolidated financial statements.

BUSINESS

Overview

      Veridian is a leading provider of information-based systems, integrated solutions and services to the U.S. government. We specialize in mission-critical national security programs, primarily for the intelligence community, the Department of Defense, law enforcement and other U.S. government agencies. Our offerings include the design, development, deployment, operation and protection of vital networks, databases and other information and intelligence systems. We are at the forefront of U.S. government-funded research, development and application of advanced information and sophisticated sensor technologies for emerging defense and intelligence initiatives. During our 50 years of experience, we have developed long-standing customer relationships, proprietary technologies and intellectual property and have acquired extensive security clearances and domain expertise in understanding our governmental customers’ operations and missions.

      Our customer and contract base is highly diversified across a wide range of mission-critical applications. We currently have over 1,300 contracts, one of which represents in excess of $50 million in annual revenues. The next largest contract represents less than 3% of our annual revenues. For the year ended December 31, 2001, approximately 55% of our revenues were represented by cost-plus contracts, 33% by time-and-materials contracts and 12% by fixed-price contracts, resulting in substantial margin stability. Our contracts typically have terms of several years with renewal options. Our experience has been that most renewal options are exercised and the scope and term of our contracts are often expanded. Given our broad range of specialized capabilities and contracts, we are not dependent on any one funding decision, customer or technology for our business.

      Our comprehensive solutions leverage our core capabilities that include: network security and enterprise protection; intelligence, surveillance, and reconnaissance (ISR); knowledge discovery and decision support; chemical, biological and nuclear detection; network and enterprise management; and systems engineering services.

      Given the critical and classified nature of many of our services and our sophisticated technical capabilities, we are called upon to support our customers in the intelligence community and the Department of Defense as they respond to crisis situations around the world. Our solutions enable our customers to manage risk by identifying a wide variety of conventional and nonconventional threats, including nuclear, biological, chemical, cyber aggression and terrorism, quantifying exposure to these threats and implementing prudent physical and cyber countermeasures.

      Our customers include:

•	Department of Defense (approximately 45% of our 2001 revenues), including:

—	U.S. military services

—	Defense Advanced Research Projects Agency

—	Ballistic Missile Defense Organization

•	U.S. intelligence agencies (approximately 43% of our 2001 revenues), including:

—	National Reconnaissance Office

—	National Imaging and Mapping Agency

—	National Security Agency

—	other intelligence agencies

•	civil, state and local government agencies and commercial customers (approximately 12% of our 2001 revenues), including:

—	Department of Justice

—	Federal Bureau of Investigation

—	Drug Enforcement Administration

—	Department of Transportation

Our Market Opportunity

      We derive our revenues predominantly from contracts with U.S. government agencies focused on national security. As a result, funding for our programs is generally linked to trends in U.S. government spending in the areas of defense and intelligence. With an increased focus on national security, we believe the following trends and developments will drive the growth in our industry.

•	Increase in Overall Defense Spending. In response to President George W. Bush’s stated commitment to strengthen national defense, Congress appropriated a total of $329.3 billion in national and homeland defense funding, including supplemental funding, for fiscal 2002, which reflects a 10% increase over the fiscal year 2001, representing the first double digit increase in over a decade. For the upcoming fiscal 2003, the Bush Administration has requested an increase in defense appropriations of 14% over fiscal 2002.

•	Emphasis on Protecting and Enhancing Information Systems and ISR Capabilities. The Department of Defense is placing a greater emphasis on information superiority and information infrastructure protection, defined as the ability to collect, process, assimilate and protect information while denying an adversary’s capabilities to do the same.

In response to new strategic and tactical global threats, the Department of Defense has focused its resources on enhancing military efficiency, readiness and technological sophistication of existing and future platforms by implementing advanced information-based systems. This ongoing transformation of military capabilities centers on developing information and command and control capabilities needed to significantly enhance coordinated armed forces operations. With the support of secure command, control, communications, computers, intelligence, surveillance and reconnaissance, or C4ISR, systems, the Department of Defense expects to have the ability to respond rapidly to any conflict.

The Bush administration’s Quadrennial Defense Review, or QDR, was published on September 30, 2001. The QDR outlines the priorities, strategies and direction of the Department of Defense, including the national security infrastructure, and highlights the need for a national security strategy based on a set of core capabilities that provide the flexibility to address a wide variety of conventional and nonconventional threats. The six critical goals of the QDR are:

•	“Protecting critical bases of operations (U.S. homeland, forces abroad, allies, and friends) and defeating CBRNE [Chemical, Biological, Radiological, Nuclear, Enhanced Energy] weapons . . . ;”

•	“Assuring information systems in the face of attack and conducting effective information operations;”

•	“Projecting and sustaining U.S. forces in distant anti-access or area-denial environments . . . ;”

•	“Denying enemies sanctuary by providing persistent surveillance, tracking, and rapid engagement . . . ;”

•	“Enhancing the capability and survivability of space systems and supporting infrastructure;” and

•	“Leveraging information technology and innovative concepts to develop an interoperable, joint C4ISR architecture and capability . . . .”

•	Increase in Intelligence Spending. While the intelligence community budgets are classified, we believe that an emphasis on national security will lead to significant additional funding for the intelligence community to enhance information assurance and protection, network security and ISR capabilities.

•	Decisive Reaction to Recent Attacks. The terrorist attacks of September 11, 2001 have emphasized the importance of national security. The Bush administration and Congress responded with $40 billion of emergency supplemental appropriation, approximately half of which we expect to be spent on defense and intelligence efforts to counter terrorism.

In addition, the Department of Defense issued a broad agency announcement on October 23, 2001 indicating areas of increased focus and spending on defense information services, including those used in combating terrorism, locating and defeating hard or difficult targets, protracted operations in remote locations and countermeasures to weapons of mass destruction. To implement the capabilities, we believe the U.S. government will rely heavily on cooperative and coordinated information systems, technologies and technical services.

•	Increase in Overall U.S. Government Information Technology (IT) Spending. The U.S. government has consistently increased spending on information technology since 1980 and is the largest purchaser of these services and products. This trend is expected to continue over the next five years as U.S. government IT spending is projected to increase from $42.7 billion in 2001 to $61.4 billion in 2006, according to the Government Electronics and Information Technology Association.

Our Business Strengths and Competitive Advantages

      We believe that we are well positioned to capitalize on these market opportunities and to address the mission-critical information requirements of our customers as a result of our:

•	Strong Set of Core Capabilities. Our distinctive capabilities position us to capitalize on the increasing demand for vital defense information services. We integrate our technical areas of expertise into comprehensive solutions that support our customers’ growing needs in mission-critical initiatives such as securing information networks, processing intelligence on adversaries, sharing knowledge among agencies, responding to disasters and defending against weapons of mass destruction.

We believe our core capabilities align with the focus and direction of the intelligence community and the Department of Defense as highlighted by the Department of Defense’s transformation initiatives and the QDR. The following table shows how our distinctive set of core capabilities closely matches the six critical goals of the QDR.

Our Core Capabilities

	Network		Knowledge	Chemical,
	Security and		Discovery	Biological	Network and	System
	Enterprise		and Decision	and Nuclear	Enterprise	Engineering
QDR Goals	Protection	ISR	Support	Detection	Management	Services

Defeat the threat of CBRNE weapons		✓	✓	✓

Assure information systems	✓		✓		✓

Project and sustain U.S. forces				✓

Deny enemies sanctuary	✓	✓	✓		✓	✓

Enhance space capability and survivability	✓	✓			✓	✓

Leverage information technology	✓	✓	✓		✓	✓

•	Highly Skilled Employee Base with High-Level Security Clearances. We work with customers in highly classified environments and at front-line deployments due in large part to the advanced degrees and security clearances of our employee base. Approximately 20% of our 5,200 employees have advanced degrees, with 90% holding U.S. government security clearances, including over 50% with higher-level security clearances. This large body of employees with higher-level security clearances provides us with a distinctive competitive advantage in pursuing new business in classified areas.

Our employees with security clearances have completed a difficult and lengthy approval process, which requires a candidate to be sponsored by the U.S. government for a particular purpose and entails extensive background investigations that typically take six months to a year. Higher-level clearances may take additional time for background investigations and may require successful completion of polygraph testing. We also maintain numerous facility clearances as required to support classified programs.

•	Proprietary Technology and Intellectual Property. We possess significant trade secrets and know-how relating to technologies, processes and methods. Our innovations in sensor, image processing and information security technologies have resulted in a number of patents in these technology areas.

Because of our comprehensive technical expertise and experience, we are successful in winning additional contracts for U.S. government-funded research and development. Our continued success in research and development has helped us create a diversified portfolio of sophisticated sensor and advanced information technologies, and obtain additional research and development funding. This accumulation of U.S. government-funded research and development has resulted in significant intellectual property and technology expertise that we are able to leverage into larger, more comprehensive systems contracts for our U.S. government customers. Our combination of technologies and domain expertise also positions us as a preferred provider with major aerospace and defense companies pursuing large-scale programs involving major platforms.

•	Strong Customer Relationships and Heritage of Trust. We have more than 50 years of experience supporting priority national programs and protecting critical national security infrastructures. We have a reputation for integrity and responsibility and are committed to providing outstanding customer service.

Our executives and technical staff have developed long-standing, key customer relationships across the intelligence community, the Department of Defense and civil agencies supporting national security initiatives. As a result, we are often called upon as a trusted partner in critical, time-sensitive situations. For example, after the terrorist attacks on September 11th, we were asked by some of our customers to operate key positions and support front-line systems on a 24x7 basis.

•	Disciplined Growth-Oriented Management Team. Our team has a successful track record in identifying key growth opportunities, developing integrated solutions that address market demand and in acquiring and integrating strategic assets and capabilities that build and sustain our competitive advantage.

Anticipating the increased focus of the intelligence community and the Department of Defense on the concept of information superiority as a key component of warfare, we initiated an investment and acquisition strategy in 1997 to develop, assemble and integrate sophisticated, information-based capabilities. Since 1997, we have acquired and successfully integrated several companies. We have substantial experience in market analysis, opportunity identification and qualification, and in identifying, acquiring and integrating companies and capabilities. Successful integration of acquired capabilities, along with bundling of offerings to address emerging requirements, has positioned us well to compete in growth markets supporting national security.

Our Business Strategy

      We intend to increase our revenues, profitability and stockholder value by strengthening our position as a leading provider of information-based systems, integrated solutions and services for mission-critical national security programs. Our key strategies for achieving this objective are to:

•	Expand our position in rapidly growing U.S. government segments and accelerate the application of our technology. We believe our core capabilities address many emerging needs in our industry. We intend to target rapidly growing segments in our industry, including:

•	Defending critical information systems and infrastructures in the face of cyber attack and conducting effective information operations;

•	Advancing ISR systems to deny enemies sanctuary and to support military commanders in the field;

•	Developing next-generation technologies and capabilities to defend against terrorism and defeating chemical, biological and nuclear weapons of mass destruction; and

•	Developing a “Global Information Grid” of sensors and networks designed to provide U.S. forces with a superior capability to collect, process and disseminate information in a secure environment.

•	Leverage our strong set of complementary capabilities to win larger and more complex contracts. We have an extensive history of providing information-based solutions for mission-critical systems supporting intelligence and defense-related government agencies. We expect our experience, differentiating technologies, enhanced systems design and development skills and personnel resources to position us to compete effectively to win larger and more comprehensive government contracts. We recently defeated large incumbent contractors to win a $50 million integrated solutions contract, leveraging our capabilities in network security, network management and ISR, to support the U.S. Air Force with near real-time distribution of mission-critical information to commanders and field units.

•	Maintain technical leadership by retaining and attracting highly skilled employees and enhancing our research and development efforts. We intend to continue to retain and recruit highly skilled and security-cleared technical professionals, including engineers, scientists, analysts, technicians and support specialists who are attracted by the challenging nature and national significance of our work. These talented individuals ensure we have the knowledge base to continue to build our expertise in the design, development, deployment, operation and protection of mission-critical information solutions for our customers. We will also continue to focus our research and development efforts to maintain our proprietary leading-edge technical position in high-value areas such as network security, knowledge discovery and decision support and ISR, both through U.S. government-funded contracts and internal research and development.

•	Pursue selected strategic acquisitions. We intend to enhance and to expand our core capabilities and to broaden our customer base by selectively pursuing strategic acquisitions. We have substantial experience in identifying, acquiring and integrating information-based systems companies that possess differentiating technologies, long-standing customer relationships and strong competitive positions in growth markets. We will continue to be highly selective in our acquisition program, pursuing only those companies that strengthen our core capabilities, expand our presence in new mission-critical segments and provide opportunities in high-growth information-based markets.

Our Core Capabilities

      The following are offerings, representative applications and a case study for each of our core capabilities.

Network Security and Enterprise Protection

Offerings

      Intrusion Prevention, Detection and Response. We provide solutions that protect networks on a 24x7 basis through a system of firewalls and security applications that monitor systems, detect intrusions and unauthorized activity, notify users of suspicious activity, identify and track intruders and provide repairs to restore security in the system.

      Threat and Risk Assessment. We provide services to test network and enterprise security status, specifically for vulnerability to potential threats, and provide consultation services regarding the required security upgrades and implementations.

      Information Operations. We develop and deploy a broad range of information tools to combat cyber aggression and other threats, including high-level planning, intelligence analysis, forensic analysis, attack signature identification and technical implementation.

      Computer Forensics and Emergency Response. We provide tools and techniques to determine the impact to digital systems of intrusions or unauthorized activity, as well as provide services for the rapid recovery of digital media to sustain business operations.

      Multi-Level Secure Communications. We provide technologies and systems that permit simultaneous access to data and applications involving different levels of security classification and authorization on a single protected system.

      Security Policy and Administration. We develop and implement policies to ensure the availability, safety and integrity of enterprise applications to include applications for both cyber and physical security.

Representative Applications

      We pioneered the development and deployment of network intrusion detection devices, risk assessment tools and various event correlation techniques to assist intelligence and defense agencies in combating cyber aggression.

      We created an advanced system for the U.S. Air Force to detect, monitor, manage and counter network security breaches at over 150 locations around the world on a 24x7 basis in a mission-critical environment.

      We provide network intrusion, media analysis and audio and video forensics expertise to the Defense Computer Forensics Laboratory, the primary computer forensics facility supporting the Department of Defense.

      We developed and deployed a Trusted Network Environment (TNETM) system to over 1,200 users worldwide that permits data access based on different security classifications, while preventing unauthorized access or compromise of sensitive data.

      We have patented a content-protection and digital rights management technology with application to national security, entertainment and other fields involving high-value content. This technology is designed to enable content owners to ensure that classified information or intellectual property is available only to authorized users on agreed-upon terms.

Case Study

      The customer requirement was to prevent an adversary from impacting computer operations or vital digital operational communications, or endangering U.S. personnel or operations by exploiting networks and automated information systems.

      Our solution has been to establish the first Department of Defense Computer Emergency Response Team, or CERT, for the U.S. Air Force eight years ago, and we continue to support the Air Force CERT through a variety of Air Force Information Warfare Center programs. We analyze data from network intrusion detection sensors, identify and report attempts to penetrate customer networks, and recommend actions to respond to intrusions and prevent similar attacks in the future. We perform these functions on a 24x7 basis from customer network facilities. We helped to develop a virus notification system to disseminate critical information about emerging virus and malicious logic events and the steps required to counter these attacks. Highly skilled at CERT operations, we develop information security incident-reporting standards, including the current incident reporting categories used by military CERTs.

      We developed the Automated Security Incident Measurement, or ASIM, intrusion detection sensor and Common Intrusion Detection Director, or CIDD, the enabling technologies behind the effectiveness of a CERT. We integrated our ASIM sensors with other commercial intrusion detection sensors into our CIDD to monitor networks at worldwide installations and ensure timely response to threat detection. The sensors are remotely updated by our personnel in near real-time to counter new viruses or hacker attacks as we identify them. ASIM provides real-time warning and detailed information about suspicious activity to determine where the activity originates, if critical information has been compromised or changed, and whether computer networked systems can be trusted to support customers’ operations. ASIM and CIDD also provide the real-time response capabilities required by the most highly valued government networks. As an example of our services, during the Melissa virus event, we identified the threat at the network boundary, updated the intrusion detection system with up-to-the-minute attack profile information and defeated the Melissa virus within the first hours of the attack. As a result, the Melissa virus did not disable any U.S. Air Force servers or networks we were assigned to protect.

      We recently expanded our CERT-related customer base to include the Defense Information Services Agency, the National Reconnaissance Office, the National Communications System Watch, the National Imagery and Mapping Agency and the Department of Veterans Affairs. We are also currently working on projects with both the Defense Information Services Agency and the Air Force Information Warfare Center to develop advanced technologies for next generation network intrusion detection sensors.

Intelligence, Surveillance and Reconnaissance (ISR)

Offerings

      Remote Sensing Technology and Systems. We research, develop and deploy leading-edge sensors which collect information about a target or a geographic region from remote aircraft and spacecraft to provide valuable, timely information to intelligence analysts or battlefield planners.

      Sensor Processing and Exploitation. We develop tools to extract useful information from remotely-sensed images or other data products, including techniques to enhance images and computer methods to automate target detection and identification.

      Data Collection Management. We develop and deploy tools and systems for the optimal scheduling of complex constellations of satellite-based data collection sensors in space.

      Modeling and Simulation. We develop models to predict sensor and total ISR system performance and their effectiveness in realistic operational scenarios.

Representative Applications

      We developed an ultra-fine resolution radar system that offers all-weather, day and night imaging capability to identify and track adversaries in support of military operations.

      We developed advanced sensing and processing methods to enable military customers to conduct remote minefield detection in support of friendly troop movements.

      We designed and developed an advanced sensor to produce high-resolution digital terrain imagery for the Defense Advanced Research Projects Agency and the U.S. Army Topographic Engineering Center. The system was deployed by U.S. Army Europe to map out large sections of Bosnia-Herzegovina.

      We are designing, developing, modeling, testing, analyzing, evaluating and demonstrating cutting-edge radar-based automatic target recognition technologies for the U.S. Air Force.

      We perform research, development, testing and evaluation of advanced electro-optic-based sensors capable of identifying and characterizing air and ground targets for long-range reconnaissance and tactical missions, chemical agents and obstacles for the U.S. Air Force.

Case Study

      The customer requirement was to support situational awareness, intelligence analysis and targeting requirements for the U.S. military in a crisis situation through the rapid delivery of commercial satellite imagery.

      Our solution was to develop and deliver Eagle Vision II, or EVII, a system that provides deployable imagery support to the U.S. military. EVII is the U.S. military’s first self-contained, mobile commercial imagery downlink and processing station for the ISR community. EVII provides the U.S. military with a self-contained capability to collect, process and distribute imagery from commercial satellite sources. EVII has significant excess capacity to continue to take advantage of new emergency image processing technologies and satellite information sources.

      EVII was procured by the intelligence community and is operated by the U.S. Army. In continuous operation since its delivery in 1999, EVII has provided military exercise and drug interdiction support on a number of deployments in and outside the continental United States. In 2001, the U.S. Army also began executing joint deployments with the Federal Emergency Management Agency, or FEMA, to provide imagery to support disaster relief activities. EVII’s imagery has improved disaster relief organizations’ ability to quickly and accurately assess damage and to target relief activities.

Knowledge Discovery and Decision Support

Offerings

      Data Mining and Event Correlation. We develop, deploy and operate systems that allow customers to gather and analyze large volumes of data and detect unseen patterns or abnormalities through the application of sophisticated techniques such as customized data algorithms, neural networks and multiple regression models.

      Data Warehousing. We develop and deploy systems that combine separate databases and files into a single logical entity, primarily for databases and files that may not have been designed to work together, improving the effectiveness of a customer’s mission-critical operations.

      Multi-Source Data Fusion. We provide capabilities to combine data from distinctly different sources, such as radar and optical sensors, into a common model for intelligence analysis and decision making.

Representative Applications

      We develop tools to enable U.S. intelligence analysts to rapidly find and analyze events, relationships and other information of interest in large volumes of text messages and documents. These tools aid in the preparation of reports and assessments regarding matters of vital interest to national security.

      We are developing a terabyte-sized data warehouse for customs organizations in the United States and the United Kingdom that will enable users to perform link analysis and complex queries to visualize patterns within a database of maritime information to track components of nonconventional threats, weapons of mass destruction, drug sales and terrorism.

      We developed a law enforcement decision support system that uses high-performance computing and data mining algorithms to accelerate the investigative process in a 24x7 environment.

      We developed information fusion applications for military customers to automatically correlate multiple data streams from diverse sources to help project enemy locations, evaluate courses of action and provide decision data to air and ground commanders.

      We are designing and developing, for the Department of Justice’s Organized Crime and Drug Enforcement Task Force, a data warehouse to support local law enforcement agencies in collaborating and sharing information such as locations, crimes, suspects, associates and arrests.

Case Study

      The customer requirement was to design, develop and operate a data warehousing system to manage large amounts of heterogeneous information from a variety of sources to support the customer’s mission.

      Our solution has been to design and develop a knowledge management data warehousing system for a classified customer to handle very large amounts of mission-critical data. We have implemented three complete cycles of hardware and software upgrades as a result of expanding system requirements and new technology. We evaluated system architectures and investigated and benchmarked a wide range of high-performance computers and high-speed data storage systems alternatives.

      Over the life of the project the number of online records has grown by a factor of 50. The warehouse currently contains a significant number of records that are accessible, accurate, and actionable for mission-critical analysis. We currently provide daily support and advanced algorithm development. Our project staff provide daily on-demand assistance, including helpdesk functions, database maintenance operations, data cleansing, system administration, project intranet design and development, and evaluation of ad hoc software integration. Our algorithm development services include designing advanced parallel algorithms tailored to the computing architecture. We also provide user training for all new functions, analysis, system operation, user interface and operational procedures.

Chemical, Biological and Nuclear Detection

Offerings

      Detection Technology Research. We develop sensor technologies that detect chemical and biological agents and nuclear contaminants, materials and weapons.

      Monitoring Systems. We design, develop and deploy nuclear detection systems to support counterproliferation requirements and national security needs.

      Incident Response Systems. We design and develop systems that merge collection, analysis, assessment, and decision aids into a comprehensive system to support authorities in responding to natural and man-made disasters.

Representative Applications

      We developed and deployed radionuclide detection stations worldwide to monitor nuclear proliferation and to support United Nations and Department of Defense test ban treaties.

      We are designing a “First Responder Incident Support System” to aid federal, state and local authorities in responding to disasters, accidents and weapons of mass destruction incidents.

      We are using advanced technical approaches to develop portable and desktop devices that collect, sample and detect a variety of chemical and biological agents for the Department of Defense.

      We are developing bioinformatics software for medical incident analysis and reporting. The Department of Defense uses our tools to assess casualty trends from disease, and potentially from nuclear, chemical and biological terrorism attacks.

Case Study

      The customer requirement was to detect and identify trace particles that are unique signatures of illicit nuclear activity. Past experience has shown that clandestine activities to acquire, produce, test and deploy nuclear weapons are extremely difficult to discover.

      Our solution has been to provide a full range of technology products and services designed to detect, identify and locate signatures of nuclear proliferation. These assets are integrated into an end-to-end system that consists of next-generation automated sensors, high-throughput automated data processing and interactive forensic analysis. The flagship of this system is the Radioaerosol Sampler-Analyzer that achieves detection sensitivities several orders of magnitude higher than traditional environmental detectors in a fully automated capacity. The Department of Defense has relied on us for the past seven years as its main contractor for these nuclear technologies in support of its national defense mission. In this capacity, we are responsible for all life-cycle aspects including research and development, engineering, systems integration, operations and maintenance. In 2000, the United Nations contracted with us to deploy these same technologies on an international scale for use with nuclear arms-control treaty verification.

Network and Enterprise Management

Offerings

      Network Design, Implementation and Operation. We provide end-to-end network services including network design services, Local Area Network design, Wide Area Network design, total network support, network and telecommunications engineering, network operations, technology upgrades, security and system maintenance support.

      Training and Simulation Systems. We design, create and integrate large, network-based computer models that simulate the complex environment of military operations, providing a realistic training environment for senior battlefield commanders and their staffs.

      Development and Management of Network and Enterprise Operations Centers. We develop operations centers to improve network and enterprise efficiency by instrumenting and measuring network performance and by providing quantitative data to enable decision-making in support of the enterprise mission and its infrastructure. We manage these centers on a 24x7 basis for our customers.

      Information Systems Integration. We integrate new hardware and software platforms with existing computer networks, upgrade communication protocols and interfaces, ensure systems compatibility and migrate applications to new operating systems and platforms all to improve network system reliability, availability and security.

Representative Applications

      We are designing an end-to-end solution for the control of space-based assets for NASA, using Internet Protocol compliant spacecraft and payloads, in a secure system environment.

      We are developing the ISR networked computer models for the largest computer-based war-gaming simulation system ever built for training the joint military leadership of the Department of Defense.

Case Study

      The customer requirement was to maintain and operate major intelligence community customers’ networks and facilities in classified environments to support intelligence-related operations.

      Our solution has been to provide network and communications engineering, user support and operations and maintenance for a major intelligence community customer. The network is composed of heterogeneous hardware and software, providing real-time data and communications support for thousands of users. We actively participated in the conversion of this customer’s network from a UNIX-based environment to Windows NT. We transitioned several thousand people into new facilities, bringing each workstation on-line and trained users on the new systems with no loss of data and no downtime. We designed innovations for the new environment that leveraged the customer’s investment and introduced efficiencies to the network. By consolidating network support into a single enterprise solution the customer is realizing substantial cost savings. In addition, our enterprise approach fosters an environment of continuous process improvement where common processes and innovative solutions can be introduced and implemented across the network.

Systems Engineering Services

Offerings

      Spacecraft and Aircraft Research, Development, Testing and Evaluation. We provide expert systems engineering analysis, tools, techniques and models to support the research, development, test and evaluation of the U.S. government’s spacecraft, aircraft, and missile programs.

      Systems Life Cycle Support. We provide expert engineering support for all phases of design, development and operations of major national intelligence systems.

      Modeling and Simulation for Systems Acquisition Support. We develop models and simulations and perform engineering and operational analyses to support the Department of Defense’s weapons systems acquisition processes from early concept development to full system production.

      Intelligent Transportation Systems. We develop vehicle-based technologies to make vehicles safer and to add “smart” technologies to vehicles in order to provide more effective and efficient emergency responses.

Representative Applications

      We provide on-going test and evaluation engineering services for numerous U.S. Naval, Air Force and Army aircraft programs. We have provided these services, including systems engineering, software validation and verification, configuration management and project engineering support for over 20 years.

      We provide on-call engineering services for the transmitting stations that are the primary broadcast communications link for command and control of the U.S. attack and ballistic nuclear missile submarines.

      We developed a system for automobiles that can detect an accident, determine the location, profile the severity of the crash, and without human intervention, summon an emergency response team.

Case Study

      Our customer requirement was to provide professional engineering services to test and evaluate network-centric systems for the U.S. Naval aviation community’s C4ISR platforms.

      Our solution has been to provide a full range of flight test and engineering services in support of the U.S. Navy’s primary surveillance, command and control platform, the E2-C. Our test engineers, working with our U.S. government customers, provide independent validation of the effectiveness of new or modified C4ISR systems and weapons platforms before they are deployed to front-line operations. We test and evaluate communications interoperability improvements, cooperative engagement enhancements and other upgrades to surveillance and communications systems.

Backlog

      Many of our contracts, primarily with the U.S. government, extend over multiple years. In many cases our contracts include unexercised options. The amount included in “funded” backlog is for orders for which funding is appropriated and allocated to the contract by the purchasing agency. Because the U.S. government operates under annual appropriations, our customers typically fund contracts on an incremental basis, generally for periods of one year or less. Accordingly, a significant amount of our backlog is “unfunded.” We include in unfunded backlog an estimate of future funding that we expect to receive on signed contracts.

      Our backlog consists of the following approximate amounts at the dates specified:

	As of	As of
	December 31,	December 31,
	2001	2000

	(In thousands)
Funded backlog	$206,000	$231,000
Unfunded backlog	1,140,000	1,201,000

Total backlog	$1,346,000	$1,432,000

      We believe that year-to-year comparisons of backlog are difficult and not necessarily indicative of future revenues from backlog. The actual timing of revenues on projects included in backlog could change because many factors affect the scheduling of projects. In addition, cancellation or adjustments to contracts may occur. Backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Also, a significant amount of our contract work is performed on contracts with a duration of one year or less. In many cases these contracts or task orders represent recurring short-term extensions of work that has been performed for many years with a customer. In the second half of 2001 we saw an increase in these types of contracts, as compared to full, multi-year recompeted contracts.

Sales and Marketing

      Our business development and sales and marketing organization consists of approximately 30 individuals skilled in those professional disciplines and possessing relevant technical expertise. Our sales and marketing efforts focus on well-coordinated single sales objective pursuits and key account management led by seasoned business development professionals and staffed by teams of business development, senior management and program management personnel. We market and sell our services by leveraging long-term customer relationships, responding to competitive solicitations, capitalizing on our IDIQ contracts, attending marketing events and engaging in branding activities.

      To supplement or complement our domain expertise, we have teaming relationships to work together on contracts with various industry partners. While we are often the prime contractor on our contracts, we are a subcontractor when teaming furthers our goals of expanding our customer base or pursuing high-growth markets.

Research and Development

      We maintain a staff of engineers, other scientific professionals and support personnel engaged in the development of new applications of technology and improvement of existing products. These programs’ costs are expensed as incurred. Veridian-funded research and development expenditures were $4.5 million in 1999, $5.8 million in 2000 and $6.2 million in 2001. The majority of our research and development activities during 2001 were customer-funded, and as such were paid for through contract revenues with an associated expense in operating expenses.

Government Contracting and Regulatory Processes

      The government contracting process differs in many ways from commercial contracting, and involves a high degree of U.S. government regulation and oversight.

Contracting Processes

      The Competition in Contracting Act of 1984 requires agencies to attain “full and open competition” in selecting companies to perform their contracts. If a U.S. government agency has a requirement for services, it announces its requirements in the Commerce Business Daily or on an electronic bulletin board.

Interested contractors submit information indicating their desire to perform the required services. The agency then solicits competitive proposals or bids from qualified contractors by providing them with a formal request for a proposal, or RFP, or similar solicitation. The RFP is an extensive document describing the desired services and terms and conditions that will form the final agency contract. The RFP includes the evaluation criteria the agency will use to determine which contractor will be selected for the contract. Bidders then submit proposals in response to the RFP, and the agency evaluates all the proposals, asks for clarifications, and engages in discussions with bidders if necessary. Agencies are encouraged to award contracts on a “best value” basis. This means that the contractor selected for the award should, in the agency’s judgment, provide the greatest overall benefit in response to the requirement, including technical merit, cost and relevant past performance considerations. This process can sometimes take a year or more.

      In some cases, full and open competition is not required. Depending upon the circumstances, contracts can be awarded to us or other contractors on a “sole-source” basis. This can occur when the agency’s need for the services is of such an unusual and compelling urgency that the U.S. would be seriously injured unless the agency is permitted to limit the number of sources from which it solicits bids or proposals. A contract can also be awarded to a contractor on a sole-source basis when the services needed by the agency are available from only one responsible source or only from a limited number of responsible sources and no other type of services will satisfy the needs of the agency. From time to time, we are awarded contracts on a sole-source basis.

      Several statutory and regulatory changes have significantly altered government procurement practices, increasing the number of procurement “vehicles” available to U.S. government customers to satisfy their requirements in recent years. U.S. government agencies are now more likely to use flexible contract vehicles that permit a number of firms to compete for specific orders. The General Services Administration (GSA) Multiple Award Schedule (MAS) Program is an example of a flexible contract vehicle employed by the U.S. government. The GSA contracts with multiple vendors to provide commercial off-the-shelf information technology products and services, at predetermined prices, to authorized buyers. Those contracts involve services that are provided at fixed labor rates and individual agencies may place orders, receive services and make payments directly to contractors under the GSA MAS contracts. Before placing an order, ordering offices are to consider reasonably available information about the services offered under GSA MAS contracts by using the “GSA Advantage!” on-line shopping service or by reviewing catalogs and pricelists of at least three schedule contractors. Orders placed pursuant to a GSA MAS contract are generally considered to be issued pursuant to full and open competition, so when placing orders under GSA schedules, ordering offices need not seek further competition.

      In addition to the MAS Program, we also hold other multiple award contracts with individual agencies called indefinite delivery, indefinite quantity, or IDIQ, contracts. IDIQ contracts (also known as task order contracts) are essentially umbrella contracts that set forth the basic terms and conditions under which the agency may order goods and services from one, and in some cases, more than one, contractor. Typically, these contracts will also specify the labor or skill categories that the government agency believes are necessary to perform the necessary contract work and may also specify the labor rates applicable for each contract labor and/or skill category. Federal law establishes a preference for multiple award IDIQ contracts. IDIQ contracts do not obligate the U.S. government to purchase goods or services above the minimum levels set forth in the contract. When task orders are issued under multiple award IDIQ contracts, each awardee should be given a fair opportunity to be considered for the task order. The agency desiring contract services will conduct a limited best value competition among the interested awardees, resulting in the issuance of a task order to a single contractor.

      A task order calls for a specific set of services to be delivered by the contractor to a particular customer agency. Our experience has also been that the key factors in bidding successfully for these task orders are technical merit, cost, relevant past performance considerations, and customer trust. Our experience has also been that after winning a task order and providing the requested services, we will often receive successive task orders from the same agency for follow-on services as long as our customer is satisfied with our work. From time to time we are also party to Government-Wide Agency Contracts, which are IDIQ contracts that permit the aggregation of multiple agencies’ requirements in a single contract, to encourage contractors to offer the best possible prices and to reduce the costs associated with multiple acquisitions.

Types of Contracts

      We hold essentially three different types of government contracts, each of which involves a different payment methodology and degree of risk of the cost of performance. These types of contracts are typically referred to as cost reimbursable, or “cost-plus,” contracts, time-and-materials contracts and fixed-price contracts. Each of these contract types is described below.

      Cost-Plus Contracts. Cost-plus contracts provide for reimbursement of costs, to the extent that such costs are reasonable, allowable, and allocable to the contract and for the payment of a “fee,” which essentially represents the profit margin negotiated between the contractor and the contracting agency. Cost-plus incentive fee and cost-plus award fee contracts provide for increases or decreases in the contract fee, within specified limits, based upon actual results as compared to contractual targets for factors such as cost, quality, schedule and performance. The fee is generally either fixed at the time of award (fixed fee), or is awarded based on performance, at the sole discretion of the government (award fee). Contracts may require completion of defined tasks or performance of a specific number of hours of service. Our total cost incurred on our cost-plus contracts cannot exceed the funded cost ceiling set forth in the contract without the approval of the agency. If a contracted task has not been completed or the specific number of hours of service have not been performed at the time the authorized cost is expended, we may be required to complete the work and be reimbursed for the additional costs with no increase in fee or the fee may be reduced proportionately to the number of hours actually provided. Even though cost-plus contracts are generally thought to involve a relatively low degree of risk, we carefully manage our cost-plus contracts to ensure that they are performed within the estimated cost and that the required work is completed and/or the minimum hours are provided.

      Time-and-Materials Contracts. Under a time-and-materials contract, our compensation is based on a fixed hourly rate established for specified labor or skill categories. We are paid at the established hourly rates for the hours we expend performing the work specified in the contract. Labor costs, overhead, general and administrative costs and profit are included in the fixed hourly rate. Materials, subcontractors, travel and other direct costs are reimbursed at actual costs plus an amount for material handling. We make critical pricing assumptions and decisions when developing and proposing time-and-materials labor rates and risk loss of profitability if our actual costs exceed the costs incorporated into the fixed hourly labor rate. One variation of a standard time-and-materials contract is a time-and-materials, award fee contract. Under this type of contract, the profit or “fee” we earn is determined based on a combination of our internal cost control and the quality of our performance, which is determined at the sole discretion of the government.

      Fixed-Price Contracts. In a fixed-price contract, we must complete the work to receive the price, which is fixed and is not affected by the cost of performance. Thus, if the costs are greater than the price, we will suffer a loss; on the other hand, the lower our costs, the greater our profits. Since we agree to accept the cost risk for the contract, there is greater risk involved with performing the contract, but also the possibility of receiving higher profit margins than those recognized on cost-plus and time-and-materials contracts, if work is performed or products are developed more efficiently than anticipated.

Payment Processes

      Almost all of our payments ultimately come from U.S. government agencies. An account receivable from an agency enjoys the overall creditworthiness of the U.S. government. We can invoice our customers bi-weekly under certain cost-plus and time-and-materials contracts. Fixed-price contracts are often “financed” by the agency in the form of periodic progress or milestone payments made to us. Under the Prompt Payment Act, certain payments from U.S. government agencies must be made within 30 days of final invoice approval, or interest must be paid. We receive most of our payments from agencies via electronic funds transfer, further reducing unreasonably long accounts receivable aging periods. Final payments on U.S. government contracts are made after U.S. government audit agencies complete their reviews of the contract.

Laws and Regulations Affecting Our Business

      U.S. government contracts are subject to a number of federal statutes, the Federal Acquisition Regulation, or FAR, and agency supplements to the FAR. The FAR contains several regulations that affect us significantly.

      The Anti-Deficiency Act prohibits U.S. government employees from committing government funds by contract or otherwise, in excess or in advance of appropriations, unless authorized by some specific statute. Thus, work on our contracts may be limited by the availability of funds. Since Congress usually appropriates funds on a fiscal year basis, many of our contracts are incrementally funded by the agency as Congress makes appropriations for future fiscal years. Additionally, the U.S. government uses FAR clauses, such as the Limitation of Cost and Limitation of Funds clauses, prescribed by FAR Subpart 32.7, to limit its liability arising from its employees involving the U.S. government in expenditures or liabilities beyond those authorized by Congress. In many cases, contracts are awarded for only one year, with a number of (often four) successive option years. Agencies are not obligated to exercise these option years, but in our experience, most renewal options are exercised and the scope and terms are often expanded.

      Disappointed bidders and firms excluded from competition for U.S. government contracts and task orders can avail themselves of FAR and General Accounting Office bid protest remedies by submitting an objection to the contracting officer or General Accounting Office within specified time limits. The U.S. Court of Federal Claims also has bid protest jurisdiction. Contract performance can be suspended while a protest is pending and the contract can be terminated if found to have been improperly awarded.

      Larger contracts may also be subject to the Truth in Negotiations Act and Cost Accounting Standards. The Truth in Negotiations Act requires us to provide current, accurate and complete cost or pricing data in connection with the negotiation of a contract, modification or task order that is not subject to full and open competition. Cost Accounting Standards require consistency of accounting practices over time and compliance with specific cost accounting criteria. FAR Part 31, “Contract Cost Principles and Procedures,” sets forth the rules regarding the allowability and allocability of costs incurred in connection with U.S. government contracts.

      The FAR Changes Clause, prescribed by FAR Subpart 43.2, permits a contracting officer to make unilateral changes within the general scope of this contract at any time, by written order, in a number of contract areas. If any such change causes an increase or decrease in the estimated cost of, or the time required for, performance of any part of the work under a changed contract, or otherwise affects any other terms and conditions of this contract, the contracting officer must make an equitable adjustment in the estimated cost, delivery or completion schedule, or both; the amount of any fixed fee; and other affected terms and modify the contract accordingly.

      The U.S. government makes efforts to avoid awarding contracts to companies that may have an organizational conflict of interest, or OCI. FAR Subpart 9.5 describes the situations that may result in an OCI and provides guidance to contracting officers in order to avoid and/or mitigate an actual or potential OCI. An OCI involves a situation that arises or might arise because the nature of the work to be performed by a contractor may, absent some restriction on future activities, result in an unfair competitive advantage to the contractor, impair the contractor’s objectivity in performing the contract work or make the contractor potentially unable to render impartial assistance or advice to the U.S. government. The contracting officer is responsible for resolving any significant potential OCIs before a contract award is made. We have a company-wide policy regarding acceptance of and compliance with contractual OCI provisions and a database in which OCI restrictions are logged.

      To the extent that we fail to comply with procurement requirements, the U.S. government may demand an adjustment in contract prices. Additionally, changes in cost accounting practices are subject to a required procedure for determining the cost impact of the change. The U.S. government is protected from paying increased costs resulting from a contractor’s accounting changes.

      Our books and records are subject to audit by the Defense Contract Audit Agency, or DCAA, and other audit agencies, to ensure that the costs and hourly rates for which we invoice the U.S. government under cost-plus and time-and-materials contracts are in compliance with the Cost Principles, Cost Accounting Standards, and FAR invoicing regulations. These audits can result in adjustments to contract costs and fees as well as penalties and interest costs. The U.S. government retains a portion of the fee earned by us under cost-plus contracts until contract completion and audit by the DCAA. Audits of our business units by the DCAA have been completed for all fiscal years through 1998 without material adjustments. In the opinion of management, the audits for fiscal years 1999 and beyond will not result in adjustments that would have a material adverse effect on our financial position or results of operations; however, future material adjustments are possible. Additionally, our GSA MAS work is subject to audit by the GSA Inspector General to ensure that we are in compliance with the most favored customer, price reductions and other provisions in our GSA MAS contracts.

Competition

      Our key competitors include divisions of large defense contractors such as The Boeing Company, Computer Sciences Corporation, Jacobs Engineering, Inc., Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company, Science Applications International Corporation and TRW, Inc., as well as a number of smaller government contractors with specialized capabilities. Because of the diverse requirements of our U.S. government customers and the highly competitive nature of large procurements, corporations frequently form teams to pursue contract opportunities. The same companies listed as competitors will, at times, team with us or subcontract to us in the pursuit of new business.

      We believe that the major competitive factors that affect our ability to compete are technical competencies, knowledge of the customer and their specific needs, the results of past performance on similar engagements, our reputation, key management and technical personnel, number and level of security clearances and price. Although we believe that we compare favorably with our competitors based on these factors, we may not maintain our competitive position against current or potential competitors. We expect that competition in this field will intensify in the future. Some of our competitors have longer operating histories, significantly greater research and development capabilities and financial, technological, marketing and human resources, greater name recognition and a larger customer base than we have.

Proprietary Rights

      Although we have patents, our operations are not substantially dependent on these patents. We also rely extensively on a combination of copyright law, trade secret law, confidentiality procedures and contractual provisions to protect our proprietary rights. Because the U.S. government cannot be enjoined from using patented inventions, our patents would not bar competitors from our government markets. We believe that the technological and creative skills of our personnel, new software tool developments, frequent software tool and service enhancements, name recognition and professional services capabilities are essential to establishing and maintaining a technology leadership position. Our competitors may independently develop technologies that are similar to ours or may duplicate any technology developed by us, or our technology could infringe upon the patent rights of others.

      Despite our efforts to protect our proprietary rights, unauthorized parties may copy or use aspects of our technology or obtain and use inventions, works or information that we regard as proprietary. Policing unauthorized use of our technology is difficult. We have not sought patents in foreign countries to the same extent as in the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. This type of litigation could result in substantial costs and diversion of resources and could have an adverse effect on our business. To date we have not been notified that technologies we have developed infringe the proprietary rights of any third parties, but third parties may, in the future, claim that our current or future technologies infringe upon their proprietary rights.

Employees

      As of February 28, 2002, we employed approximately 5,200 employees including: computer scientists, software development engineers, systems analysts, scientists and engineers. Forty-seven of our employees are represented by a collective bargaining agreement, which expires on May 8, 2004. We have not experienced any work stoppages and believe that we have a good relationship with our employees.

Environmental, Health and Safety Matters

      Some of our operations, particularly those in connection with our test and evaluation facilities in Ashford and Buffalo, New York, are subject to environmental, health and safety regulations and similar standards contained in our contracts with the U.S. government. At these facilities, activities include aircraft testing and simulations, supersonic wind tunnel and hyper-sonic shock tunnel testing, and chemical agent and military ordnance testing for the U.S. government. The nature of these activities is inherently dangerous. As a result, we risk incurring liability for personal injuries, death and contamination of the environment in the event of an accidental explosion or chemical release, and all or some of these costs could be disallowed as charges in U.S. government contracts, in excess of any applicable insurance limits or not covered by insurance. For example, we do not maintain insurance for environmental liabilities.

Facilities

      Our corporate offices are located in leased facilities in Arlington, Virginia. We lease a total of approximately 1.22 million square feet of office and laboratory space in 79 facilities nationwide. We also own approximately 673 acres of land and approximately 400,000 square feet of office space and testing facilities in Buffalo and Ashford, New York.

      The following chart provides summary information on our facilities that have an annual rent and commitment of at least $500,000.

		Building	Lease
Facility	Location	Square Feet	Expiration

Corporate Headquarters	Arlington, VA	33,680	05/31/10
Veridian (1)	Alexandria, VA	22,837	09/30/06
Veridian Engineering	Buffalo, NY	390,027	Owned
Veridian Engineering	Ashford, NY	13,232	Owned
Veridian Engineering	Dayton, OH	34,960	12/31/07
Veridian Engineering	Lexington Park, MD	98,860	12/14/12
Veridian Information Solutions	Fairfax, VA	97,513	10/31/04
Veridian Information Solutions (2)	Oakton, VA	35,722	02/28/05
Veridian Systems	Chantilly, VA	84,652	02/28/11
Veridian Systems	Ann Arbor, MI	203,810	09/06/04
Veridian Systems (3)	Herndon, VA	19,876	06/30/04
Veridian Systems	Arlington, VA	65,916	10/31/08
Veritect	Reston, VA	25,431	05/31/09

(1)	We sublet this facility to a third party.

(2)	Facility includes separate lease for 8,412 square feet that expires September 30, 2006.

(3)	Facility includes separate lease for 5,029 square feet that expires August 20, 2005.

Legal Matters

      From time to time, we are a party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

      We have been named as a potentially responsible party with respect to several Superfund sites. The Superfund law can impose the entire cost of cleanup of a contaminated site upon any of the current or former site owners or operators or parties who sent waste to the site, without regard to fault. We have settled, or will settle, our liability at each of these sites for de minimis amounts, with the exception of the Pfohl Brothers Landfill in Cheektowaga, New York. Remediation of the Pfohl Brothers site is currently being conducted in stages. The final cost of the remedial activities will be affected by many variables, but a current estimate of the total cost is approximately $34 million with remediation expected to be completed in 2002. The portion of this liability for which we may be responsible has not yet been finally determined, but is estimated to be approximately 1.2% of the total cost. We have accrued an amount for our estimated remaining cost.

MANAGEMENT

Directors and Executive Officers

      The following table sets forth information concerning our directors and executive officers, including their respective ages and positions held with Veridian. There are no family relationships between any of our directors or executive officers and our other directors or executive officers. Executive officers serve at the discretion of our board of directors.

			Term Expires
Name	Age	Position Held	(Directors Only)

Dr. Joseph P. Allen, IV	64	Chairman of the Board and Director
David H. Langstaff	47	President, Chief Executive Officer, Vice Chairman and Director
James P. Allen	53	Senior Vice President and Chief Financial Officer
Dr. Michael G. Hansen	55	Senior Vice President, Organizational Capability
Jerald S. Howe, Jr.	46	Senior Vice President and General Counsel
Ronald C. Jones	43	Senior Vice President, Corporate and Business Development
Phillip E. Lacombe	51	Senior Vice President, Strategic Initiatives
Dr. Robert M. Farrell	54	Senior Vice President
Keith E. Jackson	42	Senior Vice President
Robert A. Pattishall	56	Senior Vice President
Michael A. Bell	46	Director
Dr. Joel S. Birnbaum	64	Director
James J. Kozlowski	46	Director
Lynn Amato Madonna	44	Director
Dr. Sally K. Ride	50	Director
Charles J. Simons	84	Director

      Dr. Joseph P. Allen, IV. Dr. Joseph P. Allen, IV has served as a director and the chairman of the board since 1997. From 1995 until 1997, Dr. Allen served as chairman of the board of Calspan SRL Corporation, or CSRL (a predecessor to Veridian). From 1994 until 1995, Dr. Allen was president and chief executive officer of CSRL. From 1967 until 1985, Dr. Allen served with NASA as an astronaut, flying once aboard Columbia for the first shuttle mission to deliver cargo to space and once aboard Discovery for the first space salvaging mission in history. Dr. Allen also served as a mission controller for three Apollo and Space Shuttle flights. Dr. Allen also served as the Assistant Administrator of NASA (Legislative Affairs) and as the Director of Astronaut Training. Dr. Allen is the chairman of the board of the Challenger Learning Centers.

      David H. Langstaff. Mr. Langstaff has served as vice chairman and our chief executive officer since 1997. He was appointed president in July 1999. From 1995 until 1997, Mr. Langstaff served as chief executive officer, president and director of CSRL. From 1993 until 1995, Mr. Langstaff was a director, executive vice president and chief financial officer of CSRL. Before 1993, Mr. Langstaff served as a director, senior and executive vice president, chief operating officer and chief financial officer of predecessor companies of Veridian and CSRL.

      James P. Allen. Mr. Allen has served as our senior vice president and chief financial officer since May 2000. From January 1999 to April 2000, Mr. Allen served as senior vice president and chief financial officer of GRC International. Mr. Allen served as executive vice president and chief financial officer for CACI International from March 1996 to December 1998.

      Dr. Michael G. Hansen. Dr. Hansen has served as our senior vice president for organizational capability since December 1998. From 1992 until joining us, Dr. Hansen was director of the MITRE Institute, the MITRE Corporation, where he was responsible for corporate education, training, organizational development, performance and learning policy initiatives and programs.

      Jerald S. Howe, Jr. Mr. Howe has served as our senior vice president, general counsel and secretary since February 2000. As a partner in the law firm of Steptoe & Johnson L.L.P. from 1991 through January 2000, Mr. Howe served as outside counsel to Veridian and its predecessors, as well as a number of other defense, aerospace and information technology companies.

      Ronald C. Jones. Mr. Jones has served as our senior vice president for corporate and business development since 1997. From December 1994 until August 1997, Mr. Jones served as vice president of marketing and business development for CSRL.

      Phillip E. Lacombe. Since February 1998, Col. Lacombe has served as our senior vice president, first, for communications, second, for cyber-assurance and policy and, currently, for strategic initiatives. From 1994 until joining us, Col. Lacombe served as director of the President’s Commission on Critical Infrastructure Protection and as a consultant for national security to the Office of the Secretary of Defense.

      Dr. Robert M. Farrell. Dr. Farrell has served as our senior vice president and as the president of Veridian Information Solutions, Inc., one of our operating subsidiaries, since January 2000. From 1986 to January 2001, Mr. Farrell served in a variety of capacities at MRJ’s Information Systems Group, which focused on building information technology-based systems for the Department of Defense and the intelligence community.

      Keith E. Jackson. Mr. Jackson has served as our senior vice president and as the president of Veridian Engineering, Inc., one of our operating subsidiaries, since January 1999. From September 1997 until January 1999, Mr. Jackson served as marketing director for Veridian Engineering. From 1994 until September 1997, Mr. Jackson served as a manager of development with Veda International, Inc., a predecessor company of Veridian.

      Robert A. Pattishall. Mr. Pattishall has served as our senior vice president and as the president for Veridian Systems, Inc., one of our operating subsidiaries, since January 2001. From May 2000 until December 2000, Mr. Pattishall led that subsidiary’s Advanced Engineering and Analysis Sector. Prior to joining us, Mr. Pattishall’s last position was with the CIA in the Office of Development and Engineering. Mr. Pattishall was assigned by the CIA to the National Reconnaissance Office where his last position was Director of the Advanced Systems and Technology Directorate, which was created to provide a strong central focus for all advanced technology within the National Reconnaissance Office.

      Michael A. Bell. Mr. Bell has served as one of our directors since 1999. Mr. Bell is a founder and managing director of Monitor Clipper Partners. Since joining the founding group of the predecessor to Monitor Company Group Limited Partnership in 1983, Mr. Bell has served as a consultant to buyout firms in the areas of due diligence, post-acquisition value addition and integration of acquired companies. Mr. Bell also serves as Senior Executive Vice President of John Hancock Financial Services, Inc. In addition, Mr. Bell is chairman of the board of the Brigham and Women’s Hospital and a trustee of the Partners Healthcare System in Boston and sits on the board of several private companies.

      Dr. Joel S. Birnbaum. Dr. Birnbaum has served as one of our directors since June 1999. From 1991 until his retirement in February 1999, Dr. Birnbaum served as the senior vice president of research and development for Hewlett-Packard Company, where he was responsible for shaping the company’s overall technology strategy, and as a director of Hewlett-Packard Laboratories. Mr. Birnbaum is a director of Indigo Corporation, Corporation for National Research Infrastructure, a non-profit corporation, and Monterey Bay Aquarium Research Institute, a non-profit corporation.

      James J. Kozlowski. Mr. Kozlowski has served as one of our directors since 1997. From 1995 until 1997, Mr. Kozlowski served as a director of CSRL. Since 1992, Mr. Kozlowski has served as president and a director of TGF I Management Corp., which manages Texas Growth Fund – 1991 Trust, a director of TGF Management Corp., which manages Texas Growth Fund II-1998 Trust and the general partner of TGF II Management, L.P.

      Lynn Amato Madonna. Ms. Amato Madonna has served as one of our directors since 1997. Prior to joining our board of directors, Ms. Madonna served as a director of CSRL in 1997. Since 1989, Ms. Amato Madonna has served as the founder and president of Corporate Marketing Group, a marketing consultancy that she founded that specializes in corporate positioning, business development and strategic programs to create shareholder value for growth companies in the high technology and healthcare industries. She is also a director of Siegelgale, Inc., a brand strategy and internet consulting firm based in New York City.

      Dr. Sally K. Ride. Dr. Ride has served as one of our directors since June 1999. She is a professor of physics at the University of California, San Diego and the president and chief executive officer of Imaginary Lines, Inc., a company dedicated to supporting girls’ interests in math, science and technology. Dr. Ride was a NASA astronaut from 1978 until 1987. She was the first American woman in space, and flew on two Space Shuttle missions. She was the director of the California Space Institute from 1989 to 1996, and the president of Space.Com from 1999 to 2000. She is a trustee of Caltech and of MITRE Corporation.

      Charles J. Simons. Mr. Simons has served as one of our directors since 1997. From 1993 until 1997, Mr. Simons served as a director of CSRL. Mr. Simons is a director of Diasa, Med/Waste, Inc., Viragen Corp., G. W. Plastics, Inc. (vice chairman), and Excalibour. Mr. Simons is also a trustee of Dartmouth Hitchock Medical Center.

Classified Board of Directors

      Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the shareholders. The terms of the first, second and third classes will expire in 2004, 2002 and 2003, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors. Holders of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a plurality of shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

Committees of Our Board of Directors

      Our board of directors has an audit and finance committee, a compensation and governance committee, an ethics and self-governance committee and an employee development committee. Our board of directors may on occasion establish other committees. Mr. Langstaff, as chief executive officer, and Mr. Howe, as secretary, participate in committee meetings but not as voting members.

      Audit and Finance Committee. The audit and finance committee reviews and monitors our financial performance, reviews and advises management regarding changes in our capital structure and other financing matters and meets with the independent auditors. The audit and finance committee also reviews and monitors our internal controls, financial reports and accounting practices, as well as the scope and extent of the audits performed by the independent auditors. Mr. Simons is the chairperson of the committee. By invitation, our chief financial officer, Mr. James P. Allen, participates in the meetings of the committee, but not as a voting member.

      Compensation and Governance Committee. The compensation and governance committee reviews the performance of our chief executive officer and senior management, makes recommendations to the full board of directors concerning the amount and nature of their compensation, including stock purchases, stock options and other performance incentive plans and oversees a comprehensive equity and incentive program designed to attract, motivate and retain outstanding employees. The compensation and governance committee also oversees and monitors matters of corporate governance. Mr. Kozlowski is the chairperson of the committee.

      The compensation and governance committee uses certain factors and criteria to determine the bonus awarded to each executive officer. The criteria used to award bonus pay to executive officers generally includes a profitability component focusing on our profitability for the applicable fiscal year, a sales component focusing on our aggregate sales for the applicable fiscal year and a discretionary component that is specific to each executive officer. For the year 2001, the chief executive officer’s discretionary component was determined by reviewing his ability to continue to build and develop a strong senior management team, actively communicate our vision and direction to employees, actively support our branding objectives in targeted external markets and continue to lead us to make progress on long-term strategic goals.

      Ethics and Self-Governance Committee. The ethics and self-governance committee reviews matters relating to self-governance and compliance, monitors compliance with our Code of Ethics and Standards of Business Conduct, reviews and resolves matters presented to it for resolution by senior management, and reviews and monitors the adequacy of our policies and procedures, as well as the organizational structure for ensuring general compliance with laws and regulations. The ethics and self-governance committee also monitors and stimulates debate on a wide range of ethical issues to ensure that our board of directors are responsible to emerging expectations and challenges. Dr. Ride is the chairperson of the committee.

      Employee Development Committee. The employee development committee advises on the development of premier employee recruiting and retention programs, monitors matters relating to our “employer-of-choice” status, and holds management accountable to the standards necessary to win the competition for the best people. The employee development committee reviews corporate employee development initiatives and stays informed on their results. The committee also assures the alignment of employee development with corporate business goals and objectives. The committee also reviews the nominations and recommendations of management in connection with the granting of annual leadership awards. Dr. Birnbaum is the chairperson of the committee.

Compensation Committee Interlocks and Insider Participation

      Mr. Bell, Mr. Kozlowski, Ms. Madonna and Mr. Simons served during 2001 as members of the compensation and governance committee. None of Mr. Bell, Mr. Kozlowski, Ms. Madonna or Mr. Simons was at any time during 2001, or at any other time, an officer or employee of Veridian. Please read “Certain Relationships and Related Transactions” for a description of certain relationships and transactions between us and affiliates of Mr. Bell.

Director Compensation

      Each of our non-employee directors receives an annual retainer of $10,000 payable in common stock and 1,000 non-qualified stock options at the fair market value as determined pursuant to valuation of the common stock in the Veridian Retirement Savings Plan conducted as of December 31 of the previous year.

      Non-employee directors also receive $2,500, payable in cash or common stock, for each meeting attended. Each non-employee director also receives $250, payable in cash for each telephonic meeting. Non-employee board committee members receive an annual payment of $1,000 payable in cash per committee meeting; non-employee board committee chairs receive an additional $1,000 per year, payable in cash. Non-employee directors have also received a one-time non-qualified stock option grant of 10,000 shares which is issued at the time the director first joins the board, at an exercise price equal to the most recent annual valuation of the Veridian Retirement Savings Plan. All directors are entitled to reimbursement for their expenses incurred in attending meetings.

Executive Compensation

      The following table sets forth the cash and non-cash compensation earned by, awarded to and paid to our “named executive officers,” who include our chief executive officer and our five other most highly compensated executive officers who earned more than $100,000 during the last fiscal year.

				Long-term
				Compensation
	Annual Compensation
				Number of Shares
			Other Annual	Underlying	All Other
Name and Principal Position	Salary	Bonus	Compensation(1)	Stock Options	Compensation(2)

David H. Langstaff
President, Chief Executive Officer and Vice Chairman	$432,913	$129,937	—	—	$10,200
Dr. Joseph P. Allen, IV
Chairman of the Board	$180,654	$19,200	—	—	$10,301
James P. Allen
Senior Vice President and Chief Financial Officer	$218,457	$45,000	—	—	$10,200
Jerald S. Howe, Jr.
Senior Vice President and General Counsel	$231,625	$50,000	—	—	$6,988
Ronald C. Jones
Senior Vice President, Corporate and Business Development	$244,531	$28,833	—	—	$10,200
Dr. Robert M. Farrell
Senior Vice President	$224,596	$90,341	—	—	$18,048

(1)	No named executive officer received perquisites or other personal benefits, securities or property in an amount in excess of the lesser of either $50,000 or 10% of the total of salary and bonus reported from him in the two preceding columns.

(2)	All Other Compensation consists of contributions funded by us to the Veridian Retirement Savings Plan.

      There were no options granted during the last fiscal year to any of the named executive officers under our 2000 Stock Incentive Plan.

      The following table sets forth certain information with respect to options exercised during the last fiscal year and held on December 31, 2001 by each of the named executive officers:

Aggregated Option Exercises in 2001

and Fiscal Year-End Option Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
	Shares		Options at		Options at
	Acquired		December 31, 2001		December 31, 2001
	on	Value
Name	Exercise	Realized	Exercisable	Unexercisable(1)	Exercisable	Unexercisable(2)

David H. Langstaff	—	—	57,908	246,505(3)	$	$
Dr. Joseph P. Allen, IV	—	—	23,607	2,800(4)
James P. Allen	—	—	2,813	25,321(5)
Jerald S. Howe, Jr.	—	—	2,500	22,500(6)
Ronald C. Jones	—	—	66,550	5,553(7)
Dr. Robert M. Farrell	—	—	1,500	13,500(8)

(1)	Upon this offering, all unvested options under the 1998 Stock Incentive Plan will become immediately exercisable. Upon this offering, 80% of the unvested options held by employees under the 2000 Stock Incentive Plan that were granted prior to December 31, 2001 will become immediately exercisable with the remaining 20% becoming exercisable upon the earlier of one year from the consummation of this offering or the termination of employment by us other than for cause. Options granted since December 31, 2001 will have no such accelerated vesting.

(2)	Based on the difference between the initial public offering price for our common stock, and the option exercise price. The above valuations may not reflect the actual value of unexercised options, as the value of unexercised options will fluctuate with market activity.

(3)	Mr. Langstaff has 8,000 shares underlying unvested options under the 1998 Stock Incentive Plan and 238,506 shares underlying unvested options under the 2000 Stock Incentive Plan.

(4)	Dr. Joseph P. Allen, IV has 2,800 shares underlying unvested options under the 1998 Stock Incentive Plan.

(5)	Mr. James P. Allen has 25,321 shares underlying unvested options under the 2000 Stock Incentive Plan.

(6)	Mr. Howe has 22,500 shares underlying unvested options under the 2000 Stock Incentive Plan.

(7)	Mr. Jones has 4,000 shares underlying unvested options under the 1998 Stock Incentive Plan.

(8)	Dr. Farrell has 13,500 shares underlying unvested options under the 2000 Stock Incentive Plan.

Employment Agreements

      We entered into employment agreements with each of Messrs. Langstaff, James P. Allen, Howe, Jones and Farrell effective as of January 1, 2001. Each of these agreements was for a six-month initial term. Upon the expiration of the initial term the agreements were automatically renewed for a term of six months. On each semi-annual term thereafter, the agreements will be automatically renewed for an additional term of six months, unless at least sixty days prior to the automatic renewal date, either party gives written notice of the intent not to renew. Each of the employees has the right to participate in all employee benefit plans offered to other senior executives.

      We may terminate the employment agreements at any time for cause, death or disability before the expiration of the term of the agreement. The employees may voluntarily terminate their employment for good reason upon thirty days prior written notice. We may also terminate any of the employees without cause upon thirty days prior written notice. Upon a termination of or by an employee for good reason (as defined in the employment agreements), each executive is entitled to receive: (i) all salary and other compensation and vested benefits accrued but unpaid as of the date of termination; (ii) outplacement services for a period of one year or until the employee obtains a comparable position, whichever occurs first; and (iii) full vesting of all outstanding unvested options to acquire our stock and immediate termination of our rights to repurchase stock held by the employee at less than fair market value. During the term of their employment and for a period of six months after the employee’s voluntary termination or termination for cause, the employee will be subject to the employment agreement’s non-competition, non-solicitation and confidentiality requirements.

      Mr. Langstaff’s employment agreement calls for an annual salary of $450,000, subject to annual review. If Mr. Langstaff terminates his employment for good reason (as defined in the employment agreement), then Mr. Langstaff is also entitled to receive: (i) an allocable portion of any incentive compensation that we, in our reasonable business discretion, determine would have been earned through the end of the year in which Mr. Langstaff is terminated, plus one full year, determined pro rata based on his target bonus; (ii) a lump-sum severance payment in an amount equal to three times Mr. Langstaff’s annual salary then in effect; and (iii) continuation of medical benefits, or a cash equivalent, for a three year period or until Mr. Langstaff obtains new employment, whichever period is shorter. In the event that the total payments due to Mr. Langstaff following termination of his employment, whether under the employment agreement or any other agreement with us, become or are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, or any other similar tax, we will pay Mr. Langstaff an additional amount in cash so that the net amount retained by Mr. Langstaff after deduction of any excise tax will equal the total payments he is entitled to receive under the employment agreement. If Mr. Langstaff is terminated without cause, in addition to his right to receive accrued salary and any severance payments in accordance with our corporate policy, we may be required to repurchase all of our stock and other direct and indirect ownership interests held by Mr. Langstaff at the fair market value in effect on the date of termination; provided, however, that if we are restricted by applicable law or any agreement to which we are a party from repurchasing all or any part of Mr. Langstaff’s ownership interests, then our obligation to repurchase Mr. Langstaff’s interests will be deferred until the restrictions are no longer in effect.

      Mr. James P. Allen’s employment agreement calls for an annual salary of $275,000, subject to annual review. If Mr. Allen terminates his employment for good reason (as defined in the employment agreement), then Mr. Allen is also entitled to receive: (i) an allocable portion of any incentive compensation that we, in our reasonable business discretion, determine would have been earned through the end of the year in which Mr. Allen is terminated, plus two-thirds of one full year, determined pro rata based on his target bonus; (ii) a lump-sum severance payment in an amount equal to two times Mr. Allen’s salary then in effect, but not less than $600,000; and (iii) continuation of medical benefits, or a cash equivalent, for a two-year period or until Mr. Allen obtains new employment, whichever period is shorter.

      Mr. Howe’s employment agreement calls for an annual salary of $275,000, subject to annual review. If Mr. Howe terminates his employment for good reason (as defined in the employment agreement), then Mr. Howe is also entitled to receive: (i) an allocable portion of any incentive compensation that we, in our reasonable business discretion, determine would have been earned through the end of the year in which Mr. Howe is terminated, plus two-thirds of one full year, determined pro rata based on his target bonus; (ii) a lump-sum severance payment in an amount equal to two times Mr. Howe’s current annual salary then in effect, but not less than $600,000; and (iii) continuation of medical benefits, or a cash equivalent, for a two-year period or until Mr. Howe obtains new employment, whichever period is shorter. In addition, Mr. Howe may unilaterally terminate his employment with similar consequences as described above if, within the time period beginning one year after an event that results in a change of control of Veridian, the new controlling entity does not offer Mr. Howe a position as the most senior legal officer of that entity.

      Mr. Jones’ employment agreement calls for an annual salary of $260,000, subject to annual review. If Mr. Jones terminates his employment for good reason (as defined in the employment agreement), then Mr. Jones is entitled to receive: (i) an allocable portion of any incentive compensation that we, in our reasonable business discretion, determines would have been earned through the end of the year in which Mr. Jones is terminated, plus two-thirds of one full year, determined pro rata based on his target bonus;

(ii) a lump-sum severance payment in an amount equal to two times Mr. Jones’ current annual salary then in effect; and (iii) continuation of medical benefits, or a cash equivalent, for a two year period or until Mr. Jones obtains new employment, whichever period is shorter.

      Mr. Farrell’s employment agreement calls for an annual salary of $255,000, subject to annual review. If Mr. Farrell terminates his employment for good reason (as defined in the employment agreement), then Mr. Farrell is also entitled to receive: (i) an allocable portion of any incentive compensation that we, in our reasonable business discretion, determine would have been earned through the end of the year in which Mr. Farrell is terminated, plus one-third of one full year, determined pro rata based on his target bonus; (ii) a lump-sum severance payment in an amount equal to Mr. Farrell’s current annual salary then in effect; and (iii) continuation of medical benefits, or a cash equivalent, for a one year period or until Mr. Farrell obtains new employment, whichever period is shorter.

2000 Stock Incentive Plan

      Our board of directors adopted our 2000 Stock Incentive Plan on April 1, 2000, which amends and restates our 1998 Stock Incentive Plan adopted on May 13, 1998. Pursuant to the plan we can make grants of stock-based incentive awards to our employees, consultants and non-employee directors. The purposes of the plan are to (1) promote our interests and the interests of our stockholders by encouraging the participants to acquire or increase their equity interest in us, thereby giving them an added incentive to work toward our continued growth and success and (2) enable us to compete for the services of the individuals needed for our continued growth and success. The principal provisions of the plan are summarized below.

      The plan is administered by a committee of two or more directors appointed by our board. Subject to the provisions of the plan, the committee (1) interprets the plan and all awards under the plan, (2) makes rules as it deems necessary for the proper administration of the plan, (3) makes all other determinations necessary or advisable for the administration of the plan and (4) corrects any defect or supplies any omission or reconciles any inconsistency in the plan or in any award under the plan in the manner and to the extent that it deems desirable to effectuate the plan. Any action taken or determination made by the committee pursuant to the plan shall be binding on all parties. A decision made by a majority of the committee members will be considered a decision made by the committee as a whole. The plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) of the Internal Revenue Code.

      Except with respect to awards then outstanding, if not sooner terminated by the board, the plan shall terminate upon, and no further awards shall be made, after the tenth anniversary of the date the plan was amended and restated by the board. The board may amend, suspend or terminate the plan; provided, however, that no amendment, suspension or termination of the plan may, without the consent of the holder of an award, terminate such award or adversely affect such person’s rights in any material respect.

      The plan authorizes the grant of awards to participants with respect to a maximum of 3,100,000 shares of our common stock, par value $.0001 per share, subject to adjustment. In the event the number of shares to be delivered upon the exercise or payment of any award granted under the plan is reduced for any reason whatsoever or in the event any award granted under the plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such award shall thereupon be released from such award and shall thereafter be available under the plan for the grant of additional awards. Shares issued pursuant to the plan (1) may be treasury shares, authorized but unissued shares or, if applicable, shares acquired in the open market and (2) will be fully paid and nonassessable.

      The plan provides that no option, restricted stock, phantom stock or performance units granted hereunder will vest upon a change of control (as defined in the plan), an initial public offering or any other event unless specifically provided for to the contrary in the award agreement. Award agreements for grants of nonqualified stock options to employees have typically included accelerated vesting provisions. Upon the earlier to occur of a change of control or an initial public offering, 80% of all remaining unvested options shall vest immediately and the balance will vest on the earlier to occur of one year after the change of control or initial public offering, as the case may be, or the termination of employment by us after such date, other than for cause. If the change of control is a sale of all or substantially all of our assets for cash or a dissolution or liquidation of Veridian, all of the remaining unvested options will vest immediately prior to such change of control.

      Under the plan, the committee may grant awards in the following forms: purchased stock, nonqualified stock options, including stock options to non-employee directors, restricted stock, phantom stock, performance units, bonus stock and any other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of common stock (including securities convertible into shares of common stock) as are deemed by the committee to be consistent with the purposes of the plan. The plan does not provide for the issuance of incentive stock options pursuant to Section 422 of the Internal Revenue Code. The committee has the authority to grant awards to our employees, officers and consultants as well as to employees, officers and consultants of our subsidiaries and affiliated entities. In selecting employees or consultants to receive awards, including the type and size of the award, the committee may consider any factors that it may consider relevant. The committee may grant nonqualified stock options only to non-employee directors who are not eligible to receive any other awards under the plan.

      In general, no award granted under the plan is transferable otherwise than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order and, during the lifetime of the participant to whom any such option is granted, shall be exercisable only by the participant. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any award or any right thereunder contrary to the provisions of the plan is void and ineffective, gives no right to the purported transferee and will, at the sole discretion of the committee, result in forfeiture of the award with respect to the shares involved in such attempt. Notwithstanding the foregoing, to the extent provided by the committee with respect to a specific award, the participant may transfer all or part of the award to immediate family members or related family trusts or partnerships or similar entities, on the terms and conditions as the committee may impose.

Leadership Stock Purchase Plan

      In 2000, we implemented the Leadership Stock Purchase Plan, or LSPP, as part of our 2000 Stock Incentive Plan. The LSPP is intended to encourage our senior management and other select employees to acquire an interest in us or otherwise increase their existing interests by providing up to 100% financing for purchases of our stock. Under the LSPP, only executive officers, designated officers and selected other key employees considered vital to our success are eligible and participation is a voluntary election on the part of an eligible employee. Under the plan, an eligible employee may finance up to 100% of his or her own investment with a company-provided, subordinated recourse loan. In connection with the financing, each eligible employee must sign a promissory note for the borrowed amount, which shall be secured by a pledge of all shares purchased pursuant to the note. The promissory note is to be secured by the shares of common stock purchased by the participant and will bear interest for the duration of the loan at 6.05% per year. The principal and interest on a promissory note is due upon maturity, which is either 10 years from the date of the note or upon the sale or other transfer of the common stock purchased with the note. Each eligible employee agrees to remit to us all distributions made on the pledged shares, to be applied first towards payment of accrued interest, and then towards reduction of principal on the note. Any balance of any applied distribution remaining after prepayment of the note in full will be delivered to the participant.

      The shares of common stock purchased pursuant to the LSPP may be purchased by us upon certain termination events. If a participant terminates his or her employment due to death or disability, then the participant, or the participant’s estate or representative, may elect within 12 months of either occurrence to return all of the purchased shares to us, cancel all indebtedness and receive a refund for all payments made to date or retain the shares. We have the option to purchase certain shares owned by a participant who retires or is involuntarily terminated for reasons other than for cause (with such right diminishing over a four year period). A percentage of shares may be acquired at the lesser of the fair market value or the original purchase price plus interest with such right diminishing over a four year period from the date of initial purchase. All other shares, if any, must be purchased at fair market value. However, such right is terminated upon a change of control or an initial public offering. Upon the earlier to occur of a change of control or an initial public offering, 80% of all remaining unvested shares shall vest immediately and the balance will vest on the earlier to occur of one year after the change of control or initial public offering, as the case may be, or the termination of employment by us after such date, other than for cause. If a participant terminates his employment voluntarily or is terminated for cause, then his or her shares must be returned to us to the extent of any outstanding indebtedness and we have the right to purchase the participant’s outstanding shares at the lesser of the fair market value or the original purchase price plus interest. Any amount owed by us for purchased shares will be offset against the amount of any outstanding indebtedness owed by the participant to us.

Veridian Retirement Savings Plan

      Our board of directors adopted the Veridian Retirement Savings Plan on July 1, 1998. The plan was created by a merger of the Veda Income Deferral Plan, the Veda Employee Stock Ownership Plan, the Calspan SRL Corporation Savings Plan and the RAIL Company 401(k) Profit Sharing Plan. The plan is intended to be a qualified plan under Internal Revenue Code section 401(a) and is intended to include a qualified cash or deferred arrangement under Internal Revenue Code section 401(k). The plan is not an employee stock ownership plan within the meaning of Internal Revenue Code section 4975(e)(7).

Other Plans

      We also have outstanding options granted under our 1998 Stock Incentive Plan, the Veda International, Inc. Stock Option Plan and the Calspan SRL Corporation 1995 Stock Incentive Plan. Those outstanding options are governed by the terms of their respective plans. In addition, upon an initial public offering, any unvested options under the 1998 Stock Incentive Plan will become immediately exercisable. As of December 31, 2001, our 1998 Stock Incentive Plan had 497,431 options outstanding, the Veda International, Inc. Stock Option Plan had 40,123 options outstanding and the Calspan SRL Corporation 1995 Stock Incentive Plan had 192,131 options outstanding; no new option grants will be made under these other plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Other than as set forth below, we are not aware of any relationships or transactions between us or our subsidiaries and any member of our board of directors, any of our executive officers, any security holder who is known to us to own of record or beneficially more than 5% of our common stock (on an as-converted basis), or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $60,000.

      Leadership Stock Purchase Plan. Under the Leadership Stock Purchase Plan, or LSPP, certain executive officers have become indebted to us. The following table sets forth information with respect to shares of our common stock purchased during 2000 and 2001 and held December 31, 2001 by each of the following directors and officers and their indebtedness to us:

	Largest
	Aggregate	Transaction	Amount
	Amount of	in Which	Outstanding as
	Indebtedness	Indebtedness	of December 31,	Rate of
Name	During 2001	Incurred	2001	Interest

James P. Allen	$760,237	LSPP	$760,237	6.05%
Dr. Joseph P. Allen, IV	431,345	LSPP	431,345	6.05%
Dr. Robert M. Farrell	606,578	LSPP	606,578	6.05%
Dr. Michael G. Hansen	579,619	LSPP	579,619	6.05%
Jerald S. Howe, Jr.	808,771	LSPP	808,771	6.05%
Ronald C. Jones	808,771	LSPP	808,771	6.05%
Phillip E. Lacombe	614,654	LSPP	614,654	6.05%
David H. Langstaff	2,426,293	LSPP	2,426,293	6.05%
Robert A. Pattishall	215,672	LSPP	215,672	6.05%

      Monitor Clipper Partners Transactions. On September 7, 1999, we sold 3,364,110 shares of our Class A common stock to Monitor Clipper Equity Partners, L.P. and 635,890 shares of our Class A common stock to Monitor Clipper Equity Partners (Foreign), L.P. in exchange for $67,282,200 and $12,717,800, respectively. On the same date we also issued 2,500 shares of our Class A common stock to a predecessor of Monitor Company Group Limited Partnership for consulting services rendered. A majority of the shares of Class A common stock have the right to elect two directors and to consent to certain specified actions involving cash and stock dividends, acquisitions, mergers, divestitures, and debt and equity offerings. These rights will terminate upon the conversion of the Class A common stock. For the years 2000 and 2001, a majority of the Class A common stock exercised their right to elect two directors by electing Michael A. Bell and Kevin A. Macdonald as members of the board of directors. Only Mr. Bell is currently a member of our board of directors.

      In connection with the issuance of Class A common stock effective September 7, 1999, we paid a fee to Monitor Clipper Partners, Inc. of $1,600,000 plus expenses of approximately $72,000. In addition, we agreed to pay Monitor Clipper Partners an additional fee of $1,600,000 upon the occurrence of certain events including the consummation of a public offering and sale of our common stock for cash such as the offering made hereby.

      In September 1999, we entered into an agreement with a predecessor of Monitor Company Group Limited Partnership, affiliates of Monitor Clipper Partners, Inc., whereby Monitor Company Group or its predecessor provided us and certain of our subsidiaries with business development, strategic planning and other management consulting services in return for a fee. Since 1999, we have paid total fees of $1,009,489 to Monitor Company Group under the agreement, $759,489 in cash, and $250,000 in Class B common stock. Further, we have reimbursed Monitor Company Group’s expenses in an amount equal to $97,308. One of our directors, Michael A. Bell is a managing director of Monitor Clipper Partners and a director and the general partner of Monitor Company Group.

      Stock Repurchase. In September and October of 1999, we repurchased 923,675 shares of our Class B common stock from certain partners of Santaeus, L.P. and Argotyche, L.P. for $13,143,891. In connection with this repurchase, Texas Growth Fund-1991 Trust sold 702,741 shares for $10,000,004 and David H. Langstaff sold 85,000 shares for $1,209,550. Our chief executive officer, president, vice chairman and director, David H. Langstaff, and our chairman of the board of directors, Dr. Joseph P. Allen, IV, hold interests in Santaeus, L.P. and Argotyche, L.P. In addition, James J. Kozlowski, one of our directors, is the president and a director of TGF I Management Corp., which manages Texas Growth Fund-1991 Trust.

      Canadian Imperial Bank of Commerce Transactions. In the past three years, Canadian Imperial Bank of Commerce, or CIBC, (the parent company of CIBC World Markets Corp.) has beneficially owned our stock, notes and warrants. In connection with the sale of our Class A common stock on September 7, 1999, we sold 500,000 shares to CIBC WG Argosy Merchant Fund 2, L.L.C., an affiliate of CIBC World Markets Corp., with 50,000 of that amount being sold to another affiliate, Co-Investment Merchant Fund 3, LLC, for aggregate cash consideration of $10,000,000. On September 7, 1999, we sold 15,000 shares of our Series A redeemable preferred stock to CIBC in exchange for $15,000,000 and also issued CIBC 221,030 warrants to purchase shares of our Class B common stock. CIBC does not currently own any shares of our Series A redeemable preferred stock or any of the associated warrants. We also issued $105,000,000 of our $175,000,000 senior subordinated increasing rate notes due September 7, 2007 to CIBC World Markets Corp. on September 7, 1999. In addition, warrants to purchase shares of our Class B common stock were issued in escrow, some of which would have been released to CIBC World Markets Corp. in the event that the notes were not paid on or before September 14, 2000. However, the $175,000,000 notes due September 7, 2007 were paid in full on September 14, 2000 with the proceeds from the sale of the 14.50% senior subordinated notes due July 31, 2008 and our credit facility. Accordingly, CIBC World Markets Corp. does not currently own any warrants to purchase our Class B common stock.

      Master Equityholders Agreement. We entered into a Master Equityholders Agreement, effective September 14, 2000, with Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., Texas Growth Fund II-1998 Trust, Argotyche, L.P., Santaeus, L.P., David H. Langstaff, Monitor Company Group Limited Partnership, Monitor Consulting, L.P. and certain other equityholders. The Master Equityholders Agreement supersedes agreements separately entered into over time with our Class A common stockholders, certain of the holders of our Class B common stock who are also members of our management team, the holders of warrants to purchase Class B common stock issued in connection with the issuance of our Series A preferred stock in 1999 and holders of warrants to purchase our Class B common stock issued in connection with the issuance of subordinated notes in 2000. Our chief executive officer, president, vice chairman and director, David H. Langstaff, and our chairman of the board of directors, Dr. Joseph P. Allen, IV, hold interests in Santaeus, L.P. and one of our directors, Michael A. Bell is a managing director of Monitor Clipper Equity Partners and is a director of the general partner of Monitor Company Group Limited Partnership.

      The Master Equityholders Agreement grants the equityholders certain rights, including rights of first offer, tag-along and drag-along rights and various transfer rights specific to each equityholder, however, these rights expire upon the closing of an initial public offering. Pursuant to the registration rights section of the Master Equityholders Agreement, Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC, Texas Growth Fund II-1998 Trust, Monitor Company Group Limited Partnership and Monitor Consulting, L.P. have two demand registration rights, which upon request at any time after the earlier of September 7, 2004 or six months after an initial public offering, will obligate us to register the specified amount of the requesting equityholder’s registrable securities (as defined in the Master Equityholders Agreement). If any of First Union Investors, Inc., The Northwestern Mutual Life Insurance Company, A.G. Investment Advisory Services, Inc., Merit Life Insurance Company or Lincoln National Life Insurance Company, either individually or in the aggregate, hold at least 37.5% of the 1999 Warrant

Shares (as defined in the Master Equityholders Agreement), then they may request one demand registration at any time after the earlier of September 7, 2004 or six months after an initial public offering which will obligate us to register the specified amount of the requesting warrantholder’s registrable securities. At any time after the earlier of September 7, 2004 or six months after an initial public offering, the Majority 2000 Warrant Investors (as defined in the Master Equityholders Agreement), including The Northwestern Mutual Life Insurance Company, J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., First Union Investors, Inc., A.G. Investment Advisory Services, Inc., American General Investment Management, L.P., American General Life and Accident Insurance Company and Magnetite Asset Investors, L.L.C. may request one demand registration of their 2000 Warrant Shares (as defined in the Master Equityholders Agreement) in the amounts that they request.

      Within 10 days after receipt of a demand registration, we must give written notice of the demand registration to all other holders of registrable securities and must use our best efforts to effect the registration of all other registrable securities which we have been requested to register by the other holders by notice delivered to us within 20 days after our written notice of a demand registration. We may postpone the filing or effectiveness of any registration statement requested pursuant to a demand registration for a period of up to 60 days if our board of directors in good faith determines that the registration is likely to have a material adverse effect on any of our plans, proposals or agreements with respect to any financing, acquisition, recapitalization, reorganization or other material transaction. However, we may not exercise our postponement right more than once in any twelve-month period and we must promptly provide written notice of any postponement to each holder of registrable securities. Further, we will not be obligated to effect a demand registration if we elect to make an offer to repurchase all of the registrable securities requested to be registered by demand registrants (as defined in the Master Equityholders Agreement) making the initial request and all other holders of warrant shares joining in the initial request. The registrable securities must be repurchased at a price in cash per share equal to the fair market value (as defined in the Master Equityholders Agreement) of each share of Class B common stock, or in the case of a warrant, the fair market value of each share of Class B common stock issuable upon exercise of the warrant less the portion of the exercise price allocable to the share of Class B common stock.

      All holders of registrable securities also have piggyback rights under the Master Equityholders Agreement. Therefore, if we propose to register any of our equity securities for our own account, for the account of any holder of our securities or in a universal shelf registration statement, we must provide notice of our intentions to all holders of registrable securities. Upon receipt of the notice, any holder of registrable securities may within 20 days request that all or a specified part of their registrable securities be included in the proposed registration. Upon the exercise of an equityholder’s piggyback rights, we must use our best efforts to effect the registration of all registrable securities which we have been requested to register. However, we are under no obligation to complete any proposed offering and will not incur any liability to any holder for our failure to complete any proposed offering. Further, we are not obligated to effect any registration of registrable securities incidental to the registration of any of our securities in connection with mergers, acquisitions, exchange offers, dividend reinvestment plans or stock option or other employee benefit plans, if the registration is on Form S-4, Form S-8 or any similar form. However, while the equityholders have piggyback rights in any underwritten offering of common stock, we may reduce the number of securities sold pursuant to an underwritten offering to the amount that the managing underwriter of the offering believes will not jeopardize the success of the offering. In connection with the Master Equityholders Agreement’s registration rights, we will indemnify the selling stockholders and bear all fees, costs and expenses.

      All holders of registerable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation.

PRINCIPAL STOCKHOLDERS

      The following table sets forth the information regarding:

•	the beneficial ownership of our Class A common stock and Class B common stock as of December 31, 2001, and

•	the beneficial ownership of our common stock after giving effect to this offering, including the conversion of all of our shares of Class A common stock into shares of Class B common stock at an assumed initial public offering price of $ per share and the reclassification of our Class B common stock as common stock with respect to each person or group who beneficially owns five percent or more of the outstanding shares of our common stock, each of our directors and named executive officers and our executive officers and members of our board of directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.

	Shares Owned Prior to the Offering									Shares Owned After
										the Offering
	No. of Shares			No. of Shares			Total No. of
	of Class A			of Class B			Shares of			No. of Shares
	Common		Percent of	Common		Percent of	Common		Percent of	of Common
Name and Address(1)	Stock(2)		Class(3)	Stock(2)		Class(4)	Stock(2)		Total(5)	Stock	Percent

Argotyche, L.P.	—		—	2,950,070	(6)	52.52%	2,950,070	(6)	26.53%
1200 South Hayes Street Suite 1100 Arlington, VA 22202
CIBC WG Argosy Merchant Fund 2, L.L.C.	500,000	(7)	9.09%				500,000	(7)	4.50%
c/o CIBC World Markets Corp. 425 Lexington Avenue New York, NY 10017
Rho Management Trust I	—		—	553,227	(8)	9.85%	553,227	(8)	4.98%
c/o Joshua Ruch Attn: President Rho Management Company 152 West 57th Street, 23rd Floor New York, NY 10019
Monitor Company Group Limited Partnership	—	(9)	—	12,920		*	12,920		*
Monitor Clipper Equity Partners, L.P.	3,366,610	(10)(11)	61.18%	—		—	3,366,610	(10)(11)	30.28%
Two Canal Park Cambridge, MA 02141
Monitor Clipper Equity Partners (Foreign), L.P.	635,890	(11)	11.56%	—		—	635,890	(11)	5.72%
Two Canal Park Cambridge, MA 02141
Santaeus, L.P.	—		—	728,427	(12)	12.97%	728,427	(12)	6.55%
c/o James V. Baird 600 Travis Street, Suite 4200 Houston, TX 77002
Texas Growth Fund II — 1998 Trust	1,000,000		18.17%	—		—	1,000,000		8.99%
c/o James J. Kozlowski and Stephen M. Soileau 111 Congress Avenue, Suite 2900 Austin, TX 78701

	Shares Owned Prior to the Offering								Shares Owned After
									the Offering
	No. of Shares		No. of Shares			Total No. of
	of Class A		of Class B			Shares of			No. of Shares
	Common	Percent of	Common		Percent of	Common		Percent of	of Common
Name and Address(1)	Stock(2)	Class(3)	Stock(2)		Class(4)	Stock(2)		Total(5)	Stock	Percent

Texas Growth Fund – 1991 Trust	—	—	709,646	(13)	12.63%	709,646	(13)	6.38%
c/o James J. Kozlowski and Stephen M. Soileau 111 Congress Avenue, Suite 2900 Austin, TX 78701
Veridian Retirement Savings Plan	—	—	1,872,191	(14)	33.33%	1,872,191	(14)	16.84%
1200 South Hayes Street, Suite 1100 Arlington, VA 22202
James P. Allen	—	—	1,931,132	(15)	34.24%	1,931,132	(15)	17.33%
Dr. Joseph P. Allen, IV	—	—	314,419	(16)	5.57%	314,419	(16)	2.82%
Michael A. Bell	—	—	11,557	(17)	*	11,557	(17)	*
Dr. Joel S. Birnbaum	—	—	14,585	(18)	*	14,585	(18)	*
Dr. Robert M. Farrell	—	—	41,070	(19)	*	41,070	(19)	*
Jerald S. Howe, Jr.	—	—	58,760	(20)	1.04%	58,760	(20)	*
Ronald C. Jones	—	—	111,311	(21)	1.96%	111,311	(21)	*
James J. Kozlowski	—	—	1,732,503	(22)	30.74%	1,732,503	(22)	15.55%
David H. Langstaff	—	—	2,668,017	(23)	45.46%	2,668,017	(23)	23.46%
Lynn Amato Madonna	—	—	16,416	(24)	*	16,416	(24)	*
Dr. Sally K. Ride	—	—	14,362	(25)	*	14,362	(25)	*
Charles J. Simons	—	—	16,416	(26)	*	16,416	(26)	*
All directors and executive officers as a group (16 persons)	—	—	5,195,651	(27)	83.86%	5,195,651	(27)	44.41%

*	Represents beneficial ownership of less than one percent.

(1)	The address of all directors and executive officers in this table, unless otherwise specified, is c/o Veridian Corporation, 1200 South Hayes Street, Suite 1100, Arlington, Virginia 22202-5000.

(2)	As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (for example, the power to dispose, or to direct the disposition of, a security). A person is deemed as of any date to have beneficial ownership of any security that such person has the right to acquire within 60 days after such date.

(3)	Assumes 5,502,500 shares of Class A common stock outstanding.

(4)	Assumes 5,617,317 shares of Class B common stock outstanding.

(5)	Assumes 11,119,817 shares of Class A common stock and Class B common stock outstanding.

(6)	Argotyche, L.P. is a limited partnership in which Santaeus, L.P. is the sole general partner. Santaeus, L.P. is authorized to vote the shares held by Argotyche, L.P. only as directed by a majority in interest of the partners of Argotyche, L.P. Santaeus, L.P. which is principally owned and ultimately controlled by David H. Langstaff and Dr. Joseph P. Allen, IV, owns an approximate 25% partnership interest in Argotyche, L.P. representing 728,487 shares of Class B common stock. Texas Growth Fund – 1991 Trust is a limited partner of Argotyche, L.P. owning an approximate 24% partnership interest in Argotyche, L.P. representing 709,646 shares of Class B common stock. Rho Management Trust I is a limited partner of Argotyche, L.P. owning an approximate 19% partnership interest in Argotyche, L.P. representing 553,227 shares of Class B common stock. It is anticipated that Argotyche, L.P. and Santaeus, L.P. will be dissolved prior to the consummation of this offering.

(7)	Includes 50,000 shares of Class A common stock held by Co-Investment Merchant Fund 3, LLC, an affiliate. CIBC WG Argosy Merchant Fund 2 L.L.C. and Co-Investment Merchant Fund 3, LLC, or the CIBC Funds, have each entered into a voting agreement with Monitor Clipper Equity Partners, L.P., or MCEP, pursuant to which they have agreed to vote all shares held by them as designated by MCEP with respect to fixing the number of members of our board of directors. In addition, the CIBC Funds have each granted an irrevocable proxy to MCEP to vote the shares held by them in accordance with such agreement.

(8)	Reflects the shares of Class B common stock represented by Rho Management Trust’s partnership interest in Argotyche, L.P. The Trust has entered into a voting agreement with Santaeus, L.P. pursuant to which the Trust has agreed to vote that portion of its partnership interest in Argotyche, L.P. constituting more than 4.9% of the total partnership interests on any matter relating to the election of our directors in accordance with the majority of the partnership interests in Argotyche, L.P. entitled to vote. If the Trust acquires ownership of any shares directly, a similar voting restriction will apply. This voting agreement will continue so long as the Trust owns 5% or more of the total partnership interests of Argotyche, L.P. or of our stock and such ownership would adversely affect our ability to obtain or maintain security clearances appropriate to our work.

(9)	Monitor Company Group Limited Partnership holds 2,500 shares of Class A common stock that for purposes of this principal stockholders table has been included in the number of shares of Class A common stock held by one of its affiliates, Monitor Clipper Equity Partners, L.P. A predecessor to Monitor Company Group Limited Partnership has entered into an agreement with us and MCEP pursuant to which it has assigned to MCEP all rights it has under the Master Equityholders Agreement or in any way relating to us or any of our subsidiaries or stockholders. In addition, the partnership has granted an irrevocable proxy to MCEP to vote the shares held by it in accordance with such agreement.

(10)	Includes 2,500 shares of Class A common stock held by Monitor Company Group Limited Partnership.

(11)	Monitor Clipper Equity Partners (Foreign), L.P. has entered into an agreement with us and MCEP pursuant to which it has assigned to MCEP all rights it has under the Master Equityholders Agreement or in any way relating to us or any of our subsidiaries or stockholders. In addition, the partnership has granted an irrevocable proxy to MCEP to vote the shares held by it in accordance with such agreement.

(12)	Reflects the shares of Class B common stock represented by Santaeus, L.P.’s partnership interest in Argotyche, L.P.

(13)	Reflects the shares of Class B common stock represented by Texas Growth Fund – 1991 Trust’s partnership interest in Argotyche, L.P.

(14)	The shares held in the Veridian Retirement Savings Plan are held in a separate trust fund of which David H. Langstaff and James P. Allen are the trustees.

(15)	Includes 22,507 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering. Does not include 55,627 shares underlying options that are not exercisable within 60 days or that are not exercisable upon consummation of this offering. Also includes 1,872,191 shares held in the Veridian Retirement Savings Plan as to which Mr. Allen disclaims any beneficial ownership. Mr. Allen is a trustee of the stock fund trust that holds the shares and as such holds shared voting and investment power with Mr. Langstaff with respect to such shares.

(16)	Includes 26,407 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering. Does not include 5,000 shares underlying options that are not exercisable within 60 days or that are not exercisable upon consummation of this offering. Also includes 24,248 shares of common stock held in the Veridian Retirement Savings Plan for which voting rights have been disclaimed. Also includes 243,092 shares of common stock held through Santaeus, L.P. and Argotyche, L.P.

(17)	Includes 9,500 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering. Does not include 2,500 shares underlying options that are not exercisable within 60 days or that are not exercisable upon consummation of this offering.

(18)	Includes 12,000 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering.

(19)	Includes 12,000 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering. Does not include 43,000 shares underlying options that are not exercisable within 60 days or that are not exercisable upon consummation of this offering.

(20)	Includes 20,000 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering. Does not include 55,000 shares underlying options that are not exercisable within 60 days or that are not exercisable upon consummation of this offering.

(21)	Includes 72,103 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering. Does not include 40,000 shares underlying options that are not exercisable within 60 days or that are not exercisable upon consummation of this offering. Also includes 448 shares held in the Veridian Retirement Savings Plan for which voting rights have been disclaimed.

(22)	Includes 1,000,000 shares of Class A common stock held by Texas Growth Fund II – 1998 Trust, 709,646 shares of Class B common stock held by Texas Growth Fund – 1991 Trust through Argotyche, L.P., 3,857 shares of Class B common stock held by TGF II Management, L.P. and 19,000 shares of Class B common stock underlying options exercisable within 60 days or that become exercisable upon consummation of this offering held by TGF II Management, L.P. Does not include 5,000 shares underlying options that are not exercisable within 60 days or that are not exercisable upon consummation of this offering. Mr. Kozlowski is the president and a director of TGF I Management Corp., which manages Texas Growth Fund – 1991 Trust and is also the president and a director of TGF Management Corp., which manages Texas Growth Fund II – 1998 Trust and is the general partner of TGF II Management, L.P. Mr. Kozlowski disclaims beneficial ownership of the shares held by Texas Growth Fund II – 1998 Trust. Mr. Kozlowski disclaims beneficial ownership of the shares held by Texas Growth Fund – 1991 Trust and TGF II Management, L.P. except to the extent of his pecuniary interest therein. All of the foregoing shares are held with shared voting and investment power pursuant to the relationships above.

(23)	Includes 251,412 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering. Does not include 73,001 shares underlying options that are not exercisable within 60 days or that are not exercisable upon consummation of this offering. Also includes 428,135 shares of common stock held through Santaeus, L.P. and Argotyche, L.P. Also includes 1,872,191 shares of Class B common stock held in the Veridian Retirement Savings Plan as to all but 4,748 shares of which Mr. Langstaff disclaims any beneficial ownership. Mr. Langstaff is a trustee of the stock fund trust that holds the shares and as such holds shared voting and investment power with Mr. James P. Allen with respect to such shares.

(24)	Includes 11,763 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering.

(25)	Includes 12,000 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering.

(26)	Includes 11,763 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering.

(27)	Includes 578,241 shares underlying options exercisable within 60 days or that become exercisable upon consummation of this offering. Does not include 138,515 shares underlying options that are not exercisable within 60 days or that are not exercisable upon consummation of this offering. Also includes 1,872,191 shares held in the Veridian Retirement Savings Plan. Also includes 1,380,873 shares of common stock held through Santaeus, L.P. and Argotyche, L.P.

DESCRIPTION OF CAPITAL STOCK

      Immediately following the consummation of this offering, and giving effect to the

•	redemption of our Series A redeemable preferred stock,

•	conversion of the Class A common stock into Class B common stock, and

•	reclassification of our Class B common stock as common stock, effective upon the adoption of our amended and restated certificate of incorporation,

our authorized capital stock will consist of                      shares of common stock, $0.0001 par value per share, and                      shares of preferred stock, $0.0001 par value per share, the rights and preferences of which may be established from time to time by our board of directors. Upon completion of this offering, assuming an initial public offering price of $          per share, there will be                      outstanding shares of common stock (                shares if the underwriters’ over-allotment option is exercised in full), outstanding warrants to purchase         shares of common stock at an exercise price of $0.0001 per share and no outstanding shares of preferred stock.

      The following summarizes the material provisions of our capital stock and important provisions of our certificate of incorporation and bylaws.

Class A Common Stock

      Prior to this offering, we had authorized 5,502,500 shares of redeemable convertible Class A common stock, $0.0001 par value per share, which we refer to as our Class A common stock. The Class A common stock will automatically convert into Class B common stock upon the consummation of this offering. The number of shares of Class B common stock received upon conversion of a share of Class A common stock will vary depending on the rate of return achieved by the holders of the Class A common stock, based on the value of the Class B common stock derived from this offering, but will never be greater than 1.365188 or less than 1.033592, in each case, per share of Class A common stock, and will also never be less than $20 divided by the value of the Class B common stock. The conversion ratio will be determined pursuant to a formula included in our certificate of incorporation as in effect prior to this offering. The holders of the Class A common stock have rights to require us to register their stock for public resale under certain circumstances. All holders of Class A common stock have entered into the lock-up agreement described in “Underwriting.”

Class B Common Stock

      Prior to this offering, we had authorized 24,497,500 shares of Class B common stock, $0.0001 par value per share. Each share of Class B common stock outstanding upon the adoption of our second amended and restated certificate of incorporation immediately upon consummation of this offering will convert into one share of our common stock, $0.0001 par value per share.

Common Stock

      Each share of common stock entitles the holder to one vote on all matters presented to the stockholders for a vote. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. The holders of common stock are entitled to receive dividends as may be declared by the board of directors. Subject to any prior rights of outstanding preferred stock, the common stock is entitled to receive pro rata all of our assets available for distribution to our stockholders. The common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

      Prior to this offering, we had authorized 1,000,000 shares of preferred stock, $0.0001 par value per share. Of these 1,000,000 shares, 300,000 were designated shares of Series A redeemable preferred stock. On September 7, 1999, we issued an aggregate of 40,000 shares of our Series A redeemable preferred stock, together with warrants to purchase shares of Class B common stock. Dividends on our Series A redeemable preferred stock have been paid in additional shares of such stock. All outstanding shares of Series A redeemable preferred stock will be redeemed with the proceeds from this offering. The second amended and restated certificate of incorporation does not include a designated series of preferred stock.

      Subject to the provisions of the certificate of incorporation and limitations prescribed by law, the board of directors has the authority to issue up to                      shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of common stock, without further vote or action by the stockholders. We have no present plans to issue any shares of preferred stock.

      One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of our management. The issuance of shares of the preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

      Our board of directors is authorized under our certificate of incorporation to create and issue, whether or not in connection with the issuance and sale of any of our stock or other securities, rights entitling the holders of those rights to purchase our shares of capital stock or other of our securities. The times at which and the terms upon which the rights are to be issued will be determined by our board of directors and set forth in the contracts or instruments that evidence the rights.

Warrants

      In conjunction with the issuance of the Series A redeemable preferred stock and the 14.50% senior subordinated notes, we have issued warrants to purchase 551,264 and 613,451 shares of Class B common stock, respectively, at an exercise price of $0.0001 per share, which warrants are exercisable until September 7, 2010. The warrants have customary anti-dilution provisions to prevent dilution upon the conversion of Class A common stock into Class B common stock. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares of common stock issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reclassifications, combinations and dilutive issuances of securities. Similarly, each warrant contains provisions for additional adjustment of the exercise price and the aggregate number of shares of common stock issuable upon the exercise of the warrant in the event of an issuance or sale of securities, the distribution of any rights, option or warrants or any other convertible securities at prices below market price. Certain of our warrant holders have rights to require us to register their stock for public resale under certain circumstances. All warrant holders have entered into the lock-up agreement described in “Underwriting.”

Description of Provisions of Our Second Amended and Restated Certificate of Incorporation and Bylaws

      Written Consent of Stockholders. Our second amended and restated certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders must be taken at a duly called meeting of stockholders and not by written consent.

      Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, alter, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, alter, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of not less than 66 2/3% in voting power of all outstanding shares of our capital stock entitled to vote generally at an election of directors, voting together as a single class.

      Special Meetings of Stockholders. Our bylaws preclude the ability of our stockholders to call special meetings of stockholders or to require the board of directors or any officer to call such a meeting or to propose business at such a meeting.

      Other Limitations on Stockholder Actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. In addition, the ability of our stockholders to remove directors without cause is precluded.

      Classified Board. Only one of three classes of directors is elected each year. Please read “Management — Directors and Executive Officers.”

      Limitation of Liability of Officers and Directors. Our second amended and restated certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

•	for any transaction from which the director derived an improper personal benefit.

      The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

      Anti-takeover Effects of Our Second Amended and Restated Certificate of Incorporation and Bylaws. The provisions of our second amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change of control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our common stock and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

      Business Combination Under Delaware Law. We are subject to Delaware’s anti-takeover law, which is Section 203 of the Delaware General Corporation Law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in some business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law does not include interested stockholders prior to the time our common stock is listed on The New York Stock Exchange. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or prior to the adoption of the amendment.

Listing

      We intend to apply to list the common stock for quotation on The New York Stock Exchange under the symbol “VNX”.

Registrar and Transfer Agent

      The registrar and transfer agent for the common stock is American Stock Transfer and Trust Company of New York, New York, and its telephone number is (212) 936-5100.

SHARES ELIGIBLE FOR FUTURE SALE

Shares Outstanding and Freely Tradable After Offering

      Prior to this offering, there has not been any public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock. Nevertheless, sales of substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that these sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate.

      Upon completion of this offering, we will have                      shares of common stock outstanding (                     shares if the underwriters exercise their over-allotment option). The                      shares of common stock to be sold by us in this offering will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended, except for any such shares held by our “affiliates,” as that term is defined under Rule 144 of the Securities Act. Shares of common stock held by our affiliates may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. The remaining shares of our common stock outstanding upon completion of this offering are restricted securities, as defined under Rule 144 and may not be sold publicly unless they are registered or are sold pursuant to Rule 144, 144(k) or Rule 701 under the Securities Act summarized below.

Rule 144

      In general, under Rule 144 under the Securities Act, as currently in effect, beginning 90 days after the date of this offering, a person, including an affiliate, who has beneficially owned restricted securities for at least one year would be entitled to sell in any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or approximately shares after this offering; or

•	the average weekly trading volume of our common stock on The New York Stock Exchange during the four calendar weeks preceding the date on which notice of such sale is filed on Form 144.

      Sales under Rule 144 also are subject to certain requirements regarding the manner of sale, notice and availability of current public information about us.

      In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares under Rule 144(k) without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144.

Rule 701

      Our employees, directors, officers, consultants or advisors who purchased shares from us pursuant to compensatory benefit plans or written contracts relating to the compensation of such persons before the effective date of this offering are entitled to rely on the resale provisions of Rule 701, subject to the lock-up agreements described below. Rule 701 will also apply to stock options we granted before the effective date of this offering along with the shares acquired upon exercise of the options. In general, Rule 701 permits non-affiliates to sell their Rule 701 shares 90 days after the effectiveness of a registration statement relating to a company’s initial public offering without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period of Rule 144.

Lock-Up Agreements

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options and warrants outstanding on the date hereof or pursuant to our stock incentive plans.

      Our officers, directors and holders of substantially all of our equity securities have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

Stock Plan Registration Statement

      We intend to file a registration statement under the Securities Act covering approximately 3,100,000 shares of common stock reserved for issuance under our stock incentive plans. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under the registration statement will be available for sale in the open market, unless these shares are subject to vesting restrictions, Rule 144 limitations applicable to affiliates or the lock-up agreement described in “Underwriting.”

Registration Rights

      We have granted registration rights to some of our stockholders who hold approximately            shares of our common stock (including shares issuable upon the exercise of outstanding warrants and options) in the aggregate. Beginning 180 days after the date of this offering, some of these stockholders can require us to file registration statements that permit them to resell their shares. For more information, see “Certain Relationships and Related Transactions — Master Equityholders Agreement.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

      The following summary describes the material U.S. federal income and estate tax consequences as of the date of this prospectus of the ownership and disposition of our common stock by a “non-U.S. holder” who holds our common stock as a capital asset. This discussion is not intended to be a comprehensive description of all aspects of U.S. federal income and estate taxes and does not address foreign, state and local consequences that may be relevant to non-U.S. holders in light of their personal circumstances. Special rules may apply to a non-U.S. holder subject to special tax treatment under U.S. federal income tax laws, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” insurance companies, tax-exempt organizations, financial institutions, broker dealers, corporations that accumulate earnings to avoid U.S. federal income tax, and U.S. expatriates. Non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them. This summary only addresses purchasers of the common stock pursuant to this offering who hold their shares as capital assets.

      If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

      Holders of our preferred stock who also own our common stock may in limited circumstances recognize dividend income (and not capital gains treatment) upon the redemption of their preferred stock. If you are a holder of preferred stock you should consult your tax advisor about the implications of owning our common stock.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and U.S. Treasury regulations, rulings and judicial decisions as of the date of this offering. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign tax laws.

      You should consult your own tax advisor concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Non-U.S. Holders

      As used in this prospectus, the term non-U.S. holder means a beneficial owner of common stock that, for U.S. federal income tax purposes, is not:

•	a U.S. citizen or resident;

•	a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of the Common Stock

      Dividends. Distributions on our common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. In general, dividends paid to you will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below under “Information Reporting and Backup Withholding”), you will be required to satisfy applicable certification and other requirements. However, dividends that are effectively connected with your conduct of a trade or business within the U.S. or, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Specific certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. If you are a foreign corporation, any effectively connected dividends may be subject to an additional “branch profits tax” at a 30% rate or a lower rate as may be specified by an applicable income tax treaty.

      If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service.

      Gain on Disposition of Common Stock. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of common stock unless (i) the gain is effectively connected with your conduct of a trade or business in the U.S., and, where a tax treaty applies, is attributable to a U.S. permanent establishment, (ii) you are an individual and you are present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and other conditions are met, or (iii) we are or have been at any time within the shorter of the five-year period preceding the sale or other disposition or the period you held our common stock a U.S. real property holding corporation for U.S. federal income tax purposes (and certain exceptions do not apply).

      If you are described in clause (i) above, you will be subject to tax on the net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates. If you are described in clause (ii) above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even if you are not considered a resident of the U.S.). If you are a foreign corporation that falls under clause (i) above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

      We believe we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

U.S. Federal Estate Tax

      Common stock you hold at the time of death will be included in your gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      We must report annually to the Internal Revenue Service and to you the amount of dividends or other distributions paid to you and the tax withheld with respect to these distributions, regardless of whether withholding was required. Copies of the information returns reporting these distributions and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      The U.S. generally imposes a backup withholding tax on dividends and specific other types of payments to certain non-corporate holders who fail to comply with certain information requirements at a rate of 30% (with scheduled reductions through 2006 and a scheduled increase to 31% in 2011) of the gross amount. You generally will not be subject to backup withholding on dividends you receive on your shares of our common stock if you provide proper certification (usually on a U.S. Internal Revenue Service Form W-8BEN or appropriate successor form) of your status as a non-U.S. holder or you otherwise establish an exemption.

      Payment of the proceeds of a sale of the common stock within the U.S. or conducted through specific U.S. related financial intermediaries generally is subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge that you are a U.S. person) or you otherwise establish an exemption. Information reporting may also apply if you use the foreign office of a broker in connection with the sale of your common stock and the broker has certain connections to the U.S., unless you comply with applicable filing requirements in establishing an exemption from information reporting.

      Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the U.S. Internal Revenue Service.

      We suggest you consult your tax advisor concerning information reporting and backup withholding on a sale of the common stock.

UNDERWRITING

      Under the terms and subject to the conditions contained in an underwriting agreement dated                     , we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, First Union Securities, Inc., CIBC World Markets Corp. and SG Cowen Securities Corporation are acting as representatives, the following respective number of shares of common stock:

Number of
Underwriter	Shares

Credit Suisse First Boston Corporation
First Union Securities, Inc.
CIBC World Markets Corp.
SG Cowen Securities Corporation

Total

      The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

      We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to                      additional shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

      The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $          per share. The underwriters and selling group members may allow a discount of $          per share on sales to other broker/ dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

      The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total

	Without	With	Without	With
	Over-allotment	Over-allotment	Over-allotment	Over-allotment

Underwriting Discounts and Commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$

      The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

      The offering is being conducted in accordance with the applicable provisions of Rule 2720 of the National Association of Securities Dealers, Inc. Conduct Rules because an affiliate of First Union Securities, Inc., one of the underwriters, owns 10% or more of our 14.50% senior subordinated notes due July 31, 2008 and of our Series A redeemable preferred stock. Rule 2720 requires that the initial public offering price of the shares of common stock not be higher than that recommended by a “qualified independent underwriter” meeting certain standards. Accordingly, Credit Suisse First Boston Corporation is assuming the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting the due diligence. The initial public offering price of the shares of common stock will be no higher than the price recommended by Credit Suisse First Boston Corporation. Credit Suisse First Boston Corporation will not receive any additional fees for serving as qualified independent underwriter in connection with this offering.

      We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options and warrants outstanding on the date hereof or pursuant to our 2000 Stock Incentive Plan described in this prospectus.

      Our officers, directors and holders of substantially all of our equity securities have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

      The underwriters have reserved for sale at the initial public offering price up to                    shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

      We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

      We will apply to list the shares of common stock on The New York Stock Exchange under the symbol “VNX”.

      In connection with the listing of the common stock on The New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of                     beneficial owners.

      Some of the underwriters have provided investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

      After giving effect to this offering and assuming no exercise of the over-allotment option, an affiliate of Credit Suisse First Boston Corporation will indirectly own less than 1% of the outstanding shares of our common stock.

      After giving effect to this offering and assuming no exercise of the over-allotment option, affiliates of CIBC World Markets Corp. will own approximately            shares of our common stock, or approximately           % of our outstanding shares.

      First Union Securities, Inc., one of the underwriters, is an indirect, wholly-owned subsidiary of Wachovia Corporation, which conducts its investment banking, institutional, and capital markets business under the trade name of Wachovia Securities. Any reference to Wachovia Securities in this prospectus, however, does not include Wachovia Securities, Inc., member NASD/ SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc. After giving effect to this offering and assuming no exercise of the over-allotment option, an affiliate of First Union Securities, Inc. will own approximately            shares of our common stock, or approximately      % of our outstanding shares assuming the exercise of 303,585 warrants to purchase our common stock. Affiliates of First Union Securities, Inc. are parties to our senior credit facility as agent and lender. In addition, an affiliate of First Union Securities, Inc. owns shares of our Series A redeemable preferred stock and is a holder of our

14.50% senior subordinated notes due July 31, 2008 and will receive more than 10% of the net proceeds of this offering from the redemption of those securities.

      Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the underwriters and will not necessarily reflect the market price of the common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

•	the information in this prospectus and otherwise available to the underwriters;

•	market conditions for initial public offerings;

•	the history and the prospects for the industry in which we will compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•	the general condition of the securities markets at the time of this offering.

      We offer no assurances that the initial public offering price will correspond to the price at which the common stock will trade in the public market subsequent to the offering or that an active trading market for the common stock will develop and continue after the offering.

      In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over- allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

      A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

      The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

      By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action — Ontario Purchasers Only

      Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

      All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

      Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Certain Relationships with Affiliates of an Underwriter

      After giving effect to this offering and assuming no exercise of the over-allotment option, an affiliate of First Union Securities, Inc. will own approximately                      shares of our common stock, or approximately           % of our outstanding shares assuming the exercise of 303,585 warrants to purchase our common stock. Affiliates of First Union Securities, Inc. are parties to our senior credit facility as agent and lender. In addition, an affiliate of First Union Securities, Inc. owns shares of our Series A redeemable preferred stock and is a holder of our 14.50% senior subordinated notes due July 31, 2008 and will receive more than 10% of the net proceeds of this offering from the redemption of those securities. We are currently in compliance with the terms of the indebtedness owed by us to the bank affiliated with First Union Securities, Inc. and our 14.50% senior subordinated notes due July 31, 2008. The decision of First Union Securities, Inc. to distribute our common stock was made independently of the bank affiliated with it and the affiliate of Wachovia Securities, Inc. These affiliates had no involvement in determining whether or when we would sell our common stock or the terms of the offering. The underwriters will not receive any benefit from this offering other then as disclosed in this prospectus.

LEGAL MATTERS

      The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas. Cravath, Swaine & Moore, New York, New York has represented the underwriters.

EXPERTS

      The consolidated financial statements and schedule of Veridian Corporation and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements Trident Data Systems, Inc. and subsidiary as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included in the prospectus and registration statement in reliance on the report of Block, Plant, Eisner, Fiorito, and Belak-Berger, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of MRJ Technology Solutions as of July 30, 1999 and July 31, 1998, and for the three years in the period ended July 30, 1999, included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

      We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the common stock we are offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus which summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits and schedules filed with it, and reports or other information we may file with the SEC at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, the registration statement and other public filings can be obtained from the SEC’s internet site at http://www.sec.gov. Our internet site address is www.veridian.com. However, any information that is included on or linked to our internet site is not a part of this prospectus.

      Upon completion of this offering, we will become subject to information and periodic reporting requirements of the Exchange Act, and we will file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish our stockholders written annual reports containing financial statements audited by our independent auditors, and make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim financial statements.

Independent Auditors’ Report

The Board of Directors and Stockholders
Veridian Corporation and Subsidiaries:

      We have audited the accompanying consolidated balance sheets of Veridian Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Veridian Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

McLean, Virginia
March 1, 2002

VERIDIAN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Year Ended December 31,

	2001		2000	1999

Revenues		$690,225	$632,270	$399,814
Costs and expenses:
Direct costs		446,719	415,927	275,777
Indirect costs, selling, general and administrative expenses		187,090	164,801	94,435
Depreciation expense		10,606	9,947	6,232
Amortization expense		11,760	12,579	6,217
Acquisition, integration and related expenses		2,067	4,637	6,271

Total costs and expenses		658,242	607,891	388,932

Income from operations		31,983	24,379	10,882
Other (income) expense:
Interest income		(844)	(380)	(97)
Interest expense		29,076	34,658	18,541
(Gain) loss from pension plan settlement		1,119	—	(190)
Gain from sale of assets		—	(723)	—
Other expense, net		227	69	50

Other expense, net		29,578	33,624	18,304

Income (loss) from continuing operations before income taxes and extraordinary items		2,405	(9,245)	(7,422)
Income tax expense		6,222	1,823	378

Loss from continuing operations before extraordinary items		(3,817)	(11,068)	(7,800)
Loss from discontinued operations, net of income tax		(11,277)	(7,110)	(163)
Loss on disposal of discontinued operations, net of income tax		(6,355)	—	—

Loss before extraordinary items		(21,449)	(18,178)	(7,963)
Extraordinary items — loss on early extinguishment of debt, net of income tax benefit		—	(925)	(659)

Net loss		(21,449)	(19,103)	(8,622)
Preferred stock dividends and accretion to preferred and Class A common stock redemption values		(8,208)	(6,635)	(1,880)

Net loss attributable to Class B common stockholders		$(29,657)	$(25,738)	$(10,502)

Earnings per common share — Basic and diluted
Loss from continuing operations		$(2.14)	$(3.51)	$(1.67)
Loss from discontinued operations		(3.13)	(1.41)	(0.03)
Extraordinary loss on early extinguishment of debt		—	(0.18)	(0.11)

		$(5.27)	$(5.10)	$(1.81)

Pro forma earnings per common share — Basic	$

Pro forma earnings per common share — Diluted	$

See accompanying notes to consolidated financial statements.

VERIDIAN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	Pro Forma	December 31,
	December 31,
	2001	2001	2000

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$	$2,105	$2,324
Receivables, net of allowance of $2,250 and $2,540 in 2001 and 2000, respectively		202,163	159,106
Inventories, net		2,511	3,097
Income taxes receivable		630	—
Deferred income taxes		5,750	8,359
Other current assets		4,918	4,748

Total current assets		218,077	177,634

Property, plant and equipment:
Land		222	222
Buildings and improvements		13,334	8,970
Machinery, furniture and equipment		29,415	29,552
Computer equipment and software		33,279	22,351
Construction in progress		3,868	4,408

		80,118	65,503
Less accumulated depreciation and amortization		31,695	21,536

Net property, plant and equipment		48,423	43,967

Goodwill, net of accumulated amortization of $34,155 and $21,745 in 2001 and 2000, respectively		207,855	219,286
Deferred financing costs		2,474	2,993
Prepaid pension cost		—	1,119
Net assets of discontinued operations		—	7,822
Deferred income taxes		7,696	2,227
Other assets		850	1,146

Total assets	$	$485,375	$456,194

Liabilities, Redeemable Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Current installments of long-term debt	$	$1,100	$1,100
Accounts payable		25,463	16,513
Income taxes payable		—	746
Accrued employee compensation costs		58,112	48,394
Other accrued expenses		9,904	12,300
Provision for loss on disposal of discontinued operations		5,587	—

Total current liabilities		100,166	79,053

Long-term debt, less current installments		244,646	214,407
Postretirement medical and insurance benefits		6,438	6,781
Other long-term liabilities		1,085	1,062

Total liabilities		352,335	301,303

Senior redeemable exchangeable preferred stock, Series A; 300,000 shares authorized, 53,886 shares issued and outstanding in 2001, 46,396 shares issued and outstanding in 2000; liquidation preference of $55,598 and $47,870 in the aggregate in 2001 and 2000, respectively		46,816	39,305
Redeemable convertible Class A common stock, $0.0001 par value; 5,502,500 shares authorized; 5,502,500 shares issued and outstanding in 2001 and 2000; liquidation preference of $110,050 in the aggregate		108,183	107,486
Stockholders’ equity (deficit):
Class B common stock, $0.0001 par value; 24,497,500 shares authorized; 5,617,317 and 5,671,757 and shares issued and outstanding in 2001 and 2000, respectively		1	1
Additional paid-in capital		37,784	38,864
Notes receivable		(11,675)	(12,353)
Accumulated deficit		(48,069)	(18,412)

Total stockholders’ equity (deficit)		(21,959)	8,100

Total liabilities, redeemable stock and stockholders’ equity (deficit)	$	$485,375	$456,194

See accompanying notes to consolidated financial statements.

VERIDIAN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity (Deficit)
(Dollars in thousands, except share data)

	Class B				Retained
	Common stock		Additional		earnings	Total
			paid-in	Notes	(Accumulated	stockholders’
	Shares	Amount	capital	Receivable	deficit)	equity (deficit)

Balances at January 1, 1999	6,113,966	1	23,545	—	17,828	41,374
Exercise of stock options and stock issuance	23,081	—	235	—	—	235
Issuance of stock and stock options for purchase of minority interest in subsidiary	120,893	—	2,136	—	—	2,136
Issuance of stock warrants, net of transaction costs	—	—	7,822	—	—	7,822
Repurchases of common stock	(1,470,845)	(1)	(20,843)	—	—	(20,844)
Preferred stock dividends	—	—	—	—	(1,375)	(1,375)
Accretion to preferred stock redemption value	—	—	—	—	(274)	(274)
Accretion to Class A common stock redemption value	—	—	—	—	(231)	(231)
Net loss	—	—	—	—	(8,622)	(8,622)

Balances at December 31, 1999	4,787,095	—	12,895	—	7,326	20,221
Exercise of stock options and stock issuance	255,925	1	4,787	—	—	4,788
Issuance of stock warrants	—	—	9,754	—	—	9,754
Sale of Class B common stock for notes receivable	628,837	—	12,168	(12,168)	—	—
Repurchases of common stock	(100)	—	(2)	—	—	(2)
Reduction of stock warrants outstanding	—	—	(738)	—	—	(738)
Interest on notes receivable	—	—	—	(185)	—	(185)
Preferred stock dividends	—	—	—	—	(5,060)	(5,060)
Accretion to preferred stock redemption value	—	—	—	—	(880)	(880)
Accretion to Class A common stock redemption value	—	—	—	—	(695)	(695)
Net loss	—	—	—	—	(19,103)	(19,103)

Balances at December 31, 2000	5,671,757	1	38,864	(12,353)	(18,412)	8,100
Exercise of stock options and stock issuance	12,138	—	219	—	—	219
Sale of Class B common stock for notes receivable	52,673	—	1,029	(1,029)	—	—
Repurchases of common stock	(119,251)	—	(2,328)	2,308	—	(20)
Interest on notes receivable, net of cash received	—	—	—	(601)	—	(601)
Preferred stock dividends	—	—	—	—	(6,568)	(6,568)
Accretion to preferred stock redemption value	—	—	—	—	(943)	(943)
Accretion to Class A common stock redemption value	—	—	—	—	(697)	(697)
Net loss	—	—	—	—	(21,449)	(21,449)

Balances at December 31, 2001	5,617,317	$1	$37,784	$(11,675)	$(48,069)	$(21,959)

See accompanying notes to consolidated financial statements.

VERIDIAN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,

	2001	2000	1999

Cash flows from operating activities:
Net loss	$(21,449)	$(19,103)	$(8,622)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	22,366	21,849	12,335
Extraordinary loss, pretax	—	1,541	1,080
Noncash interest expense	1,758	3,703	1,728
Noncash stock compensation expense	206	467	138
Noncash interest income on stock purchase notes	(706)	(185)	—
Gain from sale of assets	—	(723)	—
(Gain) loss from pension plan settlement	1,119	—	(190)
Loss from discontinued operations	11,772	7,110	163
Loss on disposal of discontinued operations	6,355	—	—
(Gain) loss on disposal of property, plant and equipment	237	185	249
Minority interest in subsidiary’s income (loss)	—	—	(26)
Deferred income tax expense (benefit)	(2,860)	(2,687)	88
Change in assets and liabilities, net of effects of business acquisitions:
Receivables	(42,579)	12,252	(5,070)
Inventories	586	384	(1,048)
Income taxes receivable	(630)	6,208	(3,470)
Other assets	187	(582)	1,257
Accounts payable	8,604	(6,391)	(8,575)
Income taxes payable	(746)	346	400
Accrued employee compensation costs	9,391	4,955	6,357
Other accrued expenses	(2,396)	(8,130)	(6,853)
Post-retirement benefits	(343)	(554)	(209)
Other long-term liabilities	(4)	(107)	835

Net cash provided by (used in) operating activities	(9,132)	20,538	(9,433)

Cash flows from investing activities:
Purchases of property, plant and equipment	(13,892)	(11,929)	(6,515)
Proceeds from disposals of property, plant and equipment	425	—	162
Proceeds from sale of assets	—	5,586	—
Cash used by discontinued operations	(4,719)	(8,123)	(1,972)
Acquisitions of businesses, net of cash acquired	(1,500)	—	(240,705)

Net cash used in investing activities	(19,686)	(14,466)	(249,030)

Cash flows from financing activities:
Proceeds from borrowings of long-term debt and issuance of warrants, net of transaction costs	300,650	224,531	228,419
Proceeds from sale of preferred stock and warrants, net of transaction costs	—	—	38,801
Proceeds from sale of redeemable common stock, net of transaction costs	—	(20)	106,580
Proceeds from exercise of stock options and stock issuance	14	4,321	97
Proceeds from interest on notes receivable	105	—	—
Principal payments of long-term debt	(271,650)	(237,293)	(88,514)
Principal payments of notes payable assumed in acquisitions	(500)	—	(3,403)
Repurchases of common stock	(20)	(2)	(20,844)

Net cash provided by (used in) financing activities	28,599	(8,463)	261,136

Net increase (decrease) in cash and cash equivalents	(219)	(2,391)	2,673
Cash and cash equivalents at beginning of period	2,324	4,715	2,042

Cash and cash equivalents at end of period	2,105	$2,324	$4,715

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	26,507	$34,975	$7,658
Cash paid during the period for income taxes	2,708	940	4,460
Supplemental disclosure of noncash investing and financing activities:
Issuance of stock and stock options for purchase of minority interest in subsidiary	—	—	2,136
Accrual of deferred financing costs	—	—	219
Preferred stock dividends	6,568	5,060	1,375
Sale of Class B common stock in exchange for promissory notes receivable and accrued interest	1,029	12,353	—
Acquisition of net assets of business in exchange for promissory note payable	500	—	—
Repurchase of Class B common stock in exchange for forgiveness of promissory notes receivable	2,308	—	—

See accompanying notes to consolidated financial statements.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share data)

(1) Organization and Basis of Presentation

  (a) Organization and Operations

      Veridian Corporation (the Company) provides a variety of information-based systems, integrated solutions and services primarily to the U.S. government. The Company’s offerings include the design, development, deployment, operation and protection of vital networks, databases and other information and intelligence services. Revenues from the U.S. government, including work as a subcontractor for other government prime contractors, represented approximately 92 percent, 91 percent and 90 percent of revenues for the years ended December 31, 2001, 2000, and 1999, respectively.

      On December 12, 2001, the Company adopted a formal plan to exit its commercial network security business operated through its wholly-owned subsidiary, Veritect, Inc. (Veritect). As a result of this plan, the assets, liabilities and results of operations and cash flows of Veritect have been recorded in the accompanying financial statements as discontinued operations (note 16).

      The Company is subject to all of the risks associated with conducting business with the U.S. federal government, including the risk of contract terminations at the convenience of the government. In addition, government funding continues to be dependent on congressional approval of program level funding and on contracting agency approval for the Company’s work. The extent to which the Company’s existing contracts will be funded in the future cannot be determined.

  (b) Business Segment and Geographic Area Information

      The Company maintains three operating segments: Veridian Engineering, Veridian Information Solutions, and Veridian Systems. All three operating segments provide a broad range of technology and engineering services primarily to agencies of the U.S. government. The operating segments have been aggregated for financial reporting purposes based on similarities and consistencies in the customer base, economic characteristics, methods of marketing, selling and providing services, and workforces of each of the operating segments. Also, each of the operating segments is subject to the same Federal Acquisition Regulations that govern bid and proposal procedures, and utilizes similar contract vehicles to provide services to the U.S. government.

      The Company’s services are provided primarily in the United States. The Company has a single five-year contract with a government agency with a value of over $300,000. The contract, which expires on September 30, 2003, has annual revenues of over $50,000.

  (c) Principles of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

      Veridian is a holding company with no independent operations and no significant assets other than its investments in its subsidiaries. As such, Veridian is dependent on its subsidiaries for funding to meet its obligations, including those related to the revolving credit facility, term loans and subordinated notes payable.

  (d) Unaudited Pro Forma Balance Sheet Data

      The unaudited pro forma balance sheet data has been prepared giving effect to the conversion of all outstanding shares of Class A common stock into Class B common stock immediately upon the closing of the Company’s planned initial public offering (IPO). The unaudited pro forma balance sheet data also

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

includes the effect of the redemption of the Series A redeemable preferred stock and the senior subordinated notes.

      Currently, the Company’s senior credit facility does not permit payments to redeem its Series A redeemable preferred stock and its senior subordinated notes as are contemplated for the use of proceeds from the initial public offering. The Company intends to modify its current credit agreement, or enter into a commitment for a new, but similar, credit facility, in advance of the sale of the shares in the initial public offering.

(2) Summary of Significant Accounting Policies

  (a) Cash and Cash Equivalents

      Cash and cash equivalents include cash in banks and highly liquid investments having a maturity of three months or less on the date of purchase. There were no cash equivalents held at December 31, 2001 or December 31, 2000.

  (b) Inventories

      Inventories are stated at the lower of cost or market under the first-in, first-out (FIFO) cost method.

  (c) Revenue Recognition

      The Company’s revenue is derived from services performed under cost-plus, fixed-price and time-and-materials contracts. Revenue on cost-plus contracts is recognized based on reimbursable costs incurred plus estimated fees earned thereon. Revenue on fixed-price contracts is recognized using the percentage-of-completion method based on the ratio of costs incurred to estimated total costs upon completion. Revenues under certain long-term fixed-price contracts that require product deliveries are recognized on a percentage-of-completion basis using the units of delivery as the measurement basis for effort accomplished. Revenue on time-and-materials contracts is based on fixed billable rates for hours delivered plus reimbursable costs.

      The majority of the Company’s contracts are either cost-plus-fixed-fee, cost-plus-award-fee or time and materials contracts. These contracts may either require the Company to work on defined tasks or deliver a specific number of hours of service. In either case, costs are reimbursed up to the contract-authorized cost ceiling as they are incurred. If a contracted task has not been completed, or the specific number of hours of service has not been delivered at the time the authorized cost is expended, the Company may be required to complete the work or provide additional labor hours. The Company will be reimbursed for the additional costs but may not receive an additional fee, or the fee may be prorated proportionately to the number of labor hours actually provided. For cost-plus-award-fee contracts, the Company recognizes the expected fee to be awarded by the customer at the time such fee can be reasonably estimated based on factors such as customer communications of Company performance, prior award experience, and interim performance evaluations.

      The Company recognizes revenue under its contracts when a contract has been executed, the contract price is fixed and determinable, delivery of the services or products has occurred, and collectibility of the contract price is considered probable. The Company’s contracts with agencies of the U.S. federal government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or ratably throughout the contract as the services are provided. In evaluating the probability of funding for purposes of assessing collectibility of the contract price, the Company considers its previous experiences with the customers, communications with the customers regarding funding status, and the Company’s knowledge of available funding to the contract or

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

program. If funding is not assessed as probable, revenue recognition is deferred until realization is probable.

      The Company recognizes revenue under its U.S. federal government contracts based on allowable contract costs in accordance with U.S. federal government’s cost accounting standards. The costs incurred by the Company under U.S. federal government contracts are subject to regulation and audit by certain agencies of the U.S. federal government. The Company provides an allowance for estimated contract disallowances based on the amount of probable cost disallowances. Such amounts have not been significant.

      Anticipated losses on contracts are charged to earnings as soon as such losses are known. Changes in estimated profits on contracts are recorded during the period in which the change in estimate occurs.

  (d) Property, Plant and Equipment

      Property, plant and equipment is stated at cost. Depreciation is provided using either the straight-line or double-declining balance method over the following useful lives: 5 to 20 years for buildings and improvements; 3 to 20 years for machinery, furniture and equipment; and 3 to 10 years for computer equipment and software. Leasehold improvements are amortized using the straight-line method over the shorter of the useful lives of the improvements or the terms of the related leases.

  (e) System Development Costs

      The Company follows the provisions of Statement of Position 98-1 (SOP 98–1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, as issued by the American Institute of Certified Public Accountants. SOP 98-1 requires that both internal and external costs incurred to develop internal-use computer software during the application development stage be capitalized and subsequently amortized over the estimated economic useful life of the software. The Company amortizes such costs over periods ranging from 5 to 10 years.

      The Company has capitalized costs incurred with the development and implementation of accounting and financial reporting systems. The net carrying value of development costs capitalized for these systems was $7,707 and $4,562, at December 31, 2001 and 2000, respectively.

  (f) Deferred Financing Costs

      Costs associated with obtaining the Company’s financing arrangements are deferred and amortized over the term of the financing arrangements using a method that approximates the effective interest method.

  (g) Goodwill and Other Intangible Assets

      The Company believes that substantially all of the differences between the purchase costs and fair values of tangible assets of the businesses involved in contracting with the U.S. government are attributable to the long-standing customer relationships that have been built by those businesses. As such, these amounts are treated as goodwill and are amortized using the straight-line method over 20 years.

      The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company’s average cost of

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  (h) Impairment of Long-Lived Assets

      The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, (SFAS 121) Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, annually. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (i) Costs of Acquisitions

      Costs incurred on successful acquisitions are capitalized as a cost of the acquisition, while costs incurred by the Company for unsuccessful or terminated acquisition opportunities are expensed when the Company determines that the opportunity will no longer be pursued. Costs incurred on anticipated acquisitions are deferred.

  (j) Acquisition, Integration and Related Expenses

      Acquisition, integration and related expenses include costs specifically related to the Company’s business acquisitions, subsequent activities to integrate the acquired businesses into its organization, and costs associated with an unsuccessful financing. Expenses included in this category are limited to those types of expenses that are not allowable as contract costs under the Federal Acquisition Regulations. The following is a summary of acquisition, integration and related expenses:

	Years Ended December 31,

	2001	2000	1999

Employee retention costs	$1,417	$2,620	$2,177
Employee severance costs	—	1,755	—
Uncapitalized transaction expenses	—	262	4,094
Excess facility costs	650	—	—

Total acquisition, integration and related expenses	$2,067	$4,637	$6,271

      Most of the uncapitalized transaction expenses were for costs incurred in an unsuccessful attempt to refinance, through a public debt offering, the $175,000 of senior subordinated notes issued in connection with the business acquisitions in 1999.

  (k) Stock-Based Compensation

      The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25” issued in March 2000, to account for its

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, “Accounting for Stock-Based Compensation,” established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. All equity-based awards to non-employees are accounted for at a fair value in accordance with SFAS No. 123.

  (l) Research and Development

      Company-sponsored research and development costs, including costs to develop proprietary software prior to technological feasibility, are expensed as incurred and amounted to $6,218, $5,795 and $4,521 in 2001, 2000 and 1999, respectively. Such expenses are included in indirect costs, selling and general and administrative expenses.

  (m) Income Taxes

      Income taxes are accounted for using the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date.

  (n) Earnings (Loss) Per Share and Pro Forma Earnings (Loss) Per Share

      Basic and diluted earnings and loss per share are presented in conformity with Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Basic earnings or loss per share is computed using the sum of the weighted-average number of outstanding shares of Class B common stock. Diluted earnings or loss per share is computed in a manner similar to that used for basic earnings per share after giving effect to the dilutive effects of the exercise of stock options, the exercise of stock warrants, and the conversion of Class A common stock. Potentially dilutive securities are excluded from the Company’s diluted loss per share computations as their inclusion would be anti-dilutive for periods in which the Company reports losses.

      The pro forma earnings per share gives effect to the issuance of            shares of common stock on January 1, 2001 at the assumed offering price of $           per share, representing the number of shares whose proceeds would be necessary to redeem the Series A redeemable preferred stock, accrued dividends thereon, and the senior subordinated notes, as well as the issuance of            shares of common stock required for the conversion of Class A common stock upon the closing of the IPO.

  (o) Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to credit risk include accounts receivable, cash and cash equivalents. Management believes that credit risk related to the Company’s accounts receivable is limited due to a large number of customers in differing segments and agencies of the U.S. government. Accounts receivable credit risk is also limited due to the creditworthiness of the U.S. government. The Company does not maintain significant levels of cash and cash equivalents.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

  (p) Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and amounts included in other current assets and current liabilities that meet the definition of a financial instrument approximate fair value because of the short-term nature of these amounts.

      The fair value of the Company’s long-term debt is estimated by discounting the future cash flows of the revolving and term credit facilities at rates currently offered to the Company for similar debt instruments of comparable maturities by the Company’s lenders. The fair value of the Company’s interest rate swap at December 31, 2001 was based on current market pricing models.

  (q) Derivative Instrument and Hedging Activities

      The Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended, effective January 1, 2001. SFAS 133 provides authoritative guidance on accounting and financial reporting for derivative instruments and for hedging activities. The statement requires the recognition of all derivatives as either assets or liabilities in the consolidated balance sheet, and the periodic measurement of those instruments at fair value. The classification of gains and losses resulting from the changes in fair values is dependent on the intended use of the derivative and its resulting designation. As of January 1, 2001, the Company was party to one interest rate swap agreement that is accounted for under SFAS 133. See note 5(c) for the effect of implementing the provisions of this statement in 2001.

  (r) Commitments and Contingencies

      Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environment remediation obligations are not discounted to their present value.

  (s) Use of Estimates

      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. The significant management estimates include estimated costs to complete on contracts, deferred tax asset valuation allowance, reserve for accounts receivable, loss contingencies, and the estimated loss on disposal of discontinued operations. Actual results could differ from these estimates.

  (t) Recently Issued Accounting Standards

      In June 2001, the Financial Accounting Standards Board (the FASB) issued SFAS No. 141, Business Combinations (SFAS No. 141) and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). In August, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144). The Company adopted the provisions of SFAS No. 141 as of July 1, 2001, and is required to adopt the provisions of SFAS No. 142 and SFAS No. 144 as of January 1, 2002.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      SFAS No. 141 requires that the purchase method of accounting be used for all business combinations, and specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets (SFAS No. 144).

      In accordance with SFAS No. 141, goodwill acquired in purchase business combinations completed before June 30, 2001, has been amortized through December 31, 2001, and has been tested for impairment under the provisions of SFAS No. 121. Adoption of SFAS No. 141 did not have an impact on the Company’s financial statements.

      With the adoption of SFAS No. 142, the Company is required to evaluate its goodwill that was acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS No. 141 for recognition separate from goodwill. The Company is required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by March 31, 2002. If an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 during the first quarter of 2002. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss will be measured as of January 1, 2002, and recognized as the cumulative effect of a change in accounting principle in the Company’s statement of operations for the three-month period ending March 31, 2002.

      In connection with SFAS No. 142’s transitional goodwill impairment evaluation, the Statement requires the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this, the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company will then have until June 30, 2002, to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, an indication exists that the reporting unit goodwill may be impaired and the Company must perform the second step of the transitional impairment test. The second step is required to be completed as soon as possible, but no later than December 31, 2002. In the second step, the Company must compare the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which would be measured as of the date of adoption. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company’s statement of operations.

      As of the date of adoption of SFAS No. 142, the Company expects to have unamortized goodwill of $207,855. The goodwill carrying value will be subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill was $11,760, $12,579 and $6,217 for the years ended December 31, 2001, 2000 and 1999, respectively. The Company is currently evaluating the impact of adopting the SFAS No. 141 and No. 142 on its financial statements, including whether it will be required

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

      SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS No. 121, and requires that long-lived assets, excluding goodwill, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

      SFAS No. 144 also supersedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 (APB No. 30), Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and infrequently Occurring Events and Transactions for the disposal of a segment of a business (as previously defined in APB No. 30). SFAS No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

      The provisions of SFAS No. 144 are not applied to the Company planned disposal of Veritect (note 16) as the Company committed to this disposal prior to January 1, 2002.

  (3) Receivables

      Receivables consist of the following:

	December 31,

	2001	2000

U.S. government agencies:
Billed	$91,370	$79,820
Unbilled	101,313	59,795

	192,683	139,615

Other government and commercial customers:
Billed	9,462	13,374
Unbilled	2,268	8,657

	11,730	22,031

	204,413	161,646
Less — reserve for uncollectible balances	(2,250)	(2,540)

	$202,163	$159,106

      Unbilled costs, fees and retainages (contract-specified holdbacks) billable upon completion of contracts are amounts due primarily within one year and will be billed on the basis of contract terms and delivery schedules. Unbilled costs and fees include amounts which will not be billable until funding authorization for a portion of the contract has been obtained, as well as amounts related to estimated

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

award fees which will not be billable until awarded, which management expects will occur in the near term.

  (4) Inventories

      Inventories consist of the following:

	December 31,

	2001	2000

Raw materials	$1,073	$1,046
Work in process	492	891
Finished goods	414	306
Supplies and spare parts	853	1,188

	2,832	3,431
Less — reserve for excess and obsolete inventory	(321)	(334)

	$2,511	$3,097

  (5) Long-Term Debt

      Long-term debt consists of the following:

	December 31,

	2001	2000

Bank credit facilities:
Revolving credit agreements	$50,550	$20,450
Term loans	108,350	109,450
Subordinated notes, net of unamortized discount of $8,154 at December 31, 2001 and $9,393 December 31, 2000	86,846	85,607

	245,746	215,507
Less — current installments	1,100	1,100

Long-term debt, net of current installments	$244,646	$214,407

  (a) Revolving Credit Facility and Term Loans

      Effective September 14, 2000, the Company entered into an amended credit facility (the 2000 facility) under which it may borrow up to $199,500, subject to certain limitations. The 2000 facility consists of an $89,500 revolving credit facility and a $110,000 term loan. The 2000 facility also provides for aggregate stand-by letters of credit of $20,000, which reduce available funds under the revolving credit facility when issued. The Company had approximately $1,587 of outstanding stand-by letters of credit, and $37,363 of borrowing capacity available under the facility at December 31, 2001.

      Under the 2000 facility, the common stock of Veritect, Inc. (Veritect), a wholly-owned subsidiary, and all assets of the Company, excluding those of Veritect, secure outstanding obligations. The 2000 facility also contains covenants that stipulate minimum amounts of adjusted earnings before interest, taxes, depreciation and amortization and interest coverage ratios, as well as a maximum leverage ratio and capital expenditure levels. The covenants also impose limitations upon certain transactions including the

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

acquisition of businesses, payment of cash dividends, and the assumption of additional indebtedness. The Company was in compliance with all covenants at December 31, 2001.

      Borrowings under the 2000 facility bear interest at LIBOR plus 2.50 to 3.75 percent, or the prime rate plus 1.25 to 2.50 percent. The weighted average effective interest rates for outstanding term and revolving loans were 6.55 percent and 11 percent at December 31, 2001 and 2000, respectively. Interest is due and payable either quarterly or at various monthly intervals based on the underlying type of LIBOR loan. The revolving and term loans mature September 14, 2005 and September 30, 2006, respectively.

      Effective September 7, 1999, the Company entered into a senior revolving credit facility (the 1999 facility) under which it could borrow up to $150,000, subject to certain limitations. The 1999 facility was obtained to provide working capital for ongoing operations, to partially fund the cost of acquisitions, and to refinance debt under a prior credit facility (the 1998 facility). Borrowings under the 1999 facility bore interest at LIBOR plus 1.75 to 2.50 percent, or the prime rate plus 0.25 to 1.0 percent. The effective interest rate for the 1999 facility was 8.4 percent at December 31, 1999. All outstanding borrowings and obligations under the 1999 facility were repaid and fulfilled on September 14, 2000, with proceeds received under the 2000 facility and the sale of senior subordinated notes.

      Under the 1998 facility, which consisted of a revolving facility and two term loans, the Company could borrow up to $140,000. Borrowings under the 1998 facility bore interest at LIBOR plus 1 to 3 percent, or the prime rate plus 0 to 1.5 percent.

      In connection with the refinancing of the 1999 and 1998 facilities, the Company wrote off $1,541 and $1,080, respectively, of unamortized debt issuance costs. These write-offs, net of income tax benefits of $616 in 2000 and $421 in 1999, are reflected as extraordinary losses in the 2000 and 1999 consolidated statements of operations.

  (b) Subordinated Notes

      Effective September 14, 2000, the Company sold $95,000 of senior subordinated notes (the 2000 notes) with a scheduled maturity date of July 31, 2008. The 2000 notes bear interest at 14.5 percent per annum, and interest is due and payable quarterly beginning December 31, 2000. The Company has the option, through June 30, 2005, of paying 1.5 percent of the interest in like-kind notes. Any like-kind notes that are issued as interest payments are due in full September 30, 2005. All interest incurred to date has been paid in cash.

      The 2000 notes are carried at the face amount of $95,000 less a discount equal to the fair value of Class B common stock warrants issued in connection with the sale of the notes (see note 10). The discount is being amortized to interest expense over the term of the notes.

      The Company may redeem all of the 2000 notes prior to July 31, 2008 at specified redemption prices that start at 107 percent of face value for redemptions through the fiscal period ending July 31, 2001, and decrease 1 percent annually to 101 percent for redemptions during the fiscal year ending July 31, 2007. The 2000 notes are subordinate to any outstanding obligations due under the 2000 facility, and would be senior to any notes issued upon the conversion of Series A redeemable preferred stock. The 2000 notes are also guaranteed by all operating subsidiaries of the Company, excluding Veritect.

      Effective September 7, 1999, the Company sold senior subordinated notes (the 1999 notes) totaling $175,000. The initial term of the notes was seven years, but the Company retained an option to redeem them in the first year from proceeds of permanent financing. The 1999 subordinated notes together with accrued interest and cancellation fees were paid in full on September 14, 2000 with proceeds from the sale of the 2000 notes and from the 2000 facility.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      Interest on the 1999 notes was payable semi-annually on March 1 and September 1 of each year, beginning on March 1, 2000. The interest rate was initially 11.96 percent and increased 0.50 percent every 90 days through September 14, 2000. For the years ended December 31, 2000 and 1999, the Company recorded interest expense on the 1999 notes based on effective interest rates of 13.7 percent and 12.7 percent, respectively.

      In connection with the sale of the 1999 notes, the Company incurred various funding and placement fees totaling 2.5 percent of the face value of the notes ($4,375). The fees were amortized to interest expense over the one-year period that the 1999 notes were expected to be outstanding.

      The 1999 notes also contained a fee equal to 3 percent of the outstanding principal balance in the event of prepayment or refinancing. This fee of $5,250 was paid September 14, 2000. The fee was amortized to interest expense over the one-year period that the 1999 notes were expected to be outstanding.

  (c) Swap Agreement

      In February 1998, the Company entered into an interest rate swap agreement to help manage interest costs and the risks associated with changing interest rates. The Company does not hold or issue such financial instruments for trading purposes, nor is it a party to leveraged derivatives. The interest rate swap agreement matures in February 2003. The notional amount of the swap is $20,000. Under the agreement, the Company exchanges floating-rate interest payments for fixed-rate interest payments over the life of the agreement without the exchange of the underlying principal amount. The differentials to be paid or received are determined quarterly, and then included as a component of interest expense over the quarter for which the differential payment is made. The fair value of the swap agreement at December 31, 2001 and 2000 was ($807) and ($19), respectively.

      Effective January 1, 2001, the Company adopted the provisions of SFAS 133. The Company has evaluated its swap agreement and related cash flows, and has concluded that it does not meet the provisions of SFAS 133 to account for the swap as an effective hedge. The decrease in the fair value of the swap of $788 during the year ended December 31, 2001 is recognized as a component of interest expense. Also, the fair value of the swap at January 1, 2001 of ($19) is not considered significant, and therefore, has been recorded as interest expense and not a cumulative effect of a change in accounting principle.

      The Company is exposed to credit loss in the event of nonperformance by the counterparty to the agreement. The risk of loss to the Company in the event of nonperformance by the counterparty under the agreement is not significant and nonperformance by the counterparty, which is a major financial institution, is not anticipated. No collateral is held in relation to the agreement.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

  (d) Maturities and Fair Value

      The aggregate maturities of long-term debt before unamortized discount on the subordinated notes are as follows:

December 31,
2001

2002	$1,100
2003	1,100
2004	1,100
2005	77,431
2006	78,169
Thereafter	95,000

$253,900

      The estimated fair value of the Company’s long-term debt is as follows:

	December 31,

	2001	2000

Revolver facility	$50,550	$20,450
Term loans	108,350	109,450
Subordinated notes	100,700	85,607

	$259,600	$215,507

      The fair value of the subordinated notes at December 31, 2001 represents the amount required to redeem those notes with the proceeds from the proposed initial public offering of common stock at their face amount plus a 6% early redemption fee.

(6) Leases

      The Company leases office facilities and certain equipment. Future minimum lease payments under such noncancellable operating leases for continuing operations are as follows:

December 31,
2001

2002	$24,566
2003	21,053
2004	16,299
2005	12,050
2006	10,212
Later years	28,065

$112,245

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      Future minimum sublease income is expected to amount to the following:

December 31,
2001

2002	$2,429
2003	1,209
2004	188
Later years	—

$3,826

      Rent expense was $20,459, $19,525 and $12,772 in 2001, 2000 and 1999, respectively.

(7) Income Taxes

      Total income taxes are allocated as follows:

	Year Ended December 31,

	2001	2000	1999

Loss from continuing operations	$6,222	$1,823	$378
Loss from discontinued operations	(5,149)	(4,013)	(53)
Loss on disposal of discontinued operations	(3,881)	—	—
Extraordinary loss on extinguishment of debt	—	(616)	(421)

Income tax benefit from operations	(2,808)	(2,806)	(96)
Goodwill, for reduction in valuation allowance resulting from acquisitions	—	—	(8,648)

	$(2,808)	$(2,806)	$(8,744)

      The components of income tax expense (benefit) attributable to loss from continuing operations before extraordinary items are as follows:

	Year Ended December 31,

	2001	2000	1999

Current:
Federal	$4,299	$3,270	$—
State	1,022	908	302

Total current	5,321	4,178	302

Deferred:
Federal	745	(2,085)	67
State	156	(270)	9

Total deferred	901	(2,355)	76

Total income tax expense attributable to income loss from continuing operations	$6,222	$1,823	$378

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      The income tax expense attributable to income (loss) from continuing operations before extraordinary items differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to pretax income (loss) before extraordinary items as a result of the following:

	Year Ended December 31,

	2001	2000	1999

Expected tax expense (benefit) computed at federal rate	$842	$(3,236)	$(2,598)
State and local taxes, net of federal benefit (expense)	766	415	202
Goodwill amortization	4,124	4,403	2,176
Nondeductible expenses	474	471	411
Other, net	16	(230)	187

Total income tax expense attributable to loss from continuing operations	$6,222	$1,823	$378

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

	December 31,

	2001	2000

Deferred tax assets:
Net operating loss carryforwards	$4,511	$6,863
Receivables, inventory and other reserves	3,484	3,981
Pension and postretirement benefits	2,617	2,702
Other accrued expenses	9,345	7,356
Other	5,410	2,329

Total gross deferred tax assets	25,367	23,231

Deferred tax liabilities:
Retainages	(5,810)	(1,859)
Change in tax accounting method	(1,847)	(3,843)
Work in progress	(423)	(1,693)
Other	(3,841)	(5,250)

Total gross deferred tax liabilities	(11,921)	(12,645)

Net deferred tax asset	$13,446	$10,586

      There was a valuation allowance for deferred tax assets of $8,648 as of January 1, 1999. There was no valuation allowance at December 31, 2001, 2000 or 1999. The net change in the total valuation allowance for the year ended December 31, 1999 was a decrease of $8,648. The decrease resulted from the recognition of the tax benefits derived from the projected taxable income of the businesses acquired in 1999, and was allocated to goodwill. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

      At December 31, 2001, the Company has net operating loss carryforwards for federal income tax purposes of $12,263 which expire in 2008 through 2019. All of these loss carryforwards are subject to the ownership change limitations under Section 382 of the Internal Revenue Code, which limits the amount of the acquired net operating loss carryforwards that may be used to $1,741 per year.

(8) Series A Redeemable Preferred Stock

      In September 1999, the Company completed an offering of 40,000 units, with each unit consisting of one share of Senior redeemable, exchangeable preferred stock, Series A (the Series A redeemable preferred stock) and 14.74 warrants to purchase shares of Class B common stock (note 9). The dividend rate on the Series A redeemable preferred stock of 13.50 percent on September 7, 1999 was subject to adjustment in the event that the subordinated notes (note 5) were refinanced. On September 14, 2000, the Company refinanced the subordinated notes. As a result, the dividend rate on the Series A redeemable preferred stock increased to an annual rate of 15.25 percent. Through October 15, 2004, the Company has the option of paying the dividends in cash or in like-kind preferred stock. Thereafter, all dividends must be paid in cash. Dividends accrue daily, are payable quarterly, and dividends on like-kind preferred stock compound quarterly. Dividends to be paid with like-kind preferred stock are accrued at the estimated fair value of the preferred stock.

      After October 15, 2001, the shares are redeemable at the Company’s option in whole at any time or in part from time to time, initially at $1,120 per share and thereafter at prices declining ratably each October 15 to $1,000 per share after October 15, 2007. Any outstanding shares of Series A redeemable senior preferred stock on October 15, 2010 must be redeemed on that date.

      At the date of issuance, the Company recorded the Series A redeemable preferred stock at its estimated fair value by allocating a portion of the total proceeds to the warrants issued concurrently with the Series A redeemable preferred stock (note 10). The Company is accreting the difference between the fair value at the date of issue and the aggregate liquidation value, together with issue costs, over the period from the issue date to the mandatory redemption date.

      The Company may, at its option, elect to exchange all of the Series A redeemable preferred stock for subordinated notes possessing terms consistent with subordinated notes outstanding at the exchange date, with a principal amount equal to the liquidation preference of the Series A redeemable preferred stock. Such exchange may be made on any dividend payment date. Exchanges of less than all of the Series A redeemable preferred stock are not permitted.

      Holders of the Series A redeemable preferred stock have no conversion rights. Also, holders of the Series A redeemable preferred stock have no voting rights except if the Company fails to pay dividends in respect to three or more quarterly dividend periods in the aggregate, fails to make a mandatory redemption or purchase offer upon a change of control or fails to comply with certain covenants. If the unpaid dividends are not paid, or other deficiency not corrected, holders of the Series A redeemable preferred stock, voting as a class, shall be entitled to elect the lesser of two directors or that number constituting at least 25 percent of the board of directors.

      The Series A redeemable preferred stock ranks senior to the common stock, and the Series A redeemable preferred stock has a liquidation preference of $1,000 per share plus all declared and unpaid dividends. Accrued dividends at December 31, 2001 and December 31, 2000 total, $1,468 and $1,239, respectively, and are included with Series A redeemable preferred stock as reported in the accompanying consolidated balance sheets.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

(9) Common Stock

      The Class A and Class B common stock of the Company each have different cash dividend, voting and conversion rights.

  (a) Redeemable Convertible Class A Common Stock

      Effective September 7, 1999, in connection with the 1999 acquisitions and equity and debt sales, the Company increased the number of authorized shares of Class A common stock from 100,000 to 5,502,500 shares, and modified the rights of Class A common stockholders. There were no outstanding Class A common shares prior to September 7, 1999.

      Holders of a majority of Class A common stock were granted the right to elect two directors, and to consent to certain specified actions involving cash and stock dividends, acquisitions, mergers, divestitures, and debt and equity offerings. For all other matters, including the election of all remaining directors, Class A stockholders vote on a share-for-share basis with Class B stockholders. However, at no time are Class A stockholders entitled to vote more than 50 percent of the total outstanding stock.

      Also effective September 7, 1999, Class A stockholders were granted the right to purchase pro-rata shares of any equity offering at fair market value, and the right to redeem their shares five years after the original issue date at the greater of its fair market value or $20 per share. Accordingly, Class A common stock is excluded from stockholders’ equity. The Company is accreting the difference between the net proceeds from the sale of the Class A common stock and the minimum redemption value of $20 per share over the period from the issue date to the mandatory redemption date.

      Class A common stock automatically converts into Class B shares upon a public offering of $100,000 or more, a change of control, or the sale of substantially all of the Company’s assets. Class A common stock may also convert, at the election of the holder, into Class B shares upon liquidation. In the event of conversion, the Class A shares shall be converted to Class B shares at conversion rates ranging from 1.033592 to 1.365188, depending on the resulting rate of return to Class A stockholders, and will also never be less than $20 divided by the value of the Class B common stock. If Class A stockholders do not elect to convert upon liquidation, Class A holders are entitled to a liquidation preference of $20 per share of Class A common stock before Class B stockholders are entitled to receive any proceeds.

  (b) Class B Common Stock

      Effective September 7, 1999, except for the two directors elected solely by Class A common stockholders, Class B common stockholders are entitled to one vote per Class B share held on all other matters presented to the stockholders.

      With regards to dividends, Class B stockholders are entitled to receive stock or cash dividends only with the consent of Class A stockholders. Upon liquidation, Class B stockholders are entitled to all proceeds after each Class A stockholder receives $20 per Class A share up to an amount per share as defined, and any remaining proceeds are distributed ratably as specified. Class B stockholders have no preemptive rights.

(10) Stock Warrants

      As part of its September 7, 1999 sale of 40,000 units including Series A redeemable preferred stock and stock warrants, the Company issued 589,414 warrants (subsequently adjusted to 551,264 warrants as discussed below) to purchase shares of Class B common stock. Each warrant entitles its holder to purchase one share of Class B common stock at $0.0001 per share. Warrants may be exercised at any time

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

through September 7, 2010. The warrants and underlying Class B common stock are subject to certain transfer restrictions.

      The proceeds from the sale of the 40,000 units were allocated to the Series A redeemable preferred stock and the warrants based on the estimated value of the warrants. The Company valued the warrants under the fair value method as required by SFAS 123. The Black-Scholes method was used with the following assumptions: a risk-free interest rate of 5.98 percent, expected common stock market price volatility factor of 50 percent, and a term of 10 years. The fair value of the warrants was estimated to be $8,064 at September 7, 1999. This amount, net of transaction costs of $241, is recorded as additional paid-in capital in the accompanying consolidated financial statements.

      Effective with the refinancing of the 1999 facility and the 1999 notes, the preferred stockholders remitted 38,150 warrants to the Company in exchange for the increase in the preferred dividend rate from 13.50 percent to 15.25 percent. The remittance of the warrants has been reflected as a $738 adjustment to additional paid-in capital and retained earnings based on the warrant value at September 14, 2000 using the Black-Scholes method and the following assumptions: a risk-free interest rate of 5.78 percent, expected common stock market price volatility factor of 50 percent, and a term of 10 years.

      In connection with the sale of the 2000 notes (note 5(b)), the Company issued 613,451 warrants to purchase shares of Class B common stock. Each warrant entitles its holder to purchase one share of Class B common stock at $0.0001 per share. Warrants may be exercised at any time through September 14, 2008. The warrants and underlying Class B common stock are subject to certain transfer restrictions.

      The Company valued the warrants under the fair value method as required by SFAS 123. The Black-Scholes method was used with assumptions consistent with those used in the valuation of the concurrent remittance of warrants from preferred stockholders. The fair value of these warrants was estimated to be $9,754 at September 14, 2000. This amount is reflected as a discount to the face amount of the 2000 notes and is being amortized on a straight-line basis over the term of the notes.

      The number of Class B shares issuable upon exercise of the warrants and the exercise price may be adjusted to prevent dilution of the warrant holders as a result of the conversion of the Class A common stock into Class B common stock as described in note 9.

(11) Earnings Per Share

      Basic earnings per share (EPS) is computed by dividing net income available, or loss attributable, to Class B common stockholders by the weighted average number of outstanding shares of Class B common stock.

      Diluted loss per share for the years ended December 31, 2001, 2000 and 1999, was computed in the same manner as the basic loss per share since adjustments related to the effects of the stock options, stock warrants and conversion of Class A common stock would have been anti-dilutive.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      Loss from continuing operations attributable to Class B common stockholders is as follows:

	Year Ended December 31,

	2001	2000	1999

Loss from continuing operations before extraordinary items	$3,817	$(11,068)	$(7,800)
Preferred stock dividends and accretion to preferred and Class A common stock redemption values	(8,208)	(6,635)	(1,880)

Loss from continuing operations attributable to Class B common stockholders	$12,025	$(17,703)	$(9,680)

      The weighted average number of shares outstanding used to compute basic and diluted EPS are as follows:

	Year Ended December 31,

	2001	2000	1999

Weighted average shares outstanding:
Basic	5,624,044	5,045,623	5,788,361

Diluted	5,624,044	5,045,623	5,788,361

      The total number of weighted-average common stock equivalents excluded from the diluted loss per share computations due to their anti-dilutive effects for the periods for which the Company reported losses are as follows:

	Year Ended December 31,

	2001	2000	1999

Anti-dilutive equivalents:
Class A common stock	7,511,947	7,094,789	1,880,001
Stock options and warrants	1,406,868	1,080,114	379,556

Total anti-dilutive equivalents	8,918,815	8,174,903	2,259,557

(12) Employee Benefit Plans

  (a) Defined Contribution Plans

      The Company maintains a defined contribution plan, the Veridian Retirement Savings Plan (the VRSP) to provide retirement benefits to eligible employees. Substantially all employees are eligible to participate in the VRSP. The Company also has maintained various defined contribution plans including 401(k) and employee stock ownership plans that were inherited with business acquisitions completed in recent years. All of these 401(k) plans have been merged into the VRSP, and the Company is in the process of terminating the employee stock ownership plans. Participants of the employee stock ownership plans have the option of transferring their account balances to the VRSP or another qualified retirement plan, or of receiving distributions.

      The Company’s matching and discretionary contributions to its defined contribution plans were $22,993, $17,697, and $9,698 during 2001, 2000 and 1999, respectively. Also, as of December 31, 2001, the VRSP held 1,872,191 shares of Class B common stock, which represented approximately 33 percent of total outstanding shares of Class B common stock.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

  (b) Defined Benefit Plans

      The Company had maintained defined benefit plans for certain employee groups and in November 2001, completed the termination process and distribution of assets of its last remaining defined benefit plan. The Company recognized a settlement loss of $982 for the year ended December 31, 2001, and settlement gains of $190 in 1999, related to this plan termination and resulting settlement.

      The net pension cost (income) consists of the following:

	Year Ended December 31,

	2001	2000	1999

Components of net periodic pension cost (income):
Service cost	$46	$7	$70
Interest accrued on projected benefit obligation	137	220	216
Expected return on plan assets	(207)	(352)	(356)
Recognized net actuarial gain	1	(12)	(20)

Net periodic pension cost (income)	$(23)	$(137)	$(90)

      Changes in the plan’s assets and benefit obligation are as follows:

	Year Ended
	December 31,

	2001	2000

Changes in plan assets:
Fair value of plan assets at beginning of year	$4,784	$4,771
Actual return on plan assets	280	147
Reversion of residual assets	(160)	—
Benefits paid, including termination distributions	(4,904)	(134)

Fair value of plan assets at end of year	$—	$4,784

Changes in benefit obligation:
Benefit obligation at beginning of year	$3,106	$2,806
Service cost	46	7
Interest cost	137	220
Actuarial loss	633	207
Settlement loss	982	—
Benefits paid, including termination distributions	(4,904)	(134)

Benefit obligation at end of year	$—	$3,106

      A summary of the funded status of the plan as of December 31, 2000 is as follows:

Fair value of plan assets	$4,784
Benefit obligation	3,106

1,678
Unrecognized net actuarial gain	(559)

$1,119

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      The benefit obligation for 2000 was determined using a discount rate of 7.50 percent, an average expected return on plan assets of 7.50 percent, and no average salary increase rate.

(13) Other Postretirement Benefits

      The Company provides retiree health benefits to certain individuals who retired from Calspan SRL Corporation (CSRL) (previously a wholly-owned subsidiary of the Company that has been merged into another wholly-owned subsidiary of the Company) prior to November 1, 1995, and to certain employees and retirees of ERIM. The benefits are provided under two plans.

      The retiree health plan covering CSRL retirees was contributory based on years of service, with contributions adjusted annually. The Company does not pre-fund these benefits and, effective January 1, 1996, the Company eliminated the medical cost escalation benefit for retirees.

      The plan covering ERIM employees and retirees is a contributory plan under which benefits are based upon years of service. Employees become eligible for benefits after meeting certain age and service requirements. The Company funds this plan via annual contributions that are actuarially determined.

      The components of net periodic postretirement benefit cost are as follows:

	Year Ended
	December 31,

	2001	2000	1999

Interest cost on accumulated postretirement benefit obligation	$582	$582	$233
Service costs	64	57	32
Expected return on assets	(110)	(77)	(18)
Net amortization and deferral	(19)	(42)	—

Net periodic postretirement expense	$517	$520	$247

      Changes in the plans’ assets and benefit obligations are as follows:

	December 31,

	2001	2000

Change in the benefit obligations:
Benefit obligation at beginning of year	$7,794	$8,543
Interest costs	582	582
Service cost	64	57
Actuarial (gain) loss	241	(736)
Benefits paid	(583)	(652)

Benefit obligation at end of year	$8,098	$7,794

Change in plan assets:
Fair value of plan assets at beginning of year	$1,766	1,395
Actual return on plan assets	(69)	(72)
Employer contribution	284	443
Benefits paid	(6)	—

Fair value of plan assets at end of year	$1,975	$1,766

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      Unrecognized net gains or losses are amortized on a straight-line basis over the average remaining service period of active employees expected to receive benefits from the plans. The amounts are only amortized to the extent that their value exceeds 10% of the accumulated postretirement benefit obligation.

      The accrued postretirement benefit costs in the accompanying balance sheets are comprised of the following components:

	December 31,

	2001	2000

APBO — Retirees	$6,123	$6,028
Unrecognized net actuarial gain	315	753

Accrued postretirement benefit cost	$6,438	$6,781

      Actuarial assumptions used in the calculation of the liability for postretirement benefits are as follows:

	December 31,

	2001	2000	1999

Discount rate	7.25%	7.50%	7.75%
Health care cost trend rate	6.42%	7.01%	7.51%
Ultimate trend rate	5.25%	5.50%	5.75%
Year ultimate trend rate is achieved	2004	2004	2004

      Assumed health care cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	1-Percentage	1-Percentage
	Point Increase	Point Decrease

Effect on total of service and interest cost components	$25	$(22)
Effect on accumulated postretirement benefit obligation	316	(278)

(14) Stock Awards

      The Company adopted the Veridian Corporation 2000 Stock Incentive Plan (the Plan) on April 1, 2000 to promote the interests of the Company by encouraging participants to acquire an, or increase their equity interest in, the Company. The adoption represented the amendment and restatement of the Veridian Corporation Incentive Stock Option Plan. Employees, consultants, and non-employee directors of the Company or its affiliates are eligible to participate. The Plan provides for the granting of stock options, the leveraged purchase of common stock by employees, and the award of restricted and phantom stock. A total of 3,100,000 shares of Class B common stock are reserved for awards and purchases under the Plan. As of December 31, 2001, a total of 855,839 shares were reserved for future awards under the Plan.

      Under the Plan, options are granted with exercise prices that are no less than 100 percent of the estimated fair market value of the Company’s Class B common stock at the date of grant, and options granted are exercisable for up to ten years from the date of grant. Many of the options granted after 1999 were at an exercise price of two times estimated fair market value. Stock options granted under the Plan gradually vest over four years.

      Shares acquired under the Plan are subject to certain transfer restrictions.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      The following table summarizes the activity of the Plan since January 1, 1999:

		Weighted
	Number	Average
	of	Exercise
	Shares	Price

Outstanding options, January 1, 1999	1,144,185	$7.77
Options issued	124,000	$18.02
Options of a predecessor plan reissued under Veridian Plan	36,086	5.18
Options exercised	(13,595)	7.29
Options cancelled	(181,862)	10.05
Options purchased	(214,602)	7.76

Outstanding options, December 31, 1999	894,212	$8.63

Options exercisable, December 31, 1999	503,586	$5.94

Weighted-average fair value of options granted during 1999		$6.08

Options issued	965,209	28.69
Options exercised	(9,377)	7.82
Options cancelled	(116,886)	7.16

Outstanding options, December 31, 2000	1,733,158	$19.98

Options exercisable, December 31, 2000	557,067	$8.03

Weighted-average fair value of options granted during 2000		$11.69

Options issued	127,647	28.14
Options exercised	(1,642)	8.62
Options cancelled	(188,280)	25.87

Outstanding options, December 31, 2001	1,670,883	$19.95

Options exercisable, December 31, 2001	737,457	$11.12

Weighted-average fair value of options granted during 2001		$11.66

      As required by SFAS 123, the Company has determined the pro forma information as if the Company had accounted for stock options granted since January 1, 1995, under the fair value method prescribed in SFAS 123. The Black-Scholes option pricing model was used with the following weighted-average assumptions for 2001, 2000 and 1999: risk-free interest rates of 4.5 percent in 2001, 5.1 percent in 2000 and 5.6 percent in 1999, expected common stock market price volatility factor of 0 percent for all periods, and an average expected option life of five years. The pro forma effect of the options on the results of operations is summarized as follows:

	Year Ended December 31,

	2001	2000	1999

Net loss attributable to Class B common stockholders:
As reported	$(29,657)	$(25,738)	$(10,502)

Pro forma	(29,949)	(26,043)	(10,712)

Basic and diluted net loss per share attributable to Class B common stockholders:
As reported	$(5.27)	$(5.10)	$(1.81)

Pro forma	(5.33)	(5.16)	(1.85)

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      Information regarding options outstanding is as follows:

	December 31, 2001

	Options Outstanding			Options Exercisable

			Weighted
		Weighted	Average
Range of	Number of	Average	Remaining	Number of	Weighted Average
Exercise Prices	Options	Exercise Price	Contractual Life	Options	Exercise Price

Less than $5.00	192,131	$0.03	3.47	192,131	$0.03
$5.00 — $9.99	206,544	7.63	6.55	179,652	7.91
$10.00 — $14.99	314,010	14.12	5.98	237,110	14.11
$15.00 — $20.00	505,969	19.39	8.38	79,998	19.40
$20.00 — $39.06	452,229	38.73	8.36	48,566	38.70

Total	1,670,883	19.95	7.13	737,457	11.12

      Under the Plan, during 2001 and 2000 the Company sold 52,673 and 628,837 shares of Class B common stock, respectively, to various employees at $19.53 and $19.35 per share, respectively. The Company received promissory note agreements from each purchaser as payment for the Class B common stock. The notes bear interest at 6.05 percent per annum, are full-recourse and are secured by the shares of the Class B common stock for which the notes were made. Interest compounds monthly, but is not due until the earlier of the sale of the Class B common stock or ten years from the date of the promissory note. Interest on the notes receivable was $706 and $185 during the years ended December 31, 2001 and 2000, respectively. Both the principal and the accrued interest due under the note receivable agreements are included as a reduction to stockholders’ equity in the accompanying consolidated balance sheets at December 31, 2001 and 2000.

      During the year ended December 31, 2001, certain employees holding 119,251 shares of Class B common stock under the Plan left the Company. Upon their termination, the Company received payments for accrued interest totaling $105, and repurchased the shares held by these employees in exchange for the cancellation of their respective promissory note agreements.

(15) Acquisitions

  (a) Trident Data Systems, Inc. (Trident)

      Effective September 7, 1999, the Company acquired Trident for $78,641, including costs of acquisition of $641. The acquisition was financed with proceeds from the sale of debt, preferred stock and Class A common stock, and Trident’s results of operations are included in the accompanying statement of operations from the date of acquisition.

      Trident provides information security services including risk assessment, intrusion detection and network security services to various intelligence and military agencies of the federal government. Trident also provides services to state and local governments and commercial entities. The transaction was accounted for as a purchase business combination, and as such, the fair value of Trident’s assets and liabilities was recognized as of September 7, 1999. The Company’s results of operations include Trident’s operations subsequent to that date.

      The excess of the purchase consideration over the estimated fair value of net assets acquired was $58,436. The Company adjusted the balance in 2000 to reflect the reallocation of $5,098 of excess purchase consideration to Trident’s commercial division, which subsequently became Veritect (see note 16). The remainder of the excess of the purchase price, $52,066, was allocated to goodwill and is being amortized on a straight-line basis over a 20-year period.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

  (b) ERIM International, Inc. (ERIM)

      Effective September 7, 1999, the Company acquired ERIM for $52,386, including costs of acquisition of $2,075. The Company financed the acquisition of ERIM with proceeds from the sale of debt, preferred stock and Class A common stock.

      ERIM develops digital imaging and information technology tools required for the development and operation of remote sensors and for the interpretation of images from space-based and high altitude sensors. ERIM provides most of its technology development services to various intelligence agencies of the federal government.

      The transaction was accounted for as a purchase business combination, and as such, the fair value of ERIM’s assets and liabilities was recognized as of September 7, 1999. The Company’s results of operations include ERIM’s operations subsequent to that date. The Company allocated $2,216 to certain assets identified as held for sale at the date of acquisition. These assets were sold in July 2000 at no gain or loss.

      The excess of the purchase consideration over the estimated fair value of net assets acquired has been allocated to goodwill. The Company recognized goodwill of $28,926, which is being amortized on a straight-line basis over a 20-year period.

  (c) MRJ Group, Inc.

      Effective September 7, 1999, the Company acquired MRJ Group, Inc. and its wholly-owned subsidiary, MRJ, Inc. (collectively MRJ) for $126,708, including costs of acquisition of $1,708. The Company financed the acquisition of MRJ with proceeds from the sale of debt, preferred stock and Class A common stock.

      MRJ specializes in various information technology, network engineering and systems integration services that are provided primarily to intelligence, defense, and civil agencies of the federal government. MRJ also provides computer simulation and modeling, decision support and high-performance computing services.

      The transaction was accounted for as a purchase business combination, and as such, the estimated fair value of MRJ’s assets and liabilities was recognized as of September 7, 1999. MRJ’s results of operations are included in the accompanying financial statements from the acquisition date. The Company valued the assets acquired and liabilities assumed based on recorded book values, which approximate estimated fair market values. The Company assigned the excess purchase consideration over the net assets acquired to goodwill based on an assessment of the tangible and intangible assets. During 2000, the Company adjusted certain working capital balances at the acquisition date to reflect the carryback of state income taxes and proper accrual balances. The adjusted goodwill balance of $92,843 is being amortized on a straight-line basis over 20 years.

  (f) Pro Forma Information (Unaudited)

      The following unaudited pro forma information presents consolidated information as if all acquisitions completed during 1999 had occurred on January 1, 1999. The pro forma information is provided for informational purposes only and is based on historical data that does not necessarily reflect actual results

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

that would have occurred, nor is it necessarily indicative of future results of operations of the combined entity:

Year Ended
December 31,
1999

Total revenues	$600,470
Operating income	24,801
Net loss attributable to Class B common stockholders	(12,685)

Net loss per common share — basic and diluted	$(2.19)

(16) Discontinued Operations

      On December 12, 2001, the Company adopted a formal plan to exit its commercial network security business operated through its wholly-owned subsidiary, Veritect. The Company intends to sell greater than 80 percent of its interest in Veritect. The business was acquired September 7, 1999, as part of the Company’s acquisition of Trident and was established as a separate subsidiary in 2000. The business was further developed to address the market for remote managed network security services. Revenues of Veritect for the years ended December 31, 2001, 2000 and 1999 totaled $13,560, $17,359 and $2,747, respectively.

      Based on market information and interest expressed in this business, the Company has made an estimate of the net loss expected from the disposal of the business. The Company anticipates that a sale will occur by the end of the second quarter of 2002, although there can be no assurance that such a transaction will occur. The estimated net loss on disposal of this business is $6,355, net of an income tax benefit of $3,881. The loss includes an estimation of operating losses of $5,587 of the business from January 1, 2002 to the estimated date of disposal, and impairment charges resulting from the elimination of the carrying value of property and equipment of $1,950 and goodwill and other intangible assets of $2,699. The amounts the Company will ultimately realize could differ in the near term from the amounts estimated in arriving at the loss on disposal of the discontinued operation.

      As a result of this plan, in accordance with APB Opinion No. 30. Reporting the Results of Operations, Reporting the Effects of a Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, the assets, liabilities and results of operations and cash flows of Veritect have been reported in the accompanying financial statements as discontinued operations since September 7, 1999. The Company has segregated the assets and liabilities of Veritect, and classified the net amounts as non-current assets of discontinued operations. The net balance at December 31, 2001, is reported after giving effect to the impairment charges recognized for the reduction of the property and equipment and goodwill and other intangible asset carrying values.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

      The carrying values of assets and liabilities are as follows:

	December 31,

	2001	2000

Current assets (liabilities):
Accounts receivable, net	$2,299	$4,506
Accounts payable and accrued expenses	(4,446)	(6,563)
Other, net	299	468

Net current assets (liabilities)	(1,848)	(1,589)

Non-current assets (liabilities):
Property, plant and equipment, net	6,887	5,974
Goodwill, net	2,699	3,926
Other long-term liabilities	(3,089)	(489)

Net non-current assets	6,497	9,411

Net assets	$4,649	$7,822

Provision for impairment charge	(4,649)

Net carrying balance	$—

      As of December 31, 2001, Veritect has future minimum lease payments under noncancelable operating leases for office facilities and equipment totaling approximately $9,700 with payment due through 2009.

(17) Related Party Transactions

      In connection with the sale of Class A common stock and Series A redeemable preferred stock effective September 7, 1999, CIBC World Markets Corp. (CIBC), First Union Investors, Inc. (First Union Investors), Monitor Clipper Equity Partners, L.P. (Monitor) and various affiliates of CIBC and Monitor, became stockholders of the Company.

      The Company paid a funding fee of $1,200 to CIBC and First Union Investors for their purchase of the Series A redeemable preferred stock and warrants, and total funding fees of $1,950 to Monitor, CIBC, and other stockholders for their purchase of Class A common stock. The Company and a predecessor of Monitor Company Group Limited Partnership (the Monitor Company Group), which is an affiliate of Monitor, entered into a consulting agreement. Under this agreement, the Monitor Company Group provided various business development, strategic planning, and other management consulting services to assist the Company in its efforts to integrate Trident, MRJ, and ERIM. The Company paid total fees of $500 to the Monitor Company Group under the agreement, $250 in cash, and $250 in Class B common stock. The Monitor Company Group provided $65 and $435 of services under this agreement during the years ended December 31, 2000 and 1999, respectively. Also, the Monitor Company Group provided $509 of services to Veritect under another consulting agreement during the year ended December 31, 2001.

      In the Class A Common Stock Purchase Agreement dated September 7, 1999, the Company committed to pay a fee of $1,600 to Monitor Clipper Partners upon the occurrence of a Determination Event, as defined in the Certificate of Incorporation. Such Determination Event includes an initial public offering of the Company’s stock and certain other liquidity events.

      Also effective September 7, 1999, the Company entered into a senior subordinated increasing rate note agreement (the subordinated agreement) with CIBC and First Union Investors, and a revolving credit agreement with First Union National Bank (First Union National Bank and First Union Investors are

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

collectively referred to as First Union). Total fees paid to CIBC and First Union related to the funding and placement of the subordinated and revolving credit agreements were $2,494 and $2,719, respectively. CIBC and First Union earned interest at various rates (note 5) under the subordinated note and revolving credit agreements.

      In connection with the refinancing of the subordinated and revolving credit agreements (notes 5(a) and (b)), the Company paid cancellation fees relating to the repayment of the 1999 notes of $3,150 and $2,100 to CIBC and First Union, respectively. The Company also paid underwriting, arrangement and administrative fees totaling $1,755 to First Union for its role in the funding and placement of the 2000 facility.

(18) Commitments and Contingencies

  (a) Environmental Remediation

      The Company has been named as a potentially responsible party with respect to several Superfund sites. The Superfund law can impose the entire cost of cleanup of a contaminated site upon any of the current or former site owners or operators or parties who sent waste to the site, without regard to fault. The Company has settled, or will settle, its liability at each of these sites for de minimis amounts, with the exception of the Pfohl Brothers Landfill in Cheektowaga, New York. Remediation of the Pfohl Brothers site is currently being conducted in stages. The final cost of the remedial activities will be affected by many variables, but a current estimate of the total cost is approximately $34 million with remediation expected to be completed in 2002. The portion of this liability for which the Company may be responsible has not yet been finally determined, but it is estimated to be approximately 1.2% of the total cost. The Company has accrued an amount for its estimated remaining cost.

  (b) Contract Cost Audits

      The majority of the Company’s revenues are earned under contracts with various departments and agencies, or prime contractors, of the U.S. government. Certain revenues and payments made to the Company are based on provisional billings and payments that are subject to adjustment under audit. U.S. government agencies and departments have the right to challenge the Company’s cost estimates and allocation methodologies with respect to government contracts. Also, contracts with such agencies are also subject to audit and possible adjustment to give effect to unallowable costs under cost-type contracts or to other regulatory requirements affecting both cost-type and fixed-price contracts.

      At December 31, 2001, audits had been completed on the Company’s incurred contract costs through 1998. Reports on several completed audits have not been issued pending resolution of minor items. The Company has included an allowance for excess billings and contract losses that it believes is adequate based on its interpretation and applicable regulations. There can be no assurance, however, that this allowance will be adequate. In the opinion of management, any adjustments likely to result from inquiries or audits will not have a material adverse effect on the Company’s financial condition or its results of operations.

  (c) Legal Matters

      From time to time, the Company is a party to litigation or other legal proceedings that is considered to be part of the ordinary course of business. The Company is not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on its business, financial condition or

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

results of operations. However, on occasion, the Company or its competitors file bid protests in connection with specific contract awards, as permitted under U.S. government procurement regulations. Historically, these proceedings have not had any material effect on the Company’s business, financial condition or results of operations. The Company may become involved in material legal proceedings or contract bid proceedings in the future. The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s results of operations, financial position, or liquidity.

VERIDIAN CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(Dollars in thousands, except share data)

Independent Auditors’ Report

Board of Directors

Trident Data Systems, Inc. and Subsidiary
Los Angeles, California

      We have audited the accompanying consolidated balance sheets of Trident Data Systems, Inc. and Subsidiary, as of December 31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

      We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Trident Data Systems, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

BLOCK, PLANT, EISNER, FIORITO AND
BELAK-BERGER

Encino, California
April 19, 1999

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Consolidated Statements of Income

Years Ended December 31, 1998, 1997 and 1996

	1998	1997	1996

Revenue	$91,742,749	$87,027,658	$77,864,700
Direct costs	46,070,725	43,263,807	38,593,378

Gross profit	45,672,024	43,763,851	39,271,322
Operating expenses	40,199,045	40,817,280	35,276,518

Operating income	5,472,979	2,946,571	3,994,804

Other Income (Expenses)
Interest income	14,123	17,731	15,812
Interest expense	(454,907)	(388,193)	(398,055)
Equity in loss of joint venture	(639,831)	—	—

	(1,080,615)	(370,462)	(382,243)

Income before income taxes	4,392,364	2,576,109	3,612,561

Income tax expense:
Federal	1,918,000	1,313,000	1,385,564
State	412,000	282,000	311,617

	2,330,000	1,595,000	1,697,181

Net income	$2,062,364	$981,109	$1,915,380

The accompanying notes are an integral part of these financial statements.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 1998 and 1997

	1998	1997

Assets
Current assets:
Cash and cash equivalents	$127,694	$25,424
Accounts receivable, net of allowances of $643,446 in 1998 and $560,602 in 1997	22,483,554	19,663,243
Employee loans	241,507	376,461
Prepaid expenses and other current assets	80,458	209,820

Total current assets	22,933,213	20,274,948

Property and equipment, net	3,526,592	3,824,135

Other assets:
Investment in partnership	125,794	140,066
Capitalized development costs, net	—	779,796
Other long-term assets	217,102	211,193

Total other assets	342,896	1,131,055

Total assets	$26,802,701	$25,230,138

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of notes payable	$—	$5,616,666
Current installments of ESOP note payable	1,110,731	2,006,000
Cash overdraft	—	509,610
Accounts payable and accrued liabilities	5,561,315	5,128,591
Income taxes payable	579,710	30,661
Deferred income taxes	6,023,513	4,570,575

Total current liabilities	13,275,269	17,862,103

Long-term liabilities:
Notes payable, net of current installments	2,250,000	—
ESOP note payable, net of current installments	4,998,289	5,877,703
Deferred compensation	210,943	181,736

Total long-term liabilities	7,459,232	6,059,439

Total liabilities	20,734,501	23,921,542

Commitments
Shareholders’ equity:
Common stock, no par value; authorized 3,000,000 shares, issued and outstanding 2,728,414 and 2,745,576 shares at December 31, 1998 and 1997, respectively	691	691
Additional paid-in capital	2,550,726	1,557,862
Unearned ESOP shares and unearned compensation	(6,513,366)	(8,217,742)
Retained earnings	10,030,149	7,967,785

Total shareholders’ equity	6,068,200	1,308,596

Total liabilities and shareholders’ equity	$26,802,701	$25,230,138

The accompanying notes are an integral part of these financial statements.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years Ended December 31, 1998, 1997 and 1996

				Unearned
				ESOP
			Additional	Shares and
	Common	Stock	Paid-in	Unearned	Retained
	Shares	Amount	Capital	Compensation	Earnings	Total

Balance at December 31, 1995	2,761,456	$691	$275,543	$(11,525,703)	$5,071,296	$(6,178,173)
Retirement of common stock	(41,053)		(613,904)			(613,904)
Issuance of common stock	26,852		424,173	(291,708)		132,465
ESOP shares released for allocation				1,758,000		1,758,000
ESOP appraisal increase			453,500			453,500
Net income					1,915,380	1,915,380

Balance at December 31, 1996	2,747,255	691	539,312	(10,059,411)	6,986,676	(2,532,732)
Retirement of common stock	(22,393)		(355,627)			(355,627)
Issuance of common stock	20,714		317,265	(42,331)		274,934
ESOP shares released for allocation				1,884,000		1,884,000
ESOP appraisal increase			1,056,912			1,056,912
Net income					981,109	981,109

Balance at December 31, 1997	2,745,576	691	1,557,862	(8,217,742)	7,967,785	1,308,596
Retirement of common stock	(60,012)		(1,216,824)	111,413		(1,105,411)
Issuance of common stock	42,850		970,030	(181,720)		788,310
ESOP shares released for allocation				1,774,683		1,774,683
ESOP appraisal increase			1,239,658			1,239,658
Net income					2,062,364	2,062,364

Balance at December 31, 1998	2,728,414	$691	$2,550,726	$(6,513,366)	$10,030,149	$6,068,200

The accompanying notes are an integral part of these financial statements.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years Ended December 31, 1998, 1997 and 1996

	1998	1997	1996

Cash flows from operating activities:
Net income	$2,062,364	$981,109	$1,915,380

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,535,947	1,372,250	1,421,967
Allowance in uncollectible receivables	82,844	396,581	116,649
(Gain) loss on sale of property and equipment	(13,343)	81,810	18,241
Compensation expense based on the ESOP appraisal increase	1,239,658	1,056,912	453,500
Unearned stock option compensation	(70,307)	(42,331)	(291,708)
Equity in loss of joint venture	639,831	—	—
Deferred income taxes	1,452,938	594,351	718,963
Change in assets — (increase) decrease:
Accounts receivable	(2,903,155)	(2,795,781)	(3,741,485)
Prepaid income taxes	0	406,532	(339,807)
Employee loans	134,954	60,427	(216,928)
Prepaid expenses and other current assets	154,362	(108,125)	82,068
Other long-term assets	(5,909)	12,027	46,126
Change in liabilities — increase (decrease):
Accounts payable and accrued liabilities	432,724	(34,602)	942,281
Income taxes payable	549,049	30,661	—
Deferred compensation	29,207	42,684	31,102

Total adjustments	3,258,800	1,073,396	(759,031)

Net cash provided by operating activities	5,321,164	2,054,505	1,156,349

Cash flows from investing activities:
Purchases of property and equipment	(1,110,096)	(1,565,990)	(1,886,495)
Proceeds from sale of property and equipment	25,000	27,391	18,022
Investment in partnership	(10,728)	(19,165)	48,068
Capitalized development costs, net	—	(714,796)	(65,000)

Net cash used in investing activities	(1,095,824)	(2,272,560)	(1,885,405)

Cash flows from financing activities:
Payments in excess of available cash balance	(509,610)	509,610	—
Net borrowings (repayments) under notes payable to bank	(3,366,666)	(299,961)	916,630
Retirement of common stock	(1,216,824)	(355,627)	(613,904)
Issuance of common stock	970,030	317,265	424,173

Net cash provided by (used in) financing activities	(4,123,070)	171,287	726,899

Net increase (decrease) in cash and cash equivalents	102,270	(46,768)	(2,157)
Cash and cash equivalents at beginning of year	25,424	72,192	74,349

Cash and cash equivalents at end of year	$127,694	$25,424	$72,192

The accompanying notes are an integral part of these financial statements.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Years Ended December 31, 1998, 1997 and 1996

(1) Summary of significant accounting policies

  (a) Principal business activities

      Trident Data Systems, Inc. (the Company) is a professional and technical services firm providing consulting, management, analysis, planning, project administration, data processing and security engineering services to government and commercial clients. The Company is consolidated with its wholly owned subsidiary, Trident Equipment Systems, Inc. (the Subsidiary). The Subsidiary was formed to sell equipment and software products.

  (b) Principles of consolidation

      The consolidated financial statements include all majority-owned or controlled subsidiaries. Investments in unconsolidated affiliated companies are accounted for using the equity method, whereby the investment is carried at cost of acquisition, plus the Company’s equity in undistributed earnings or losses since acquisition. All significant intercompany balances and transactions have been eliminated.

  (c) Revenue recognition

      Level of effort contracts of varying lengths are accounted for using the unit-of-delivery method. Accordingly, revenue and direct costs are recorded as units (hours) are delivered. The Company derived over 88% of its revenues from various contracts with Federal Government agencies during the years ended December 31, 1998. The Company derived over 85% of its revenues from various contracts with Federal Government agencies during the years ended December 31, 1997 and 1996.

  (d) Property and equipment and depreciation and amortization

      Property and equipment are stated at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the related assets as follows:

Computer and security equipment	5 years
Automobiles	5 years
Office furniture and equipment	5 years

      Leasehold improvements are amortized on a straight-line basis over the shorter of either the term of the lease or the life of the related asset.

  (e) Property subleased

      It is the Company’s policy to make available for sublease property considered by management as excess and no longer necessary for the operations of the Company. The aggregate carrying values of such property are periodically reviewed and adjusted downward to market, when appropriate.

  (f) Capitalization of software costs

      Project development costs are capitalized throughout the development period after technological feasibility is established in accordance with AICPA’s Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Per SFAS No. 86, costs incurred internally in creating a computer software product shall be charged to expense when incurred as research and development until technological feasibility has been established for the product. Thereafter, all software production costs shall be capitalized and subsequently

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements — (Continued)

Years Ended December 31, 1998, 1997 and 1996

reported at the lower of unamortized cost or net realizable value. Project development costs are amortized over the estimated useful life of the product.

  (g) Cash and cash equivalents

      The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

      The Company typically maintains cash balances in excess of the current FDIC limit. The Company believes it is not exposed to any significant credit risk on cash.

  (h) Concentration of credit risk

      Financial instruments that potentially subject the Company to credit risk include accounts receivable, cash and cash equivalents. Management believes that the credit risk related to the Company’s accounts receivable is limited due to a large number of customers and with most of the receivables due from agencies of the U.S. government.

  (i) Long-term investments

      Long-term investments, consisting primarily of a funded deferred compensation plan, are stated at market.

  (j) ESOP debt

      The Company has guaranteed a note payable, bank, payable by the Trident ESOP Trust as part of a stock purchase arrangement whereby the ESOP now owns approximately 51.8% of the outstanding stock of the Company. In accordance with Statement of Position 93-6, this debt is recorded as Company debt and the shares pledged as collateral are reported as unearned ESOP shares.

  (k) Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (l) Investment in partnership

      During 1990, the Company invested $200,000 for a 21.05% interest in the 7934 Woodman Avenue Partnership, a partnership which owns a residential apartment complex. The other partners are minority shareholders in the Company. The partnership investment is accounted for using the equity method of accounting.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements — (Continued)

Years Ended December 31, 1998, 1997 and 1996

(2) Accounts receivable

      Account receivables consisted of the following at December 31:

	1998	1997

U.S. Government:
Billed	$12,809,862	$9,903,408
Unbilled	5,616,750	6,326,197
Retention	1,525,699	1,783,537

	19,952,311	18,013,142

Commercial:
Billed	2,634,993	1,758,659
Unbilled	539,696	452,044

	3,174,689	2,210,703

	23,127,000	20,223,845

Less: Allowance for uncollectible receivables	(643,446)	(560,602)

	$22,483,554	$19,663,243

      Unbilled receivables result from revenue that has been earned but not billed. Unbilled receivables can be invoiced at contractually defined intervals or milestones, as well as upon completion of the contract or incurred cost audits performed by the cognizant audit agency. The Company anticipates that the remaining unbilled receivable balances will be substantially billed and collected within one year. Retention balances are billable at contract completion or upon attainment of other specified contract milestones.

(3) Property and equipment

      Property and equipment at December 31, 1998 and 1997 consists of the following:

	1998	1997

Computer and security equipment	$9,343,419	$8,465,680
Automobiles	87,841	87,841
Office furniture and equipment	2,122,447	2,115,314
Leasehold improvements	1,087,114	1,055,361

	12,640,821	11,724,196
Less accumulated depreciation and amortization	9,114,229	7,900,061

	$3,526,592	$3,824,135

      The Company incurred $1,535,947, $1,372,250 and $1,421,967 in depreciation and amortization expense for the years ending December 31, 1998, 1997 and 1996, respectively.

(4) Capitalized development costs and investment in LLC

      The Company developed a software product for which costs of $714,796 were incurred in 1997 and were capitalized after the technological feasibility was established. On July 30, 1998, the software product was contributed to L-3, LLC in exchange for a 31% interest in the LLC. The LLC has continued to develop the software product and incur research and development costs. These costs have reduced this interest to zero.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements — (Continued)

Years Ended December 31, 1998, 1997 and 1996

(5) Notes payable

      Notes payable at December 31, 1998 and 1997 consist of the following:

	1998	1997

Note payable, bank, revolving line of credit not to exceed $9,000,000, secured by substantially all assets including cash, equipment, furniture and fixtures and general intangibles, payable in monthly installments of interest only at the Company’s option of the adjusted LIBOR rate plus 1.90% or the Bank’s Reference Rate, due August, 2000. The rate was 7.52% at December 31, 1998 on the first $2,000,000 of outstanding principal and 7.75% on the remaining principal of $250,000	$2,250,000	$5,250,000
Note payable, bank, payable in monthly principal installments of $33,334 plus interest at the Company’s option of the adjusted LIBOR rate plus 2.5%, or the Bank’s Reference Rate plus .75%, secured by substantially all assets including cash, equipment, furniture and fixtures and general intangibles, paid in full in 1998	—	366,666

	2,250,000	5,616,666
Less current portion	—	5,616,666

	$2,250,000	$—

      The Company is required, among other matters, to meet specified financial ratios and limit capital expenditures to an amount specified in the borrowing agreement as of December 31, 1998. As of December 31, 1998, the Company was in compliance with all loan covenants. As of December 31, 1997, the Company was not in compliance with their current ratio loan covenant, for which the bank issued a waiver. Interest expense paid on these notes was $454,907 in 1998, $388,193 in 1997 and $398,055 in 1996.

      The following is a schedule by years of the future minimum principal payment requirements on the Company’s notes payable:

Year ending December 31, 2000	$2,250,000

(6) ESOP note payable

      Note payable, bank, payable by the Trident ESOP Trust and guaranteed by Trident Data Systems, Inc., payable in monthly principal installments of $92,561 plus interest at the adjusted LIBOR rate plus 2.25% (which was 9.9375% at December 31, 1998). The note is secured by unearned shares of stock of the Company which were purchased by the ESOP Trust in July 1994.

      Total note payments during 1998 and 1997 were $2,410,044 and $2,713,302, respectively, which included $635,361 and $829,302 of interest expense. These amounts were paid by the ESOP plan from contributions made by the Company.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements — (Continued)

Years Ended December 31, 1998, 1997 and 1996

      The following is a schedule by years of the future minimum principal payment requirements on the note payable:

Year ending December 31,

1999	$1,110,731
2000	1,110,731
2001	1,110,731
2002	1,110,731
2003	1,110,731
Thereafter	555,365

6,109,020
Less current portion	1,110,731

$4,998,289

(7) Income taxes

      For the years ended December 31, 1998, 1997 and 1996, income taxes consist of the following:

	1998	1997	1996

Current federal tax	$1,198,671	$966,581	$756,913
Current state tax	225,094	198,286	176,355

	1,423,765	1,164,867	933,268

Deferred federal tax	719,329	346,419	628,651
Deferred state tax	186,906	83,714	135,262

	906,235	430,133	763,913

	$2,330,000	$1,595,000	$1,697,181

Federal expense	$1,918,000	$1,313,000	$1,385,564
State expense	412,000	282,000	311,617

	$2,330,000	$1,595,000	$1,697,181

      The following is a schedule of taxes as a percentage of income:

	1998	1997	1996

Federal statutory rate	35.00%	35.00%	35.00%
State taxes, net of federal benefit	5.00%	5.00%	5.00%
Nondeductible compensation	11.29%	16.41%	5.02%
Other nondeductible expenses	1.76%	5.50%	1.96%
Total taxes	53.05%	61.91%	46.98%

      Deferred taxes arise from the fact that the Company reports taxable income on the cash basis and financial income on the accrual basis of accounting and due to timing of ESOP compensation, compensation expense due to stock bonus plans, and deferred compensation which differ for tax and financial purposes.

      Federal income taxes paid during 1998 were $720,821 and state income taxes paid during 1998 were $135,654. Federal income taxes paid during 1997 were $346,000 and state income taxes paid during 1997

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements — (Continued)

Years Ended December 31, 1998, 1997 and 1996

were $71,000. Federal income taxes paid during 1996 were $1,129,000 and state income taxes paid during 1996 were $210,800.

(8) Employee benefit plans

      During 1992, the Company established the Trident Employee Stock Ownership Plan (ESOP), an employee benefit plan sponsored by the Company that covers substantially all employees. The Company makes annual contributions to the ESOP. The contributions to the ESOP for the years ended December 31, 1998, 1997 and 1996 were $4,560,044, $4,321,025 and $3,717,639, respectively. The Company’s contribution for 1998 exceeds the required payments to the ESOP by $2,150,000 of which $414,190 is shown in accounts payable and accrued liabilities at December 31, 1998.

      In July 1994, the ESOP purchased 1,385,523 shares (50.28%) of the Company using proceeds from a bank note. Of the stock purchased, 1,111,111 shares were pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. The Company accounts for its ESOP in accordance with Statement of Position 93-6. Accordingly, the debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in this financial statement. As shares are released from collateral, the Company reports ESOP compensation expense equal to the current appraised value of the shares in excess of cost which was $1,239,658, $1,056,912 and $453,500 in 1998, 1997 and 1996, respectively. In addition, contributions by the Company are recorded as a reduction of debt and interest expense.

      The ESOP shares were as follows:

	1998	1997	1996

Allocated shares	498,547	352,160	215,563
Shares released for allocation	137,893	146,387	136,597
Unreleased shares	474,671	612,564	758,951

	1,111,111	1,111,111	1,111,111

Unreleased shares at costs	$6,109,020	$7,883,703	$9,767,703

      In addition, the Company has a combined 401(k) and Profit Sharing Plan (the Plan). The profit sharing portion of the Plan is a discretionary non-contributory plan covering substantially all employees. There were no contributions to the Profit Sharing portion of the Plan for the years ended December 31, 1998, 1997 and 1996. For the 401(k) portion of the Plan, the Board of Directors resolved that the employer would match $1 for each $3 deferred by a 401(k) participant with a maximum matching contribution of $500. In 1998, 1997 and 1996, the Company paid $282,834, $286,607 and $282,361, respectively.

(9) Commitments

      The Company is presently obligated under various operating leases for office facilities at various locations expiring in various years through 2005. In addition to minimum rental payments, leases generally require payment of property taxes and common area expenses.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements — (Continued)

Years Ended December 31, 1998, 1997 and 1996

      Following is a schedule of future minimum rental payments for the next five years and in the aggregate:

Year ending December 31,

1999	$1,542,948
2000	1,537,677
2001	1,022,395
2002	640,764
2003	640,764
Subsequent to 2003	747,558

$6,132,106

      Total rent expense under all operating leases for the years ended December 31, 1998, 1997 and 1996 was $1,836,469, $1,595,283 and $1,386,154, respectively.

      The Company is obligated to repurchase the stock of an employee valued at approximately $882,000. The employee, also a member of the board of directors, plans to retain these shares at this time.

      In addition, stock valued at approximately $1,650,000 is held by various employees and is subject to buy-back provisions should any employee terminate employment with the Company.

(10) Additional paid-in capital

      During 1998 the independent appraisal of the ESOP increased the per share value by $8.99 in excess of the cost basis as reported by the appraisal company. The fair value increase over the cost basis of the shares released for allocation in 1998 is recorded as additional paid-in capital of $1,239,658 and ESOP compensation in accordance with SOP 93-6. During 1997 the independent appraisal of the ESOP increased the per share value by $7.22 in excess of the cost basis as reported by the appraisal company. The fair value increase over the cost basis of the shares released for allocation in 1997 is recorded as additional paid-in capital of $1,056,914 and ESOP compensation expense. During 1996, the independent appraisal of the ESOP increased the per share value by $3.32 in excess of the cost basis as reported by the appraisal company. The fair value increase over the cost basis of the shares released for allocation in 1996 is recorded as additional paid-in capital of $453,498 and ESOP compensation expense.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements — (Continued)

Years Ended December 31, 1998, 1997 and 1996

(11) Employee stock plans

      The Company has several employee stock bonus plans in effect. The Company has issued the following restricted shares as of December 31, 1998:

	Remaining		Unearned	Average	Total Value	Compen-
	Years	Shares	Compen-	Price	of Stock	sation
	Restricted	Issued	sation	per share	Issued	in 1998

Executive restricted stock bonus plan	1 of 3	1,855	$10,000	$16.19	$30,000	$10,000
Executive restricted stock bonus plan	1 of 2	1,853	2,307	16.19	30,000	15,000
Employee restricted stock bonus plan	1 of 2	5,229	33,078	20.09	105,000	52,500
Employee restricted stock bonus plan	2 of 2	4,083	39,808	20.09	72,027	32,192
Employee restricted stock bonus plan	2 of 2	16,686	319,923	21.86	354,756	45,078

		29,706	$405,116		$591,783	$154,770

      Unearned compensation has been recorded in the equity section to reflect the services yet to be provided before the stock issued under the Stock Bonus Plans is fully vested.

      All shares issued were recorded at the appraised value provided by an independent appraiser. The appraisal value was $14.88 until April 1996 when the new appraisal of $16.19 was received. In April 1997, the appraised value was $20.09 and in April 1998, it was increased to $21.86.

  Stock Options

      The Company maintains several incentive stock option plans as employment performance incentives to encourage stock ownership by key employees. Cumulative total shares of stock granted under the Plan may not exceed 700,000 shares of the Company’s common stock. Options granted are generally exercisable for up to three years from the date of grant and options vest based on length of service, typically three years.

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements — (Continued)

Years Ended December 31, 1998, 1997 and 1996

      The following table summarizes the activity of the Plans, during 1998 and 1997:

	Number	Weighted-average
	of shares	price per share

Outstanding options, December 31, 1996	—	$—
Granted	144,000	18.25
Exercised	—	—
Expired	96,000	18.25

Outstanding options, December 31, 1997	48,000	$18.25

Options exercisable December 31, 1997	—	$—

Weighted-average fair value of options granted during 1997		$—

Outstanding options, December 31, 1997	48,000	$18.25
Granted	492,500	20.66
Exercised	—	—
Expired	20,000	20.09

Outstanding options, December 31, 1998	520,500	$20.45

Options exercisable December 31, 1998	—	$—

Weighted-average fair value of options granted during 1998		$1.15

      The weighted-average contractual remaining life of options outstanding as of December 31, 1998 is 4.1 years.

      As required by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has determined the pro forma information as if the Company had accounted for stock options granted under the fair value method prescribed in SFAS No. 123. The Black-Scholes option pricing model was used with the following weighted-average assumptions for 1998 and 1997:

	1998	1997

Risk-free interest rate	5%	6%
Expected option term	1 year	2 years
Stock volatility	0%	0%
Expected dividend yield	0%	0%

      The pro forma effect of the options on net income is summarized as follows:

	1998	1997

Net income as reported	$2,062,364	$981,109
Net income as adjusted for the pro forma effect	1,930,330	981,109

      The effects of applying SFAS No. 123 in this pro forma are not necessarily indicative of the impact on reported net income in future years.

(12) Year 2000 Issue

      Like other organizations and individuals around the world, Trident Data Systems, Inc. could be adversely affected if the computer systems it uses and those used by significant third parties (e.g. vendors,

TRIDENT DATA SYSTEMS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements — (Continued)

Years Ended December 31, 1998, 1997 and 1996

customers, third party administrators, etc.) do not properly process and calculate date-related information and data. This is commonly known as the “Year 2000 issue” (Y2K).

      The Company has conducted a study of its own systems and operations. Based on this study, the Company has initiated a project to take all necessary and reasonable steps to get the mission critical systems and operation Y2K compliant in a timely manner. The project will include confirming the Y2K preparedness of significant third parties. The total costs of the Y2K efforts are not material and will be funded with cash flows from operations.

      The assessment of the costs of the Y2K compliance effort, and the timetable for the planned completion of the internal Y2K modifications, are management’s estimates. The estimates were based on numerous assumptions as to future events. There can be no guarantee that these estimates will prove accurate, and actual results could differ from those estimated if these assumptions prove accurate. Additionally, there can be no absolute guarantee that significant third parties will successfully and timely convert their systems.

(13) Letter of intent

      On April 19, 1999, the Company announced that it has signed a letter of intent to be acquired by Veridian Corporation. The transaction is expected to be completed in the summer of 1999.

      Veridian develops and applies advanced information technologies to save lives and solve critical problems in information, space aeronautics transportation and life services.

TRIDENT DATA SYSTEMS, INC.

Unaudited Consolidated Balance Sheet

June 30, 1999

Assets
Current assets:
Cash and cash equivalents	$2,415,327
Accounts receivable, net of allowance of $496,035	24,621,235
Employee loans	228,869
Prepaid expenses and other current assets	158,833

Total current assets	27,424,264

Property and equipment:
Property and equipment	13,332,457
Accumulated depreciation	(9,779,955)

Net property and equipment	3,552,502

Other long-term assets	276,440

Total assets	$31,253,206

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of ESOP note payable	$1,110,731
Accounts payable and accrued liabilities	8,130,310
Income taxes payable	564,328
Deferred income taxes	6,334,942

Total current liabilities	16,140,311

Long-term liabilities:
Note payable	2,000,000
ESOP note payable, net of current installments	4,442,923
Deferred compensation	154,443

Total long-term liabilities	6,597,366

Commitments

Shareholders’ equity:
Common stock, no par value; authorized 3,000,000 shares, issued and outstanding 2,731,533	691
Additional paid-in capital	2,930,185
Unearned ESOP shares and unearned compensation	(5,938,930)
Retained earnings	11,523,583

Total shareholders’ equity	8,515,529

Total liabilities and shareholders’ equity	$31,253,206

See accompanying notes to consolidated financial statements.

TRIDENT DATA SYSTEMS, INC.

Unaudited Consolidated Statements of Income

Six Months Ended June 30, 1999 and 1998

	1999	1998

Revenue	$47,604,572	$46,628,582
Direct costs	23,776,679	23,739,108

Gross profit	23,827,893	22,889,474
Operating expenses	20,871,612	21,207,790

Operating income	2,956,281	1,681,684

Other income (expense):
Interest expense	(111,996)	(278,135)
Interest income	18,316	4,282
Equity in loss of partnership investment	(150,118)	—

	(243,798)	(273,853)

Income before income taxes	2,712,483	1,407,831
Income tax expense:
Federal	1,015,874	515,222
State	203,175	103,099

	1,219,049	618,321

Net income	$1,493,434	$789,510

See accompanying notes to consolidated financial statements.

TRIDENT DATA SYSTEMS, INC.

Unaudited Consolidated Statements of Cash Flows

Six Months Ended June 30, 1999 and 1998

	1999	1998

Cash flows from operating activities:
Net income	$1,493,434	$789,510
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	665,726	822,594
Allowance for uncollectible receivables	(147,411)	155,376
Equity in loss of partnership investment	150,118	—
Compensation expense based on ESOP appraisal increase	405,363	615,189
Unearned stock option compensation	19,070	99,903
Deferred income taxes	311,429	444,301
Changes in assets and liabilities:
Accounts receivable, net	(1,975,940)	(4,069,406)
Employee loans	12,638	86,849
Prepaid expenses and other current assets	(99,555)	(544,958)
Accounts payable and accrued liabilities	2,568,993	3,359,922
Income taxes payable	(15,381)	(130,961)
Deferred compensation	(56,500)	(22,836)

Net cash provided by operating activities	3,331,984	1,605,483

Cash flows from investing activities:
Purchase of property and equipment	(691,636)	(430,433)
Long-term investments	(52,487)	46,417
Investment in partnership	(24,324)	40,066
Capitalized development costs, net	—	139,965

Net cash used in investing activities	(768,447)	(203,985)

Cash flows from financing activities:
Payments in excess of available cash balance	—	(509,610)
Net borrowings (principal payments) under line of credit	(250,000)	(564,334)
Payments to retire common stock	(25,904)	—
Proceeds from issuance of common stock	—	124,914

Net cash used in financing activities	(275,904)	(949,030)

Net increase in cash and cash equivalents	2,287,633	452,468
Cash and cash equivalents, beginning of year	127,694	25,424

Cash and cash equivalents, end of year	$2,415,327	$477,892

Supplemental disclosure of cash flow information:
Cash paid for interest	$111,916	$278,135

Cash paid for income taxes	$925,115	$327,000

See accompanying notes to consolidated financial statements.

TRIDENT DATA SYSTEMS, INC.

Notes to Unaudited Consolidated Financial Statements

Six Months Ended June 30, 1999 and 1998

(1) Unaudited Interim Financial Information

      The unaudited consolidated balance sheet, statement of earnings and cash flows as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting only of normal recurring adjustments, have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for any future period, including the full year ending December 31, 1999.

(2) Subsequent Event

      On April 19, 1999, the Company signed a letter of intent to be acquired by the Veridian Corporation. The transaction is expected to be completed in the summer of 1999. Veridian Corporation provides professional services primarily to the U.S. Government and its agencies.

Report of Independent Accountants

To the Board of Directors and

Stockholders of MRJ Technology Solutions

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of MRJ Technology Solutions and its subsidiaries at July 30, 1999 and July 31, 1998, and the results of their operations and their cash flows for the years ended July 30, 1999, July 31, 1998 and August 1, 1997 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      As explained in Note 15, effective September 7, 1999, Veridian Corporation acquired all of the outstanding shares of the Company’s common stock and options to purchase shares of the Company’s common stock. Pursuant to the terms of this transaction, the Company’s subsidiary, Naviant, was divested from the Company through a taxable dividend of Naviant stock to the existing shareholders of the Company and the Company’s ESOP was terminated.

PRICEWATERHOUSECOOPERS LLP

McLean, Virginia

December 22, 1999

MRJ TECHNOLOGY SOLUTIONS

Consolidated Statements of Income

Years Ended July 30, 1999, July 31, 1998 and August 1, 1997
(In thousands, except per share amounts)

	Year Ended

	July 30,	July 31,	August 1,
	1999	1998	1997

Contract revenues	$151,828	$135,264	$127,436
Contract costs	127,721	112,013	106,020
Selling, general and administrative expenses	16,030	18,567	14,402

Operating income	8,077	4,684	7,014
Interest expense	(42)	(68)	(129)
Interest income	323	415	529
Other expense	—	(400)	(905)

Income before provision for income taxes	8,358	4,631	6,509
Provision for income taxes	3,999	3,180	2,652

Net income	$4,359	$1,451	$3,857

Net income per share
Basic	$1.99	$0.64	$1.69

Diluted	$1.88	$0.61	$1.62

The accompanying notes are an integral part of these consolidated financial statements.

MRJ TECHNOLOGY SOLUTIONS

Consolidated Balance Sheets

July 30, 1999 and July 31, 1998
(In thousands except share amounts)

	July 30,	July 31,
	1999	1998

Assets
Current assets:
Cash and cash equivalents	$17,854	$11,165
Accounts receivable, net	35,455	27,064
Prepaid expenses and other current assets	1,140	1,027
Deferred taxes	740	439

Total current assets	55,189	39,695
Equipment and leasehold improvements, net	4,012	4,428
Intangible and other assets, net	51	124
Deferred taxes	853	648

Total assets	$60,105	$44,895

Liabilities, Minority Interest and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$78	$262
Accounts payable and accrued expenses	29,225	17,068
Income taxes payable	2,724	307

Total current liabilities	32,027	17,637

Long-term debt	93	—

Minority interest	3,750	3,750

Commitments and contingencies
Stockholders’ equity:
Common stock, Class A, $.01 par value; 5,000,000 shares authorized; 1,210,046 issued	12	12
Common stock, Class B, $.01 par value; 5,000,000 shares authorized; 1,105,175 issued	11	11
Paid-in-capital	8,464	8,498
Retained earnings	21,330	16,971
Treasury stock at cost:
Class A, 27,255 shares	(984)	—
Class B, 143,284 and 72,358 shares	(4,598)	(1,984)

Total stockholders’ equity	24,235	23,508

Total liabilities, minority interest and stockholders’ equity	$60,105	$44,895

The accompanying notes are an integral part of these consolidated financial statements.

MRJ TECHNOLOGY SOLUTIONS

Consolidated Statements of Stockholders’ Equity

(In thousands)

	Common	Paid-in	Retained	Treasury	Guaranteed
	stock	capital	earnings	stock	ESOP debt	Total

Balance, August 2, 1996	$23	$7,984	$11,663	$(92)	$(619)	$18,959

Net income	—	—	3,857	—	—	3,857
Amortization of ESOP loan	—	—	—	—	619	619
Purchase of treasury stock	—	—	—	(59)	—	(59)
Issuance of common stock	—	35	—	—	—	35

Balance, August 1, 1997	23	8,019	15,520	(151)	—	23,411

Net income	—	—	1,451	—	—	1,451
Purchase of treasury stock	—	—	—	(1,833)	—	(1,833)
Issuance of common stock	—	479	—	—	—	479

Balance, July 31, 1998	23	8,498	16,971	(1,984)	—	23,508

Net income	—	—	4,359	—	—	4,359
Purchase of treasury stock	—	—	—	(3,779)	—	(3,779)
Issuance of common stock	—	(34)	—	181	—	147

Balance, July 30, 1999	$23	$8,464	$21,330	$(5,582)	$—	$24,235

The accompanying notes are an integral part of these consolidated financial statements.

MRJ TECHNOLOGY SOLUTIONS

Consolidated Statements of Cash Flows

For the Years Ended July 30, 1999, July 31, 1998 and August 1, 1997
(In thousands)

	Year Ended,

	July 30,	July 31,	August 1,
	1999	1998	1997

Cash flows from operating activities:
Net income	$4,359	$1,451	$3,857
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,663	1,764	1,095
Loss on marketable securities	—	—	286
Change in ESOP deferred compensation	—	—	(159)
Deferred tax benefit	(506)	(1,205)	(439)
Loss from investment in Axicom	—	400	591
Changes in operating assets and liabilities:
Accounts receivable	(8,391)	3,574	(10,434)
Prepaid expenses and other assets	(113)	781	(1,038)
Accounts payable and accrued expenses	14,574	(3,740)	4,694

Net cash provided by (used for) operating activities	11,586	3,025	(1,547)

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,108)	(1,858)	(1,839)
Investment in Axicom	—	—	(1,000)
Proceeds from sale of marketable securities	—	—	409
Insurance proceeds	130	—	—

Net cash used in investing activities	(978)	(1,858)	(2,430)

Cash flows from financing activities:
Purchase of treasury stock	(3,779)	(1,833)	(59)
Principal payments on notes payable	(287)	(740)	(740)
Naviant organization costs	—	—	(75)
Issuance of preferred stock of Naviant	—	375	3,375
Issuance of common stock	147	479	35

Net cash (used in) provided by financing activities	(3,919)	(1,719)	2,536

Net increase (decrease) in cash and cash equivalents	6,689	(552)	(1,441)
Cash and cash equivalents at beginning of period	11,165	11,717	13,158

Cash and cash equivalents at end of period	$17,854	$11,165	$11,717

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$42	$65	$123

Income taxes	$2,027	$2,872	$3,666

Supplemental schedule of noncash financing activities:
Reduction of guaranteed ESOP loan	$—	$—	$(778)

The accompanying notes are an integral part of these consolidated financial statements.

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements

(1) Summary of Significant Accounting Policies

  (a) Basis of reporting

      MRJ Technology Solutions (the Company) is the trade name for MRJ Group, Inc. and its wholly owned subsidiary, MRJ, Inc. (MRJ). The consolidated financial statements include the accounts of MRJ Group, Inc. and its subsidiaries, MRJ and Naviant Technology Solutions, Inc., (Naviant). All intercompany transactions and balances have been eliminated. Certain prior period amounts have been reclassified to conform with current period presentation.

  (b) Revenue recognition

      Contract revenues are recorded using the percentage of completion method of accounting in which revenues are recorded for costs, as incurred, plus a proportion of the profit expected to be realized on a contract in the ratio that costs incurred to date bear to the total estimated costs at completion. To the extent that costs at completion are estimated to exceed contract price, provisions for anticipated losses are recognized. Contract costs for certain contracts, including applicable indirect costs, are subject to audit and adjustment resulting from negotiations between the Company and U.S. Government representatives. Revenues for such contracts have been recorded in amounts that are expected to be realized upon final settlement. Final settlement has been reached for all years through 1993.

  (c) Fiscal year

      The Company’s fiscal year ends on the Friday closest to July 31.

  (d) Cash and cash equivalents

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  (e) Equipment and leasehold improvements

      Equipment and leasehold improvements are recorded at cost. Depreciation is provided using the straight-line method over estimated useful lives of five to seven years for office furniture and equipment and five years for computer and related equipment. Leasehold improvements are amortized over the shorter of service lives or the remaining terms of the leases. Long-lived assets held and used by the Company are reviewed for impairment whenever changes in circumstances indicate the carrying value of an asset may not be recoverable.

  (f) Research and development

      Research and development costs of $424,000, $1,929,000, and $512,000 for 1999, 1998, and 1997, respectively, are included in selling, general and administrative expenses on the Consolidated Statements of Income.

  (g) Intangible assets arising from acquisitions

      The excess purchase price paid over net assets acquired is amortized on a straight-line basis over the expected period of recoverability, generally one to five year periods. Intangible assets are reviewed for impairment whenever changes in circumstances indicate the carrying value of an asset may not be recoverable.

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

  (h) Net income per share

      Basic net income per share is computed by dividing net income available to common stockholders by the weighted average number of shares of common stock outstanding. Diluted net income per share is computed similar to basic net income per share except that the weighted average number of shares of common stock outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

  (i) Stock-based compensation

      In accordance with the provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-based Compensation,” the Company applies Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its plans and recognizes compensation expense for its employee stock-based compensation plans based upon the intrinsic value method. Under APB 25, compensation cost is measured as the excess, if any, of the market price of the Company’s common stock at the date of grant over the exercise price of the option granted. Compensation cost, if any, is recognized over the vesting period of the respective options. The Company provides additional pro forma disclosures as required under SFAS 123 (See Note 11).

  (j) Income taxes

      The Company accounts for the tax effects of timing differences between financial reporting and taxable income using the asset and liability approach. This approach requires the recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences between carrying amounts and tax basis of assets and liabilities. The Company assesses valuation allowances in accordance with Statement of Financial Accounting Standards No. 109 (SFAS 109), “Accounting for Income Taxes.” The Company continually assesses the adequacy of any such allowances.

  (k) Segment reporting

      During 1999, the Company adopted Statement of Financial Accounting Standards No. 131 (SFAS 131), “Disclosures about Segments of an Enterprise and Related Information.” Segment information is presented based on the management approach which designates the internal reporting that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. Disclosure related to products and services, geographic areas and major customers is provided (see Note 14).

  (l) Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that effect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.

(2) Minority Interest in Naviant

      In May 1997, the Company formed Naviant Technology Solutions, a wholly owned subsidiary, and transferred substantially all of the assets and liabilities of the Company’s Enterprise Systems division to Naviant. Naviant sold preferred stock Series A convertible into 25% of the common stock of Naviant at the option of the preferred stockholders for $3,375,000 to outside investors which is included in minority interest.

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

      In June 1998, the Company and the outside investors contributed an additional $1,125,000 and $375,000, to Naviant, respectively. As a result, Naviant issued 1,500,000 shares of preferred stock Series B, of which 1,125,000 shares were issued to the Company and 375,000 shares were issued to outside investors. The $375,000 investment by the outside investors is included in minority interest. Series B shares are redeemable by the holders at $1 per share upon Naviant achieving certain financial ratios. The additional contributions did not result in a change in the ownership percentage.

      The convertible preferred stock provides certain rights to the holders including registration, co-sale, anti-dilution, voting, and other protective provisions. In addition, the investors are entitled to appoint two out of seven directors of Naviant.

      As discussed in Note 15, in connection with the sale of MRJ to Veridian Corporation, Naviant was divested from the Company through a taxable dividend of Naviant stock to the existing shareholders of the Company.

(3) Accounts Receivable

      Accounts receivable consist of the following:

	July 30, 1999	July 31, 1998

Billed	$32,896,000	$22,553,000
Unbilled	4,795,000	7,120,000

	37,691,000	29,673,000
Allowance for possible contract losses	(2,236,000)	(2,609,000)

	$35,455,000	$27,064,000

      Included in billed receivables is $16,276,000 and $8,854,000 in 1999 and 1998, respectively, which represents revenues recognized in July and subsequently billed in August. Included in unbilled receivables is $684,000 and $1,379,000 in 1999 and 1998, respectively, which represents contract retainages. Contract retainages are billed following completion of projects and subsequent audits by U.S. Government representatives. Consequently, the timing of collection of these contract retainages are outside the Company’s control and may not be collected within one year.

(4) Equipment and Leasehold Improvements

      Equipment and leasehold improvements consist of the following:

	July 30, 1999	July 31, 1998

Computer equipment	$9,065,000	$8,643,000
Furniture and fixtures	2,338,000	2,035,000
Leasehold improvements	862,000	783,000

	12,265,000	11,461,000
Accumulated depreciation and amortization	(8,253,000)	(7,033,000)

	$4,012,000	$4,428,000

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

(5) Intangible and Other Assets

      Intangible and other assets consist of the following:

	July 30, 1999	July 31, 1998

Debt acquisition and other costs	$81,000	$147,000
Cost in excess of net assets acquired	1,370,000	1,370,000

	1,451,000	1,517,000
Accumulated depreciation and amortization	(1,400,000)	(1,393,000)

	$51,000	$124,000

(6) Accounts Payable and Accrued Expenses

      Accounts payable and accrued expenses consist of the following:

	July 30, 1999	July 31, 1998

Trade accounts payable	$16,804,000	$7,642,000
Accrued salaries and wages	11,959,000	9,186,000
Other accrued expenses	462,000	240,000

	$29,225,000	$17,068,000

(7) Financing Arrangements

      The Company has a $5,000,000 line-of-credit agreement with a bank which expires December 31, 1999. The line-of-credit bears interest at the bank’s prime interest rate or, at the Company’s option, the London Interbank Offered Rate (LIBOR) plus 1.75%. The agreement requires a payment of 0.375 percent of the average unused portion of the line of credit. The Company intends to use the line-of-credit to finance accounts receivable and provide for short-term cash needs. The Company obtained a $700,000 letter-of-credit from the bank as discussed in Note 12 which reduces the line-of-credit available to the Company to $4,300,000 under the terms of the agreement. To date there have been no borrowings under this line.

      On November 7, 1997, Naviant entered into a $1,500,000 revolving line of credit to be used for working capital purposes subject to certain borrowing limitations based on accounts receivable. The facility is payable on demand within two days notice and bears interest at prime plus 1.0% (9% at July 30, 1999). The facility is secured by substantially all of Naviant’s assets. Naviant borrowed $200,000 on the line of credit during the year and no amount is outstanding as of July 30, 1999.

      The Company also has a variable rate term loan with the bank which matured in November 1998.

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

      Long-term debt consists of the following:

	July 30, 1999	July 31, 1998

Term loan with a bank, with monthly principal and interest payments through November 1998, bearing interest at 7.69% at July 31, 1998	$—	$246,000
Capital lease with monthly principal and interest payments through January 31, 2002, bearing interest at 10.6% at July 30, 1999	155,000	—
Other notes payable and capital leases at various rates	16,000	16,000

	171,000	262,000

Current portion of long-term debt	(78,000)	(262,000)

	$93,000	$—

(8) Income Taxes

      The provision for income taxes consists of the following:

	Year ended	Year ended	Year ended
	July 30, 1999	July 31, 1998	August 1, 1997

Current provision
Federal	$3,784,000	$3,683,000	$2,531,000
State	721,000	702,000	560,000

	4,505,000	4,385,000	3,091,000

Deferred (benefit) provision
Federal	(425,000)	(1,012,000)	(361,000)
State	(81,000)	(193,000)	(78,000)

	(506,000)	(1,205,000)	(439,000)

Provision for income taxes	$3,999,000	$3,180,000	$2,652,000

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

      Deferred income taxes consist of the following:

	July 30, 1999	July 31, 1998	August 1, 1997

Deferred tax assets:
Current:
Allowance for contract losses	$524,000	$454,000	$574,000
Accrued expenses	1,059,000	1,038,000	1,094,000

	1,583,000	1,492,000	1,668,000

Noncurrent:
Compensation costs	911,000	630,000	667,000
Investments	309,000	417,000	571,000
Net operating losses — Naviant	2,174,000	1,629,000	367,000
Valuation allowance	(2,220,000)	(1,675,000)	(672,000)

	1,174,000	1,001,000	933,000

Total deferred tax assets	2,757,000	2,493,000	2,601,000

Deferred tax liabilities:
Current:
Unbilled revenue	761,000	993,000	2,301,000
Other	82,000	60,000	24,000

	843,000	1,053,000	2,325,000

Noncurrent:
Depreciation	321,000	353,000	394,000

Total deferred tax liabilities	1,164,000	1,406,000	2,719,000

Net deferred asset (liability)	$1,593,000	$1,087,000	$(118,000)

      The valuation allowance represents reserves for income tax benefits which management believes are uncertain to be obtained in future years. The valuation allowance relates primarily to operating losses incurred by Naviant that will not result in a tax benefit until such time as Naviant produces taxable income.

      Income tax expense varies from the amount of income taxes determined by applying the statutory federal income tax rates due to the following:

	Year ended	Year ended	Year ended
	July 30, 1999	July 31, 1998	August 1, 1997

Statutory federal income tax rate	34.0%	34.0%	34.0%
State taxes, net of federal income tax benefit	5.7	4.5	4.9
Amortization of excess costs over acquired net assets	0.3	1.7	1.0
Net operating losses unable to be utilized	4.9	28.8	—
Nondeductible acquisition expenses	3.3	—	—
Other, net	(0.4)	(0.3)	0.8

Effective tax rate	47.8%	68.7%	40.7%

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

(9) Benefit Plans

      The Company has an Employee Stock Ownership Plan (ESOP) in which substantially all employees are permitted to participate. The Company makes annual contributions to the ESOP to allow the ESOP to meet its stock repurchase obligations. The ESOP provides for fixed company contributions and discretionary contributions as determined by the Company. Contributions in excess of the ESOP’s stock repurchase obligations are invested as determined by the ESOP. Shares of the Company’s common stock which may ultimately be distributed by the ESOP to participants carry certain limited provisions for repurchase by the Company. In 1999 and 1998, 50,806 shares and 14,912 shares of the Company’s common stock were distributed by the ESOP, respectively. In 1999, the Company purchased 51,553 shares distributed by the ESOP for $1,860,000 as required by the Company’s agreement with the ESOP. ESOP expense was $3,587,000 for 1999, $3,292,000 for 1998, and $3,117,000 for 1997 as determined using the shares allocated methodology.

      The Company has various incentive compensation plans which provide for bonus payments based on Company performance pursuant to prescribed formulas and discretionary payments. Incentive compensation plans expenses were $3,147,000 for 1999, $394,000 for 1998, and $3,713,000 for 1997.

      The Company has a Supplemental Executive Retirement Plan (SERP) which provides for the deferral of Company contributions in lieu of ESOP contributions due to statutory limitation on contributions to qualified plans. The SERP also provides for the deferral of compensation for certain eligible employees. Deferred compensation expense was $121,000 for 1999, $120,000 for 1998, and $118,000 for 1997.

(10) Earnings Per Share

      The following is a reconciliation of the numerators and denominators of Basic Net Income Per Share and Diluted Net Income Per Share:

	Year ended	Year ended	Year ended
	July 30, 1999	July 31, 1998	August 1, 1997

Basic Net Income Per Share:
Income (numerator):
Net income	$4,359,000	$1,451,000	$3,857,000
Shares (denominator):
Weighted-average basic shares outstanding	2,194,000	2,253,000	2,279,000
Basic Net Income Per Share	$1.99	$0.64	$1.69
Diluted Earnings Per Share:
Income (numerator):
Net income	$4,359,000	$1,451,000	$3,857,000
Shares (denominator):
Weighted-average basic shares outstanding	2,194,000	2,253,000	2,279,000
Add: Options	123,000	115,000	104,000
Total Weighted-average basic shares outstanding	2,317,000	2,368,000	2,383,000
Diluted Net Income Per Share	$1.88	$0.61	$1.62

(11) Stockholders’ Equity

      The Company has a stock option plan (Plan) which allows certain employees and directors to receive stock options to purchase up to 450,000 shares of Class B common stock at varying prices. Options

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

granted under this Plan become fully vested over varying periods and in some cases include provisions for acceleration if certain performance goals are met. Options expire 10 years from the date of the grant.

      Stock option activity under the plan is presented as follows:

		Weighted
		Average
	Option	Exercise
	Shares	Price

Outstanding at August 2, 1996	92,223	$3.14
Granted	180,517	$18.84

Outstanding at August 1,1997	272,740	$13.53
Granted	69,102	$22.13
Exercised	(21,975)	$3.34

Outstanding at July 31, 1998	319,867	$16.09
Granted	85,000	$35.40
Exercised	(6,605)	$3.81

Outstanding at July 30, 1999	398,262	$20.42

Exercisable at July 30, 1999	124,262	$4.96

				Options Excercisable at
	Options Outstanding at July 30, 1999			July 30, 1999

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Price	Outstanding	Life	Price	Outstanding	Price

$1.90 – $2.72	37,975	5.2	$2.58	37,975	$2.58
$3.95 – $5.24	56,185	6.7	$4.51	56,185	$4.51
$7.52	26,302	8.3	$7.52	26,302	$7.52
$17.03 – $18.03	3,800	9.5	$17.69	3,800	$17.69
$21.61	150,000	7.3	$21.61	—	—
$31.36 – $36.05	124,000	9.1	$34.46	—	—

	398,262			124,262	$4.96

      Naviant has a stock option plan (Naviant Plan) which allows certain employees and directors to receive stock options to purchase up to 1,800,000 shares of common stock at varying prices which represents up to 10% ownership in Naviant. Options granted under the Naviant Plan become fully vested over varying periods and expire 10 years from the date of the grant.

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

      Stock option activity under the Naviant Plan is presented as follows:

		Weighted
		Average
	Option	Exercise
	Shares	Price

Outstanding at August 2, 1996	—	$—
Granted	979,200	$1.00

Outstanding at August 1, 1997	979,200	$1.00
Granted	1,012,000	$1.00
Canceled	(666,200)	$1.00

Outstanding at July 31, 1998	1,325,000	$1.00
Granted	922,000	$1.00
Canceled	(447,000)	$1.00

Outstanding at July 30, 1999	1,800,000	$1.00

Exercisable at July 30, 1999	327,650	$1.00

      If the Company had elected to recognize compensation expense based upon the fair value at the grant dates for stock option awards granted in 1999, 1998 and 1997, consistent with the methodology prescribed by SFAS No. 123, net income and net income per share in 1999, 1998 and 1997 would have been reported at the pro forma amounts indicated below:

	Year ended	Year ended	Year ended
	July 30, 1999	July 31, 1998	August 1, 1997

Net income
As reported	$4,359,000	$1,451,000	$3,857,000
Pro forma	$3,985,000	$1,161,000	$3,684,000
Net income per share
As reported
Basic	$1.99	$0.64	$1.69
Diluted	$1.88	$0.61	$1.62
Pro forma
Basic	$1.82	$0.52	$1.62
Diluted	$1.72	$0.49	$1.55

      The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for 1999, 1998 and 1997: no dividend yields, no volatility, risk free interest rates of 5.9%, 5.8% and 6.2%, respectively, and expected lives of ten years.

      Historically, compensation for nonemployee members of the Company’s Board of Directors included 100 shares of Company stock for each quarter served. Effective May 1, 1998, Director compensation was changed to include 200 options to purchase Class B Common Stock per quarter, which replaced the previous stock grant. Compensation expense for non-employee members of the Board of Directors totaled $53,000 in 1999 for 3,000 options earned and granted; $50,000 in 1998 for 1,200 shares earned and issued and 800 options earned and granted; and $35,000 in 1997 for 1,600 shares earned and issued.

      In connection with the September 7, 1999 Veridian acquisition discussed in Note 15, and in accordance with the MRJ stock option plan, all MRJ stock options became immediately vested upon transfer of control to Veridian Corporation. In addition, all MRJ stock options were acquired by Veridian in connection with the acquisition. The Naviant stock options were not affected by this change in control.

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

(12) Commitments And Contingencies

  (a) Leases

      The Company leases its office space and certain equipment. Future minimum lease payments at July 30, 1999 under noncancellable operating leases and capital leases with terms in excess of one year are as follows:

	Operating	Capital
	Leases	Lease

2000	$3,598,000	$69,000
2001	3,053,000	75,000
2002	2,646,000	31,000
2003	2,186,000	—
2004	1,267,000	—
Thereafter	1,459,000	—

	$14,209,000	$175,000

Less: Amounts representing interest		(20,000)

Present value of minimum lease payments		$155,000

      Rent expense was $3,205,000 for 1999, $2,782,000 for 1998 and $2,131,000 for 1997.

      At July 30, 1999, the Company had an unused, outstanding letter of credit with a commercial bank in the amount of $700,000 related to its lease agreement for office space. The letter of credit expired August 1999 (see Note 7).

  (b) Other

      The Company is not currently involved in any litigation. Certain current matters viewed as having litigation potential would not, in the opinion of management, have a material adverse effect on the financial position or operating results of the Company.

(13) Other Expense

      Other expense consists of the following:

	Year ended	Year ended	Year ended
	July 30, 1999	July 31, 1998	August 1, 1997

Loss on marketable securities	$—	$—	$(286,000)
Equity interest in Axicom’s loss	—	(400,000)	(591,000)
Other	—	—	(28,000)

	$—	$(400,000)	$(905,000)

      The equity interest in Axicom’s loss represents the Company’s loss related to its 45% equity interest in Axicom, Inc. Axicom discontinued operations in 1998, and accordingly the asset value was reduced to $0.

(14) Segment Information

      The Company aggregates its client contracts by operating subsidiary for management reporting purposes. MRJ provides information technology consulting and engineering consulting services mainly to Government agencies. Naviant provides these services to commercial customers.

      The Company uses operating income, which consists of segment revenues less contract costs and selling, general and administrative expenses, to measure segment profit or loss. Segment operating income excludes interest expense, interest revenue, and taxes.

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

      The following is summarized financial information concerning the reportable segments as of and for the years ended July 30, 1999, July 31 1998, and August 1, 1997, respectively:

	MRJ	Naviant	Total

1999
Revenue	$141,831,000	$9,997,000	$151,828,000
Operating income (loss)	9,291,000	(1,214,000)	8,077,000
Property and equipment, net	3,077,000	935,000	4,012,000
Capital expenditures	759,000	349,000	1,108,000
Depreciation and amortization	1,184,000	479,000	1,663,000
1998
Revenue	$120,348,000	$14,916,000	$135,264,000
Operating income (loss)	8,058,000	(3,374,000)	4,684,000
Property and equipment, net	3,432,000	996,000	4,428,000
Capital expenditures	1,610,000	248,000	1,858,000
Depreciation and amortization	1,341,000	423,000	1,764,000
1997
Revenue	$113,431,000	$14,005,000	$127,436,000
Operating income (loss)	8,029,000	(1,015,000)	7,014,000
Property and equipment, net	2,875,000	1,164,000	4,039,000
Capital expenditures	1,600,000	239,000	1,839,000
Depreciation and amortization	1,008,000	87,000	1,095,000

      Approximately 91%, 87%, and 89% of revenue is derived from contracts with agencies of the U.S. Government for 1999, 1998, and 1997, respectively. All assets are located in, and all revenues are derived in the United States of America.

(15) Acquisition by Veridian Corporation

      Effective September 7, 1999, Veridian Corporation (Veridian) acquired all of the outstanding shares of Common Stock and options to purchase shares of Common Stock of the Company in a cash transaction for $125,000,000. As part of this transaction, Naviant was divested from the Company through a taxable dividend of Naviant stock to the existing shareholders of the Company prior to the effective date of the agreement. Additionally, as a result of this agreement, the ESOP was terminated.

MRJ TECHNOLOGY SOLUTIONS

Notes to Consolidated Financial Statements — (Continued)

(16) Quarterly Results (Unaudited)

      The following is a summary of the unaudited quarterly results for 1999 and 1998:

	Quarters

	First	Second	Third	Fourth

1999
Revenues	$31,898,000	$32,576,000	$41,860,000	$45,494,000
Operating income	1,642,000	1,622,000	3,307,000	1,506,000
Net income	923,000	1,032,000	1,973,000	431,000
Net income per share
Basic	$0.41	$0.46	$0.92	$0.20
Diluted	$0.39	$0.44	$0.87	$0.18
1998
Revenues	$33,047,000	$33,080,000	$34,773,000	$34,364,000
Operating income	1,398,000	1,408,000	1,705,000	173,000
Net income (loss)	668,000	843,000	567,000	(627,000)
Net income (loss) per share
Basic	$0.29	$0.37	$0.25	$(0.27)
Diluted	$0.28	$0.35	$0.24	$(0.27)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

      The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. We will pay all expenses of issuance and distribution. Each amount, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. (“NASD”) and the NYSE application and listing fees, is estimated.

Securities and Exchange Commission registration fee		$16,100
NASD filing fee		$18,000
NYSE application and listing fee	$		*
Transfer agent’s and registrar’s fees and expenses	$		*
Printing and engraving expenses	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Miscellaneous	$		*

Total	$		*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

      A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation’s request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct (i) by the stockholders, (ii) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (iii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iv) by independent legal counsel in a written opinion, if there are no such disinterested directors, or if such disinterested directors so direct. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      The Company has obtained an insurance policy providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The Company has entered into separate indemnification agreements with each of its directors which may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Delaware law.

      The certificate of incorporation of Veridian Corporation provides that indemnification shall be to the fullest extent permitted by the Delaware General Corporation Law for all current or former directors or officers of Veridian.

      As permitted by the Delaware General Corporation Law, the certificate of incorporation provides that current or former directors of Veridian shall have no personal liability to Veridian or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to Veridian or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which a director derived an improper personal benefit.

      Reference is made to Item 17 for Veridian’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 15.     Recent Sales of Unregistered Securities

      Class A common stock. On September 7, 1999, we sold 5,502,500 shares of our Class A common stock to Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., Monitor Company, Inc. (now Monitor Company Group Limited Partnership), CIBC WG Argosy Merchant Fund 2, L.L.C., Co-Investment Merchant Fund 3, LLC and Texas Growth Fund II  — 1998 Trust. The aggregate offering price of the Class A common stock was $109,994,200 and the aggregate discount was $5,800. We also received services valued at $50,000 in connection with the sale of our Class A common stock. This transaction was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Section 4(2) and Regulation D promulgated thereunder, as a transaction involving an accredited investor. The registrant believes that exemptions other than the foregoing exemption may exist for this transaction.

      Series A redeemable preferred stock. On September 7, 1999, we sold 40,000 shares of our Series A redeemable preferred stock and 589,414 warrants to purchase 589,414 shares of our Class B common stock to CIBC World Markets Corp. and First Union Investors, Inc. The aggregate offering price of the Series A redeemable preferred stock and associated warrants was $40,000,000. This transaction was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Section 4(2) and Regulation D promulgated thereunder, as a transaction involving only accredited investors. The registrant believes that exemptions other than the foregoing exemption may exist for this transaction.

      Senior Subordinated Increasing Rate Notes. On September 7, 1999, we issued $175,000,000 of our senior subordinated increasing rate notes to CIBC World Markets Corp. and First Union Investors, Inc. and 959,902 warrants to purchase 959,902 shares of our Class B common stock to United States Trust Company of New York, as escrow agent, for subsequent release to others under certain conditions. Those conditions have not been met and the warrants have been returned to us. This transaction was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Section 4(2) and Regulation D promulgated thereunder, as a transaction involving only accredited investors. The registrant believes that exemptions other than the foregoing exemption may exist for this transaction.

      14.50% Senior Subordinated Notes. On September 14, 2000, we issued $95,000,000 14.50% senior subordinated notes due July 31, 2008 and 613,451 warrants to purchase shares of our Class B common stock to The Northwestern Mutual Life Insurance Company, J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., First Union Investors, Inc., A.G. Investment Advisory Services, Inc., American General Life and Accident Insurance Company and Magnetite Asset Investors, L.L.C. This transaction was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Section 4(2) and Regulation D promulgated thereunder, as a transaction involving only accredited investors. The registrant believes that exemptions other than the foregoing exemption may exist for this transaction. Until September 7, 2010, each warrant holder will be entitled to receive the number of fully paid and nonassessable shares of Class B common stock that the holder may at that time be entitled to receive on the exercise of the warrants and payment of the $.0001 exercise price, which is subject to adjustment.

      Stock Incentive Plans. Since January 1, 1999, 24,614 shares of our Class B common stock have been purchased by our employees through the exercise of outstanding options under our existing stock incentive plans for an aggregate sales price of $186,650. Further, we have sold 681,510 shares of our Class B common stock under the Leadership Stock Purchase Plan to our senior management and other select key employees for an aggregate sales price of $13,196,700. The shares purchased under the Leadership Stock Purchase Plan were purchased through the issuance of a promissory note by the purchaser which bears interest at a rate of 6.05% per annum. These transactions were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 701 promulgated thereunder, as a transaction involving the offer and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation. The registrant believes that exemptions other than the foregoing exemption may exist for this transaction.

      Veridian Retirement Savings Plan. Since January 1, 1999, we have sold 222,393 shares of our Class B common stock to the Veridian Retirement Savings Plan for purchase by our participating employees. The shares were purchased through a combination of employee and employer contributions, vested profit sharing funds, pension rollover money, pretax transfers, rollover money and transfer rollovers totaling approximately $4,303,305. These transactions were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 701 promulgated thereunder, as a transaction involving the offer and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation. The registrant believes that exemptions other than the foregoing exemption may exist for this transaction.

      Director Fees and Annual Retainer Payments in Stock. Since January 1, 1999, we have issued 31,475 shares of our Class B common stock having an aggregate value of $565,012 as payment for the services of the non-employee members of our board of directors. Over the past three years, we have also issued options to purchase 110,000 shares of our Class B common stock as payment for the services of the non-employee members of our board of directors. These transactions were undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 701 promulgated thereunder, as a transaction involving the offer and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation. The registrant believes that exemptions other than the foregoing exemption may exist for these transactions.

      Stock Exchange. On April 16, 1999, we issued 120,893 shares of our Class B common stock in exchange for 130,923 shares of common stock of Veridian Systems, Inc., one of our subsidiaries. We also issued options to purchase 36,086 shares of our Class B common stock in exchange for options to purchase 39,080 shares of common stock of Veridian Systems, Inc. The stock exchange was effectuated to eliminate the minority shareholders of Veridian Systems, Inc. The Veridian Systems, Inc. shares and options to purchase shares were exchanged for our Class B shares and options to purchase shares at an exchange rate of .92340. This transaction was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Section 4(2) promulgated thereunder. The registrant believes that exemptions other than the foregoing exemption may exist for these transactions.

      Consulting Payments. On April 26, 2000, we issued 12,920 shares of our Class B common stock having a value of $250,002 in exchange for business development, strategic planning and other management consulting services rendered by Monitor Company Group Limited Partnership or its predecessor. This transaction was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 701 promulgated thereunder, as a transaction involving the offer and sale of securities pursuant to certain compensatory benefit plans and contracts relating to compensation. The registrant believes that exemptions other than the foregoing exemption may exist for these transactions.

      The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the stock certificates and instruments issued in such transactions. All recipients either received adequate information or had access, through their employment or other relationships with the registrant, to such information about the registrant. For additional information regarding these equity investment transactions, see the section entitled “Certain Relationships and Related Transactions” in the prospectus.

Item 16.     Exhibits and Financial Statement Schedules

      (a) Exhibits

      The following is a list of exhibits filed as part of this Registration Statement. Where so indicated by footnote, exhibits which were previously filed are incorporated by reference.

Exhibit
No.	Description

1.1	Form of Underwriting Agreement.*
3.1	Second Amended and Restated Certificate of Incorporation of Veridian Corporation.*
3.2	Restated Bylaws of Veridian Corporation.*
4.1	Specimen of Common Stock Certificate.*
5.1	Opinion of Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P.*
10.1	Amended and Restated Credit Agreement, dated September 14, 2000, by and among Veridian Corporation, Heller Financial, Inc., Bank of America, N.A., First Union National Bank, Bank of America Securities, L.L.C. and First Union Securities, Inc.†
10.2	First Amendment, dated October 26, 2001, to Amended and Restated Credit Agreement, dated September 14, 2000, among Veridian Corporation, Heller Financial, Inc., Bank of America, N.A., First Union National Bank, Bank of America Securities, L.L.C. and First Union Securities, Inc.†
10.3	Reaffirmation of Documents, dated as of September 14, 2000, by and among Veridian Corporation, Veridian Engineering, Inc., Pacific-Sierra Research Corporation, Veridian Systems Incorporated, MRJ Group, Inc., Veridian ERIM International, Inc., Veridian Information Solutions, Inc., Corporation for Studies and Analysis, First Union National Bank and the lenders party to the Credit Agreement.†
10.4	Pledge Agreement and Irrevocable Proxy, dated as of September 7, 1999, among Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†
10.5	Security Agreement, dated as of September 7, 1999, among Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†
10.6	Guarantor Pledge Agreement and Irrevocable Proxy, dated as of September 7, 1999, among Pacific-Sierra Research Corporation, Veridian Engineering, Inc., Veridian Systems Incorporated, MRJ Group, Inc., ERIM International, Inc., Trident Data Systems, Inc., Corporation for Studies and Analysis, MRJ, Inc., New Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†

Exhibit
No.	Description

10.7	Form of Guarantor Security Agreement, dated as of September 7, 1999.†
10.8	Collateral Assignment of Representations, Warranties and Covenants, dated as of September 7, 1999, among Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†
10.9	Collateral Assignment of Indemnification for Representations, Warranties and Covenants, dated as of September 7, 1999, among Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†
10.10	Form of Patent Security Agreement.†
10.11	Form of Trademark Security Agreement.†
10.12	Master Equityholders Agreement, dated September 14, 2000, by and among Veridian Corporation, Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., CIBC WG Argosy Merchant Fund 3, L.L.C., Texas Growth Fund II — 1998 Trust, Argotyche, L.P., Santaeus, L.P., David H. Langstaff, Monitor Company Group Limited Partnership, Monitor Consulting, L.P., First Union Investors, Inc., The Northwestern Mutual Life Insurance Company, A.G. Investment Advisory Services, Inc., Merit Life Insurance Co., Lincoln National Life Insurance Company, J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., American General Life and Accident Insurance Company and Magnetite Asset Investors, L.L.C.*
10.13	Employment Agreement of David H. Langstaff.†
10.14	Employment Agreement of Jerald S. Howe, Jr.†
10.15	Employment Agreement of Dr. Robert M. Farrell.†
10.16	Employment Agreement of James P. Allen.†
10.17	Employment Agreement of Ronald C. Jones.†
10.18	Amended and Restated Warrant Agreement.*
10.19	Calspan SRL Corporation 1995 Stock Incentive Plan.†
10.20	Veda International, Inc. Stock Option Plan.†
10.21	Veridian Corporation 1998 Stock Incentive Plan.†
10.22	Veridian Corporation 2000 Stock Incentive Plan.†
10.23	Amended and Restated Veridian Retirement Savings Plan.*
21.1	List of Subsidiaries of Veridian Corporation.†
23.1	Independent Auditors’ Report and Consent of KPMG LLP.†
23.2	Consent of PricewaterhouseCoopers LLP.†
23.3	Consent of Block, Plant, Eisner, Fiorito, and Belak-Berger.†
23.4	Consent of Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P. (contained in Exhibit 5.1 hereto).*
24.1	Power of Attorney for Michael A. Bell.†
24.2	Power of Attorney for Dr. Joel S. Birnbaum.†
24.3	Power of Attorney for James J. Kozlowski.†
24.4	Power of Attorney for Lynn Amato Madonna.†
24.5	Power of Attorney for Dr. Sally K. Ride.†
24.6	Power of Attorney for Charles J. Simons.†

*	To be filed by amendment.

† Filed herewith.

      (b) Financial Statement Schedules

      Schedule II Valuation and Qualifying Accounts

Item 17.     Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 14 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on March 4, 2002.

VERIDIAN CORPORATION

By:	/s/ DAVID H. LANGSTAFF

David H. Langstaff
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities indicated on March 4, 2002:

Name	Title

/s/ DR. JOSEPH P. ALLEN, IV Dr. Joseph P. Allen, IV	Chairman of the Board of Directors

/s/ DAVID H. LANGSTAFF David H. Langstaff	President, Chief Executive Officer and Vice Chairman of the Board of Directors (Principal Executive Officer)

/s/ JAMES P. ALLEN James P. Allen	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Michael A. Bell	Director
* Dr. Joel S. Birnbaum	Director
* James J. Kozlowski	Director
* Lynn Amato Madonna	Director
* Dr. Sally K. Ride	Director
* Charles J. Simons	Director

*By: /s/ JERALD S. HOWE, JR. Attorney in Fact

Schedule II

Valuation and Qualifying Accounts

      Activity in the Company’s allowance accounts for the years ended December 31, 1999, 2000 and 2001 was as follows:

Doubtful Accounts

		Additions

	Balance at	Charged to	Charged to		Balance at
Period	Beginning of Period	Costs and Expenses	Other Accounts	Deductions	End of Period

1999	$2,032	171	2,376	(737)	3,842
2000	3,842	679	—	(1,981)	2,540
2001	2,540	1,389	—	(1,679)	2,250

Reserve for Excess or Obsolete Inventory

		Additions

	Balance at	Charged to	Charged to		Balance at
Period	Beginning of Period	Costs and Expenses	Other Accounts	Deductions	End of Period

1999	$200	167	118	(267)	218
2000	218	133	158	(175)	334
2001	334	69	—	(82)	321

Deferred Tax Valuation Allowance

Additions

	Balance at	Charged to	Charged to		Balance at
Period	Beginning of Period	Costs and Expenses	Other Accounts	Deductions	End of Period

1999	8,648	—	(8,648)	—	—
2000	—	—	—	—	—
2001	—	—	—	—	—

S-1

EXHIBIT INDEX

Exhibit
No.	Description

1.1	Form of Underwriting Agreement.*
3.1	Second Amended and Restated Certificate of Incorporation of Veridian Corporation.*
3.2	Restated Bylaws of Veridian Corporation.*
4.1	Specimen of Common Stock Certificate.*
5.1	Opinion of Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P.*
10.1	Amended and Restated Credit Agreement, dated September 14, 2000, by and among Veridian Corporation, Heller Financial, Inc., Bank of America, N.A., First Union National Bank, Bank of America Securities, L.L.C. and First Union Securities, Inc.†
10.2	First Amendment, dated October 26, 2001, to Amended and Restated Credit Agreement, dated September 14, 2000, among Veridian Corporation, Heller Financial, Inc., Bank of America, N.A., First Union National Bank, Bank of America Securities, L.L.C. and First Union Securities, Inc.†
10.3	Reaffirmation of Documents, dated as of September 14, 2000, by and among Veridian Corporation, Veridian Engineering, Inc., Pacific-Sierra Research Corporation, Veridian Systems Incorporated, MRJ Group, Inc., Veridian ERIM International, Inc., Veridian Information Solutions, Inc., Corporation for Studies and Analysis, First Union National Bank and the lenders party to the Credit Agreement.†
10.4	Pledge Agreement and Irrevocable Proxy, dated as of September 7, 1999, among Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†
10.5	Security Agreement, dated as of September 7, 1999, among Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†
10.6	Guarantor Pledge Agreement and Irrevocable Proxy, dated as of September 7, 1999, among Pacific-Sierra Research Corporation, Veridian Engineering, Inc., Veridian Systems Incorporated, MRJ Group, Inc., ERIM International, Inc., Trident Data Systems, Inc., Corporation for Studies and Analysis, MRJ, Inc., New Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†
10.7	Form of Guarantor Security Agreement, dated as of September 7, 1999.†
10.8	Collateral Assignment of Representations, Warranties and Covenants, dated as of September 7, 1999, among Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†
10.9	Collateral Assignment of Indemnification for Representations, Warranties and Covenants, dated as of September 7, 1999, among Veridian Corporation, First Union National Bank and the lenders party to the Credit Agreement.†
10.10	Form of Patent Security Agreement.†
10.11	Form of Trademark Security Agreement.†
10.12	Master Equityholders Agreement, dated September 14, 2000, by and among Veridian Corporation, Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., CIBC WG Argosy Merchant Fund 3, L.L.C., Texas Growth Fund II — 1998 Trust, Argotyche, L.P., Santaeus, L.P., David H. Langstaff, Monitor Company Group Limited Partnership, Monitor Consulting, L.P., First Union Investors, Inc., The Northwestern Mutual Life Insurance Company, A.G. Investment Advisory Services, Inc., Merit Life Insurance Co., Lincoln National Life Insurance Company, J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Market Value Fund, L.P., American General Life and Accident Insurance Company and Magnetite Asset Investors, L.L.C.*
10.13	Employment Agreement of David H. Langstaff.†

Exhibit
No.	Description

10.14	Employment Agreement of Jerald S. Howe, Jr.†
10.15	Employment Agreement of Dr. Robert M. Farrell.†
10.16	Employment Agreement of James P. Allen.†
10.17	Employment Agreement of Ronald C. Jones.†
10.18	Amended and Restated Warrant Agreement.*
10.19	Calspan SRL Corporation 1995 Stock Incentive Plan.†
10.20	Veda International, Inc. Stock Option Plan.†
10.21	Veridian Corporation 1998 Stock Incentive Plan.†
10.22	Veridian Corporation 2000 Stock Incentive Plan.†
10.23	Amended and Restated Veridian Retirement Savings Plan.*
21.1	List of Subsidiaries of Veridian Corporation.†
23.1	Independent Auditors’ Report and Consent of KPMG LLP.†
23.2	Consent of PricewaterhouseCoopers LLP.†
23.3	Consent of Block, Plant, Eisner, Fiorito, and Belak-Berger.†
23.4	Consent of Andrews & Kurth, Mayor, Day, Caldwell & Keeton L.L.P. (contained in Exhibit 5.1 hereto).*
24.1	Power of Attorney for Michael A. Bell.†
24.2	Power of Attorney for Dr. Joel S. Birnbaum.†
24.3	Power of Attorney for James J. Kozlowski.†
24.4	Power of Attorney for Lynn Amato Madonna.†
24.5	Power of Attorney for Dr. Sally K. Ride.†
24.6	Power of Attorney for Charles J. Simons.†

*	To be filed by amendment.

† Filed herewith.